   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1997.



                                                      REGISTRATION NO. 333-34921

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                               SCHLOTZSKY'S, INC.
             (Exact name of registrant as specified in its charter)

             TEXAS                             5812                          74-2654208
(State or other jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
 incorporation or organization)    Classification Code Number)          Identification No.)

                                                                  JOHN C. WOOLEY
                                                       CHAIRMAN OF THE BOARD AND PRESIDENT
             200 WEST FOURTH STREET                           200 WEST FOURTH STREET
              AUSTIN, TEXAS 78701                              AUSTIN, TEXAS 78701
                 (512) 469-7500                                   (512) 469-7500
  (Address, including zip code, and telephone        (Name, address, including zip code, and
   number, including area code, of registrant's                 telephone number,
          principal executive offices)              including area code, of agent for service)

                Please address copies of all correspondence to:


           PHILLIP M. SLINKARD, ESQ.                        DOUGLASS M. RAYBURN, ESQ.
             WILLIAM R. VOLK, ESQ.                             JOHN W. MARTIN, ESQ.
             HUGHES & LUCE, L.L.P.                            BAKER & BOTTS, L.L.P.
         111 CONGRESS AVENUE, SUITE 900                          2001 ROSS AVENUE
              AUSTIN, TEXAS 78701                            DALLAS, TEXAS 75201-2980
                 (512) 482-6800                                   (214) 953-6500


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If the registrant elects to deliver its latest annual report to security-holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this form, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] -------------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


=====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF            AMOUNT TO        OFFERING PRICE         AGGREGATE            AMOUNT OF
    SECURITIES TO BE REGISTERED      BE REGISTERED(1)      PER SHARE(2)      OFFERING PRICE(2)   REGISTRATION FEE(3)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock, no par value..........     2,530,000            $17.75            $44,907,500           $13,608.33
=====================================================================================================================



(1) Includes up to 330,000 shares subject to an over-allotment option granted to Underwriters.


(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.


(3) $14,000 was paid upon the initial filing of the Registration Statement.

                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1993, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 1997


PRELIMINARY PROSPECTUS


                                2,200,000 SHARES


                               SCHLOTZSKY'S, INC.

                                  COMMON STOCK

[SCHLOTZSKY'S, INC. LOGO]
                            ------------------------


     Of the 2,200,000 shares of Common Stock offered hereby, 1,500,000 are being issued and sold by Schlotzsky's, Inc. (the "Company"). The remaining 700,000 shares are being sold by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. See "Principal and Selling Shareholders."



     The Common Stock of the Company is included for quotation in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "BUNZ." On September 5, 1997, the last reported price of the Common Stock on the Nasdaq National Market was $18.25 per share. See "Price Range of Common Stock."

                            ------------------------
       SEE "RISK FACTORS" BEGINNING AT PAGE 6 FOR A DISCUSSION OF CERTAIN
          FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                      OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================
                                                               UNDERWRITING                              PROCEEDS
                                             PRICE TO          DISCOUNTS AND        PROCEEDS TO         TO SELLING
                                              PUBLIC          COMMISSIONS(1)        COMPANY(2)         SHAREHOLDERS
- -----------------------------------------------------------------------------------------------------------------------
Per Share..............................          $                   $                   $                   $
- -----------------------------------------------------------------------------------------------------------------------
Total(3)...............................          $                   $                   $                   $
=======================================================================================================================

(1) See "Underwriting" for a description of the indemnification arrangements with the Underwriters.

(2) Before deducting expenses of this offering payable by the Company estimated to be $400,000.


(3) The Company and certain Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 225,000 additional shares and 105,000 additional shares, respectively, of Common Stock on the same terms and conditions as set forth above solely to cover over-allotments, if any. If all such shares are purchased, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling
    Shareholders will be $        , $        , $        , and $        ,
    respectively. See "Principal and Selling Shareholders" and "Underwriting."

                            ------------------------
     The shares of Common Stock are offered severally by the Underwriters subject to prior sale, when, as, and if received and accepted by them, subject to their right to reject orders in whole or in part and to certain other conditions. It is expected that delivery of certificates representing the Common
Stock will be made on or about             , 1997.

RAYMOND JAMES & ASSOCIATES, INC.
                         MORGAN KEEGAN & COMPANY, INC.
                                                   RAUSCHER PIERCE REFSNES, INC.

               The date of this Prospectus is September   , 1997.

                                   [GRAPHICS]

[Inside front cover]

Photographs of sandwiches, pizzas, salad and soups, with a sample Schlotzsky's Deli menu,

Photograph of Schlotzsky's Deli prototype store exterior and the Schlotzsky's logo. The trademark "Funny Name. Serious Sandwich(R)."

[Inside back cover]

Photograph of Schlotzsky's Deli prototype store interior.

Map of the United States showing the number of stores located in each state as of June 30, 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING (THE "OFFERING") MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

     Schlotzsky's(R) is a registered trademark owned by the Company. All rights are fully reserved.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information set forth herein assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." References in this Prospectus to the "Company" mean the Company, its predecessors, and its and their subsidiaries, unless the context otherwise requires.


                                  THE COMPANY

     The Company is a franchisor of quick service restaurants that feature made-to-order sandwiches with distinctive bread that is baked daily at each location. The Schlotzsky's system currently includes six Company-owned stores and over 600 franchised stores located in 38 states, the District of Columbia and 13 foreign countries. System-wide sales were approximately $142.5 million for 1995, $202.4 million for 1996 and $128.0 million for the first six months of 1997. Average unit volumes were $368,000 in 1995, $410,000 in 1996, $199,000 for the first six months of 1996 and $221,000 for the first six months of 1997. From January 1, 1995 to June 30, 1997, the number of stores increased from 353 to 612.

     Schlotzsky's stores feature sandwiches made with unique Baked Fresh Daily(TM) buns. The Schlotzsky's Original sandwich was introduced in 1971 and continues to be the most popular menu item at Schlotzsky's stores. In 1991, the Company adopted the Schlotzsky's Deli restaurant concept by significantly expanding its menu and adding the word "Deli" to its name. The Schlotzsky's Deli menu offers 15 sandwiches on four types of bread, sourdough crust pizzas, salads, soups, chips and other side items, fresh baked cookies and other desserts, and beverages. At most locations, sandwiches range in price from $2.50 to $4.75 ($7.00 for an oversized Original) and eight inch gourmet pizzas are priced between $3.50 and $4.50.

     The Company's objective is to become the leader in the specialty sandwich segment of the quick service restaurant industry in the United States. In 1991, with the introduction of the Schlotzsky's Deli restaurant concept, the Company began implementing a strategy to achieve this objective. The key elements of this strategy are to:

     - Offer an expanded menu of consistent, high quality foods featuring the Company's proprietary bread recipes, complemented by excellent customer service;


     - Expand the turnkey real estate development program to develop new stores in high visibility, free-standing locations;


     - Utilize area developers to decentralize franchisee recruiting and support;

     - Develop a strong network of motivated owner-operator franchisees; and

     - Increase awareness of the Schlotzsky's brand through enhanced marketing and private label products.

     The Company believes that the introduction of the Schlotzsky's Deli restaurant concept and the turnkey development program ("Turnkey Program") have enhanced store revenue and that the area developer program has increased the Company's operating efficiencies. Recently, the Company revised its strategy to include the acquisition and development of a limited number of Company-owned stores, principally for concept development.

     The Company has 40 area developers trained to assist the Company in achieving its expansion goals in the United States. Area developers are independent contractors who have purchased from the Company the exclusive rights to develop designated geographic markets covering most of the television markets in the United States. Area developers are not required to own or operate stores, although many do so pursuant to separate franchise agreements with the Company. Area developers fulfill the role usually performed by area or district managers of other restaurant chains by: recruiting and qualifying prospective franchisees; assisting franchisees in site selection, training, financing, building and opening stores; providing ongoing operational support; monitoring product and service quality; and coordinating local advertising activities. By utilizing its area developer network, the Company believes it can effectively support a growing number of franchised stores while controlling its overhead costs. Because they receive a portion of the franchise fees and royalties from each store developed in their territories as compensation, area developers are highly motivated to develop their markets and monitor operating performance.

     Franchisees, with assistance from area developers, typically spend several months selecting sites and financing and constructing their stores. In selected markets, the Company is assisting area developers by identifying and acquiring store sites, arranging for financing, and constructing or renovating stores, so that franchisees recruited by area developers can be offered "turnkey" locations. The Turnkey Program was initiated in late 1994 for the purposes of developing high visibility sites and accelerating the development of selected markets. As of June 30, 1997, the Company had developed 34 properties under the Turnkey Program, 30 of which were sold, two of which became Company-owned stores and two of which were being marketed by the Company. Forty-seven properties were in various stages of development as of June 30, 1997. The Company intends to expand this program in the future and plans to use a significant portion of the proceeds from this offering to fund the Turnkey Program.

     The first Schlotzsky's restaurant was opened in Austin, Texas in 1971. In 1981, John C. Wooley, the Chairman of the Board and the President, and Jeffrey
J. Wooley, the Senior Vice President and General Counsel of the Company, acquired the predecessor of the Company. The Company's principal executive offices are located at 200 West Fourth Street, Austin, Texas 78701, and its telephone number is (512) 469-7500.

                                  THE OFFERING


Common Stock Offered by the Company.........................  1,500,000 Shares
Common Stock Offered by the Selling Shareholders............  700,000 Shares
Common Stock Outstanding after the Offering.................  7,060,361 Shares(1)
Use of Proceeds.............................................  To acquire and develop stores for resale under the Turnkey Program,
                                                              to acquire and develop a limited
                                                              number of Company-owned stores and
                                                              to repay debt
Nasdaq Symbol...............................................  BUNZ


- ---------------


(1) Excludes an aggregate of 688,177 shares of Common Stock issuable upon the exercise of outstanding options and warrants. See "Management -- 1993 Amended and Restated Stock Option Plan," and "-- Directors Stock Option Plan," "Certain Transactions -- Transactions with Executive Officers and Directors" and "Principal and Selling Shareholders."

                SUMMARY OF CONSOLIDATED FINANCIAL AND STORE DATA
            (IN THOUSANDS, EXCEPT PER SHARE AND CERTAIN STORE DATA)


                                                                                         SIX MONTHS ENDED
                                                    FISCAL YEARS ENDED DECEMBER 31,          JUNE 30,
                                                   ---------------------------------   --------------------
                                                     1994        1995        1996        1996        1997
                                                   ---------   ---------   ---------   --------    --------
                                                                                           (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Total revenues.................................   $  9,303    $ 12,852    $ 20,714   $  8,991    $ 13,675
  Income from operations.........................      2,347       2,623       4,510      1,785       3,131
  Income before income taxes and extraordinary
    gain.........................................      2,372       2,612       5,097      2,152       3,327
  Net income.....................................      1,485       1,633       3,195      1,343       2,050
  Net income per share...........................       0.44        0.44        0.57       0.24        0.36
STORE DATA (UNAUDITED):
  System-wide sales(1)...........................   $ 97,685    $142,500    $202,400   $ 91,392    $127,955
  Change in same store sales(2)..................        6.5%        1.7%        3.3%       2.8%        2.8%
  Average annual store sales(3)..................   $317,000    $368,000    $410,000   $199,000(4) $221,000(4)
  Weighted average weekly store sales(3).........   $  6,276    $  7,086    $  7,867   $  7,671    $  8,487
  Change in average weekly store sales(5)........       13.9%       12.9%       11.0%      13.3%       10.6%
  Number of stores opened during period..........         85         120         135         61          50
  Number of stores closed during period..........          9          10          25          8          11
  Number of stores in operation at end of
    period.......................................        353         463         573        516         612



                                                                AS OF JUNE 30, 1997
                                                              ------------------------
                                                              ACTUAL    AS ADJUSTED(6)
                                                              -------   --------------
CONSOLIDATED BALANCE SHEET DATA:
  Working capital...........................................  $11,942       $35,902
  Total assets..............................................   42,251        66,155
  Long-term debt, less current maturities...................    3,646         2,135
  Stockholders' equity......................................   34,473        59,942


- ---------------

(1) Includes sales for all stores, as reported by franchisees or derived by the Company from other data reported by franchisees.

(2) Percentage change in same store sales. Same stores are stores which were open during the entire period indicated and for at least 18 months as of the end of the corresponding prior period.

(3) In actual dollars (rounded in the case of average annual store sales).

(4) Reflects average six month store sales.

(5) Percentage change in weighted average weekly store sales from previous fiscal year or period.


(6) Adjusted to give effect to the sale by the Company of 1,500,000 shares of Common Stock in this offering at an assumed offering price of $18.25 and the application of the net proceeds therefrom.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and an investment in the Common Stock offered hereby.

FORWARD LOOKING STATEMENTS


     This Prospectus contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") (and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The words "expect," "estimate," "anticipate," "predict," "believe," "intend," "plan," "project" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations;
(ii) the Company's financing plans; (iii) the Company's business and growth strategies; (iv) the use of the net proceeds to the Company of this offering; and (v) the declaration and payment of dividends. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The accompanying information contained in this Prospectus including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," as well as information contained in the Company's filings with the Securities and Exchange Commission (the "Commission"), identify important factors that could cause such differences.


RAPID GROWTH STRATEGY

     During the first six months of 1997, 50 Schlotzsky's stores were opened, and the Company expects its franchisees to open 80 to 85 additional stores by the end of 1997. During 1995 and 1996, the Company's franchisees opened 120 and 135 stores, respectively. This level of store openings is significantly greater than that experienced by the Company prior to 1995. The Company will rely primarily upon the Turnkey Program, its area developers, new franchisees and new geographic markets to maintain this level of expansion. The number of openings and the performance of new stores will depend on various factors, including: (i) the availability of suitable sites for new stores; (ii) the ability of area developers to recruit qualified franchisees; (iii) the ability of franchisees to negotiate acceptable lease or purchase terms for new locations, obtain capital required to construct, build-out and operate new stores, meet construction schedules, and hire and train qualified store personnel; (iv) the establishment of brand awareness in new markets; and (v) the ability of the Company and its area developers to manage this anticipated expansion. Not all of these factors are within the control of the Company, and there can be no assurance that the Company will be able to maintain or accelerate its growth or that the Company will be able to manage its expanding operations effectively. See
"Business -- Strategy."

TURNKEY PROGRAM


     As of June 30, 1997, the Company had developed 34 stores under the Turnkey Program. In the future, the Company expects to significantly increase the percentage of new store openings under the Turnkey Program. The Company has limited experience in implementing this program and there can be no assurance that results experienced to date are indicative of future performance under the program. In addition, the Company may be unable to sell properties acquired under the Turnkey Program at a profit or at its cost, and the Company could be required to sell properties at a loss or hold properties indefinitely, diminishing the capital available to reinvest in the Turnkey Program. See
"-- Credit Risk and Contingencies," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Turnkey Real Estate Development Program."

RELIANCE ON AREA DEVELOPERS

     The Company relies on its area developers to find qualified franchisees. Area developers are independent contractors of the Company, and are not employees. Most area development agreements specify a schedule for opening stores in the territory covered by the agreement. In the past, the Company has agreed to extend or waive development schedules for certain area developers, and there can be no assurance that area developers will be able to meet their contractual development schedules. These schedules form the basis for the Company's expectations regarding the number and timing of new store openings. Delays in store openings could adversely affect the future operations of the Company.

     As the Company relies more extensively on its area developers, many of whom do not have experience operating restaurants, it has less direct involvement in recruiting franchisees and in monitoring the quality of franchised stores. The Company provides training and support to area developers, but the quality of store operations and the ability of area developers to meet development schedules may be diminished by their lack of experience. It may be difficult for the Company to enforce its area development agreements or to terminate the area development rights of area developers who fail to meet development schedules or other standards and requirements imposed by the Company, limiting the ability of the Company to develop the territories of such area developers. See
"Business -- Franchising."

     Between January 1, 1995 and June 30, 1997, 76 of the 305 new stores opened were within territories controlled by only two area developers. As of June 30, 1997, these two area developers controlled 12 territories having a total of 187 stores. As these 12 territories mature, system-wide growth will depend upon more activity in other territories. The Company believes that the concentration of store openings among a relatively few area developers is due primarily to the longer tenure of these area developers with the Company and the size of the territories covered by their agreements.

DEPENDENCE ON FRANCHISING CONCEPT


     Because royalties from franchisees' sales are a principal component of the Company's revenue base, the Company's performance depends upon the ability of its franchisees to promote and capitalize upon the Schlotzsky's concept and its reputation for quality and value. The Company believes that the cost to a franchisee of opening a Schlotzsky's Deli restaurant is higher than the store opening costs incurred by franchisees of many of the Company's competitors for franchisees. This necessarily limits the number of persons who are qualified to be franchisees of the Company. The Company has established criteria for area developers to use in evaluating prospective franchisees, but there can be no assurance that area developers will recruit franchisees who have the business abilities or financial resources necessary to open Schlotzsky's stores on schedule or that franchisees will conduct operations in a manner consistent with the Company's concepts and standards. See "Business -- Franchising."


     The Company is subject to various state and federal laws relating to the franchisor-franchisee relationship. The failure by the Company to comply with these laws could subject the Company to liability to franchisees and to fines or other penalties imposed by governmental authorities. The Company believes that the franchising industry is experiencing an increasing trend of franchisees filing complaints with state and federal governmental authorities and instituting lawsuits against franchisors claiming that they have engaged in unlawful or unfair trade practices or violated express or implied agreements with franchisees. While the Company's experience is consistent with the trends in the industry, the Company believes that it is in material compliance with these laws and regulations and its agreements with franchisees, and that its relations with its franchisees are generally good. See "Business -- Government Regulation" and "-- Litigation."

IMPORTANCE OF LICENSING FEES

     During the past 18 months, the Company's revenue from private label licensing fees (brand contribution) has increased significantly as the volume of system sales has increased and franchisees have increased their participation in the Company's purchasing programs. This revenue is largely dependent upon the voluntary participation of the franchisees. The Company believes its purchasing programs provide franchisees with significant cost savings and other advantages. There can be no assurance that the Company's suppliers will not increase prices to franchisees or that franchisees will not negotiate more favorable terms from other approved suppliers. Some franchisees may also object to these fees as a source of revenue to the Company. Any of these developments could result in reduced purchases by franchisees of private label products and declining private label licensing revenue to the Company. This could have a material adverse effect on the financial condition and results of operations of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."


CREDIT RISK AND CONTINGENCIES

     The Company guarantees certain real estate and equipment leases and other obligations of its franchisees for a limited period of time, although it is not obligated to do so. The Company enters into limited guarantees with respect to most of the leases entered into between its franchisees and the buyers of the sites developed under the Turnkey Program. See "Business -- Turnkey Real Estate Development Program." At June 30, 1997, the Company was contingently liable for approximately $13.9 million which is principally comprised of real estate and equipment leases and other obligations of its franchisees.

     The Company charges area developers and master licensees a fee ("developer fee") for the rights to develop a defined territory. Typically, a portion of the developer fee has been paid in cash and the balance paid with a promissory note from the area developer or master licensee. The Company periodically evaluates the credit risk and obtains annual valuations of these notes from an independent financial services institution with expertise in valuing instruments of this sort. As of June 30, 1997, the Company held notes receivable from area developers and master licensees in an aggregate principal amount of approximately $4.2 million. At June 30, 1997, the principal balance of these notes had been reserved and discounted on the financial statements of the Company by approximately $343,000, reflecting the fair market value of such notes based upon valuations from the independent financial services institution. The Company also holds notes receivable from certain franchisees related to the sale of Company-owned stores. As of June 30, 1997, the outstanding principal amount of these notes was approximately $466,000. While the Company considers it unlikely that there will be defaults on a significant amount of the notes, such defaults could adversely affect the Company's financial condition. Parties controlled by or related to directors, officers and principal shareholders of the Company have provided financing to certain area developers and master licensees and have guaranteed obligations of certain area developers and master licensees to the Company. See "Certain Transactions -- Master License and Area Development Agreements" and "Business -- Franchising -- International Master Licensees."

     A wholly owned subsidiary of the Company is the general partner of a limited partnership that developed a retail shopping center in the Austin area. The Company and its subsidiary have guaranteed the repayment of a loan for this project in the principal amount of $1.1 million due in April 2001. The Company does not exercise control over the partnership and does not consider its investment in the retail shopping center to represent a separate line of business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LIMITED OPERATING HISTORY OF PROTOTYPES

     Over the past several years, the Company has refined its store prototypes and currently encourages franchisees to develop larger, free-standing stores with higher visibility. This has increased the costs to franchisees of opening and operating stores. The Company and franchisees have a limited history of operating these larger stores, and results achieved to date may not be indicative of future results. There can be no assurance that, on a sustained basis, the Company will be able to attract and retain franchisees qualified to assume the increased debt and the management responsibility associated with the larger operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Notes thereto.

GEOGRAPHIC CONCENTRATION

     Of the 612 stores in the system at June 30, 1997, 197 were located in Texas. A downturn in the regional economy or other significant adverse events in Texas could have a material adverse effect on the Company's financial condition and results of operations.

CERTAIN FACTORS AFFECTING THE RESTAURANT INDUSTRY


     The Company and its franchisees may be affected by risks inherent in the restaurant industry, including: adverse changes in national, regional or local economic or market conditions; increased costs of labor (including increases in the minimum wage); increased costs of food products; management problems; increases in the number and density of competitors; limited alternative uses for properties and equipment; changing consumer tastes, habits and spending priorities; changing demographics; the cost and availability of insurance coverage; uninsured losses; changes in government regulation; changing traffic patterns; weather conditions; and local, regional or national health and safety matters. The Company and its franchisees may be the subject of litigation based on discrimination, personal injury or other claims, including claims which may be based upon legislation that imposes liability on restaurants or their employees for injuries or damages caused by the negligent service of alcoholic beverages to an intoxicated person or to a minor. The Company can be adversely affected by publicity resulting from food quality, illness, injury or other health concerns or operating issues resulting from one restaurant or a limited number of restaurants in the Schlotzsky's system. None of these factors can be predicted with any degree of certainty, and any one or more of these factors could have a material adverse effect on the Company's financial condition and results of operations.


COMPETITION

     The food service industry is intensely competitive with respect to concept, price, location, food quality and service. There are many well-established competitors with substantially greater financial and other resources than the Company. These competitors include a large number of national, regional and local food service companies, including fast food and quick service restaurants, casual full-service restaurants, delicatessens, pizza restaurants and other convenience dining establishments. Some of the Company's competitors have been in existence longer than the Company and may be better established in markets where Schlotzsky's stores are or may be located. The Company believes that it competes for franchisees against franchisors of other restaurants and various other concepts.

     Competition in the food service industry is affected by changes in consumer taste, economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of qualified labor, product availability and local competitive factors. The Company's area developers assist franchisees in managing or adapting to these factors, but no assurance can be given that some or all of these factors will not adversely affect some or all of the franchisees. See "Business -- Competition."

CONTROL BY PRINCIPAL SHAREHOLDERS


     Following the completion of this offering, John C. Wooley and Jeffrey J. Wooley will beneficially own an aggregate of approximately 13.1% of the outstanding Common Stock (12.5% if the over-allotment option is exercised in full) and Getov Holding B.V. ("Getov") and Buxtehude Holding B.V. ("Buxtehude"), entities of which John M. Rosillo, a director of the Company, is the managing director, will beneficially own an aggregate of 6.8% of the outstanding Common Stock (5.5% if the over-allotment option is exercised in full). As a result, these shareholders, if they were to act in concert, would have the ability to influence the outcome of any issue submitted to a vote of the shareholders. There are no agreements or understandings among these shareholders regarding the voting of their shares following the completion of this offering, but to date they have voted consistently on matters submitted to a vote of the shareholders. See "Principal and Selling Shareholders."

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL


     The Company's success is highly dependent upon the efforts of its management and key personnel, including its Chairman of the Board and President, John C. Wooley. The Company has employment agreements with John C. Wooley, Jeffrey J. Wooley, Kelly R. Arnold and Karl D. Martin, each of which includes certain noncompetition provisions that survive the termination of employment. The employment agreements with John Wooley and Jeffrey Wooley will expire in December 1997. The Company also has obtained certain noncompetition agreements from several other members of management and key personnel who are not subject to employment agreements. However, there can be no assurance such noncompetition agreements will be enforceable. The loss of the services of John Wooley or other management or key personnel could have a material adverse effect on the Company. The Company does not carry key man life insurance on any of its officers. See "Management."


GOVERNMENT REGULATION

     The restaurant industry is subject to numerous federal, state and local governmental regulations, including those relating to the preparation and sale of food and zoning and building requirements. The Company and its area developers and franchisees are also subject to laws governing their relationships with employees, including wage and hour laws, and laws and regulations relating to working and safety conditions and citizenship or immigration status. The Company's franchise operations are subject to regulation by the United States Federal Trade Commission and the Company must also comply with state laws relating to the offer, sale and termination of franchises and the refusal to renew franchises. The failure to obtain or maintain approvals to sell franchises could adversely affect the Company. Increases in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company's area developers and franchisees and, therefore, adversely affect the Company. See "Business -- Government Regulation."

ABSENCE OF DIVIDENDS

     The Company has never paid cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

POTENTIAL VOLATILITY OF STOCK PRICE

     There have been periods of significant volatility in the market price and trading volume of the Common Stock, which in many cases were unrelated to the operating performance of, or announcements concerning, the Company. General market price declines or market volatility in the future could adversely affect the price of the Common Stock. In addition, the trading price of the Common Stock has been and is likely to continue to be subject to significant fluctuations in response to variations in quarterly operating results, the results of the Turnkey Program, changes in management, competitive factors, regulatory changes, general trends in the industry, recommendations by securities industry analysts and other events or factors. This volatility has been exacerbated by the lack of a significant public float in the Common Stock. There can be no assurance that an adequate trading market can be maintained for the Common Stock. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     After the completion of this offering, the Company will have 7,060,361 shares of Common Stock outstanding (7,285,361 if the Underwriters' over-allotment option is exercised in full). Of those shares, a total of approximately 5,286,000 (5,616,000 if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction or further registration under the Securities Act, unless purchased or held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The Company's executive officers and directors, the Selling Shareholders and certain other shareholders, who own an aggregate of 2,580,314 shares of Common Stock (including 700,000 shares to be sold in this offering), and the Company have agreed with the Underwriters that they will not, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose of (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) any shares of Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or acquire any shares of Common Stock or other capital stock of the Company for a period of 120 days after the date of this Prospectus without the prior written consent of Raymond James & Associates, Inc., on behalf of the Underwriters, except for options granted pursuant to the Company's existing stock option programs. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through a public offering of equity securities. See "Shares Eligible for Future Sale" and "Underwriting."

ANTI-TAKEOVER PROVISIONS


     The new Texas Business Combination Law, which became effective September 1, 1997, restricts certain transactions between a public corporation and affiliated shareholders. The statute, which is applicable to the Company, may have the effect of inhibiting a non-negotiated merger or other business combinations involving the Company. See "Description of Capital Stock -- Anti-Takeover Provisions -- Texas Business Combination Law."


     The Company's Articles of Incorporation and Bylaws include certain provisions that may have the effect of discouraging or delaying a change in control of the Company. Directors are elected for staggered three-year terms, which has the effect of delaying the ability of shareholders to replace specific directors or effect a change in a majority of the Board of Directors. All shareholder action must be effected at a duly called annual or special meeting of shareholders and shareholders must follow an advance notification procedure for certain shareholder proposals and nominations of candidates for election to the Board of Directors. See "Description of Capital Stock -- Anti-Takeover Provisions -- Articles of Incorporation and Bylaws."

     The Board of Directors has the authority, without further action by the shareholders, to issue up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue authorized unissued shares of Common Stock. The issuance of Preferred Stock or additional shares of Common Stock could adversely affect the voting power of the purchasers of Common Stock in this offering and could have the effect of delaying, deferring or preventing a change in control of the Company. The issuance of Preferred Stock also could adversely affect other rights of purchasers of Common Stock in this offering, including creation of a preference upon liquidation or upon the payment of dividends in favor of the holders of Preferred Stock. See "Description of Capital Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $18.25 per share will be approximately $25.5 million after deducting underwriting discounts and estimated offering expenses payable by the Company. The Company intends to use approximately $6.0 million of the proceeds to acquire and develop Company-owned stores, approximately $1.5 million to repay bank debt and other obligations and the balance to acquire and develop stores under the Turnkey Program.


     Of the $1.5 million to be repaid, the Company borrowed $1.1 million in November 1995 to finance the Company's flagship store in Austin. This loan bears interest at 9.47% per annum and is due in November 2002.

     Pending the use of proceeds described above, the net proceeds will be invested in short-term, investment grade, interest bearing securities.

     The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Shareholders, including shares which may be sold by the Selling Shareholders if the over-allotment option is exercised.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is included for quotation in the Nasdaq National Market under the symbol "BUNZ." The following table sets forth, for the periods indicated, the high and low closing prices for the Common Stock, as reported by the Nasdaq National Market:


                                                               HIGH        LOW
                                                              ------      ------
FISCAL YEAR ENDED DECEMBER 31, 1995
Fourth Quarter (December 15 through 31, 1995)...............  $11.25      $10.25
FISCAL YEAR ENDED DECEMBER 31, 1996
First Quarter...............................................  $10.25      $ 8.88
Second Quarter..............................................   13.25        9.50
Third Quarter...............................................   12.00        9.75
Fourth Quarter..............................................   11.50        9.25
FISCAL YEAR ENDING DECEMBER 31, 1997
First Quarter...............................................  $12.25      $ 9.63
Second Quarter..............................................   14.25       10.75
Third Quarter (through September 5, 1997)...................   19.13       13.50



     The last reported price of the Common Stock on September 5, 1997, as reported by the Nasdaq National Market, was $18.25 per share. At August 1, 1997, shares of Common Stock outstanding were held by approximately 239 shareholders of record.


                                DIVIDEND POLICY

     The Company has never paid and has no current plans to pay cash dividends on its Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of the Company's business and does not anticipate paying cash dividends in the foreseeable future. The declaration and payment of future dividends will be at the sole discretion of the Board of Directors and will depend on the Company's profitability, financial condition, capital needs, future prospects and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1997 and as adjusted to give effect to the sale by the Company of 1,500,000 shares of Common Stock and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


                                                                  JUNE 30, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                              (DOLLARS IN THOUSANDS)
Long-term debt, less current maturities.....................  $ 3,646      $ 2,135
Stockholders' equity:
  Preferred stock, no par value, 1,000,000 shares
     authorized; none issued or outstanding.................       --           --
  Common stock, no par value, 30,000,000 shares authorized,
     5,548,672 issued and outstanding; 7,048,672 issued and
     outstanding as adjusted(1).............................       44           59
  Additional paid-in capital................................   26,563       52,018
  Retained earnings.........................................    7,865        7,865
                                                              -------      -------
          Total stockholders' equity........................   34,472       59,942
                                                              -------      -------
          Total capitalization..............................  $38,118      $62,077
                                                              =======      =======


- ---------------


(1) Excludes an aggregate of 687,803 shares of Common Stock issuable upon the exercise of outstanding options and warrants. See "Management -- 1993 Amended and Restated Stock Option Plan" and "-- Directors Stock Option Plan."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following table sets forth selected consolidated financial data for the Company for the periods and the dates indicated. The historical consolidated financial data as of and for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited consolidated financial statements of the Company and its predecessor entities, included elsewhere herein. The balance sheet data and statement of operations data as of and for the years ended December 31, 1992 and 1993 have been derived from the Company's audited financial statements not included or incorporated herein. The historical consolidated financial data as of and for the six months ended June 30, 1996 and 1997 are derived from unaudited consolidated financial statements of the Company and, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. The results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be achieved for the full year. The selected financial data should be read in conjunction with, and are qualified in their entirety by, the Consolidated Financial Statements of the Company and related Notes and other financial information included elsewhere in this Prospectus.



                                                                                                            SIX MONTHS ENDED
                                                                  FISCAL YEARS ENDED DECEMBER 31,               JUNE 30,
                                                          -----------------------------------------------   -----------------
                                                          1992(1)   1993(1)    1994      1995      1996      1996      1997
                                                          -------   -------   -------   -------   -------   -------   -------
                                                                                                               (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Royalties.............................................  $ 2,334   $ 2,969   $ 4,657   $ 7,425   $10,747   $ 4,921   $ 6,883
  Franchise fees........................................      330       621     1,019     1,494     1,775       822       593
  Developer fees........................................    1,768     2,170     2,793     2,666     1,993     1,011       125
  Restaurant sales......................................      780       623       428       505     3,610     1,375     2,762
  Brand contribution....................................       --        --       150       397     1,295       360     1,342
  Turnkey development...................................       --        --        --        41       726       120     1,448
  Other fees and revenue................................       75       141       256       324       568       382       522
                                                          -------   -------   -------   -------   -------   -------   -------
        Total revenues..................................    5,287     6,524     9,303    12,852    20,714     8,991    13,675
Expenses:
  Service costs:
    Royalties...........................................       72       372     1,122     2,405     3,791     1,673     2,508
    Franchise fees......................................       93       338       661       767       959       448       313
  Restaurant operations:
    Cost of sales.......................................      255       202       188       189     1,183       462       841
    Labor costs.........................................      256       214       154       408     1,424       607     1,088
    Operating expenses..................................      552       380       260       251     1,040       340       851
  General and administrative............................    3,555     3,679     4,199     5,751     7,028     3,283     4,429
  Depreciation and amortization.........................      371       268       372       458       779       393       514
                                                          -------   -------   -------   -------   -------   -------   -------
        Total expenses..................................    5,154     5,453     6,956    10,229    16,204     7,206    10,544
                                                          -------   -------   -------   -------   -------   -------   -------
  Income from operations................................      133     1,071     2,347     2,623     4,510     1,785     3,131
Other:
  Interest income (expense).............................     (219)     (240)     (201)     (149)      455       271       196
  Other income(expense).................................   (1,085)      232       226       138       132        96        --
                                                          -------   -------   -------   -------   -------   -------   -------
        Total other income (expense)....................   (1,304)       (8)       25       (11)      587       367       196
                                                          -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes and extraordinary
  gain..................................................   (1,171)    1,063     2,372     2,612     5,097     2,152     3,327
Provision for federal and state income taxes............       --        56       927     1,017     1,902       809     1,277
Gain on extinguishment of debt, net of tax..............       --        --        40        38        --        --        --
                                                          -------   -------   -------   -------   -------   -------   -------
        Net income (loss)...............................  $(1,171)  $ 1,007   $ 1,485   $ 1,633   $ 3,195   $ 1,343   $ 2,050
                                                          =======   =======   =======   =======   =======   =======   =======
Net income per share(2).................................            $  0.26   $  0.44   $  0.44   $  0.57   $  0.24   $  0.36
                                                                    =======   =======   =======   =======   =======   =======
CONSOLIDATED BALANCE SHEET DATA:
  Working capital(3)....................................  $(2,373)  $(2,397)  $ 1,909   $18,750   $13,795   $18,614   $11,942
  Total assets..........................................    5,600    12,364    16,481    36,708    40,979    37,142    42,251
  Long-term debt, less current maturities(4)............       --     6,240    10,452     3,029     3,129     3,153     3,646
  Stockholders' equity(3)...............................      284       584     1,614    28,974    32,312    30,481    34,473


- ---------------

(1) Effective January 1, 1993, Schlotzsky's Franchising Limited Partnership, Schlotzsky's San Antonio, Ltd. ("SSAL"), Schlotzsky's Houston, Ltd. ("SHL"), Schlotzsky's, Inc. and Schlotzsky's Restaurant Management Corporation ("SRMC") merged resulting in three new corporations: Schlotzsky's, Inc. (the parent corporation); Schlotzsky's Restaurants, Inc. (a wholly owned subsidiary of Schlotzsky's, Inc.); and Schlotzsky's Real Estate, Inc. (a wholly owned subsidiary of Schlotzsky's, Inc.). Prior to the merger, SRMC was the general partner in SSAL and SHL.


(2) The Company was organized as a limited partnership in 1992. Accordingly, net income per share is not applicable for that year.



(3) For 1992, stockholders' equity reflects partners' capital in the predecessor entities.


(4) For 1993 and 1994, long-term debt includes $5,000,000 and $8,000,000, respectively for redeemable preferred stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     The Company derives its revenue from several sources: royalties, franchise fees, developer fees (consisting of area developer and master licensee fees), Company-owned restaurant sales, turnkey development fees, brand contribution (private label licensing fees), and other franchise-related activities. Between 1991 and 1994, developer fees and franchise fees grew to represent a significant portion of total revenue as the Company sold development rights for most of the television markets in the United States and certain international territories. Franchise fees, turnkey development fees and brand contribution increased during this period as the rate at which stores opened increased. Since the Company has sold developer rights for virtually all of the United States, developer fees derived from these non-recurring transactions have declined as a percentage of total revenue, while franchise fees and royalties based on franchise store sales have increased.

     Royalties are based on a percentage of franchisees' net sales and are recognized by the Company in the same period that the franchise store sales occur. Generally, royalties are earned at the rate of 6% of sales for stores opened after the 1991 year end, and 4% of sales for stores opened before that time. Royalties are paid by means of weekly automatic drafts by the Company on franchisee bank accounts for 6% royalty stores. As of June 30, 1997, 133 franchised stores were paying royalties on a monthly basis at the rate of 4%. This number of stores will decline as older franchise agreements expire (the majority of which will expire after 1998). A portion of the royalties received by the Company are paid to its area developers as royalty service costs for providing on-going services to franchisees in their territories. As more stores open under 6% franchise agreements, the Company expects that royalty service costs will approach 40% of royalties. See "Business -- Franchising -- Area Developers." Royalties have increased since 1992 due not only to the growth in the number of stores, but also to increases in average weekly sales. The increase in average weekly sales is due primarily to the conversion of older franchise stores to the Schlotzsky's Deli restaurant concept, as well as the selection of more free-standing locations for newer stores, which have better visibility and generally experience higher sales than the smaller "in-line" stores located in strip shopping centers which are characteristic of stores opened prior to 1992.


     Franchise fees are nonrefundable payments received by the Company from franchisees and are typically recognized into revenue as stores open. The franchise fee for a franchisee's initial store is currently $20,000. The franchise fee for each additional store committed to and opened by a franchisee is $10,000. Expenses associated with franchise fees are shown as franchise fee service costs and include the portion of the franchise fee paid to area developers. The Company generally pays area developers approximately one-half of the franchise fees collected from franchisees in their development areas, although the Company agreed to pay some area developers up to 100% of certain franchise fees as an inducement to develop their territories more quickly. As the number of stores covered by these enhanced arrangements begins to diminish, the Company expects that franchise fee service costs will decrease as a percentage of franchise fees to approximately 50%.



     Restaurant sales are reported from Company-owned stores, and declined between 1991 and 1994 as a result of the Company's strategy adopted in 1991 to develop only franchised stores. The number of Company-owned stores declined from 22 to two stores between 1990 and 1994. Restaurant sales increased significantly in 1996 because the Company's flagship restaurant in Austin, Texas was in operation the entire year and because two additional stores were acquired from franchisees during 1996. Currently, Company stores are operated primarily for product development, concept refinement and training franchisees. Management does not believe that the operating cost of sales for Company-owned stores is indicative of costs for franchised stores on a system-wide basis. Restaurant sales should increase as the Company opens a limited number of additional Company-owned stores. See "Business -- Strategy -- Company-Owned Stores."


     The Company charges developers a nonrefundable fee for the exclusive rights to develop a defined territory for a specified term. Typically, a portion of the developer fee is paid in cash and the balance is paid with a promissory note. See "Business -- Franchising -- Area Developers" and "-- International Master Licensees." When the Company has fulfilled substantially all of its contractual responsibilities and obligations, such as training, providing manuals, and, in the case of master licensees, reasonable efforts to obtain trademark registration, the Company recognizes as revenue the cash portion of the fee and the value of the promissory note, as determined by an independent third party valuation. These fees have declined in the last two years as most of the remaining domestic territories have been sold and fees from the licensing of international territories, which are not aggressively marketed by management, are sporadic.

     Revenue is also generated from brand contribution (private label licensing fees) and the Turnkey Program. The Company has licensed manufacturers to produce Schlotzsky's private label products and began receiving licensing fees from sales of private label foods to franchisees in late 1994. This revenue has increased significantly to $1,295,000 for 1996 and $1,342,000 for the first six months of 1997. The Company believes that private label licensing fees will increase as system-wide sales grow. See "Business -- Purchasing; Private Labeling" and "Risk Factors -- Importance of Licensing Fees."


     Under the Turnkey Program, the Company works independently or with an area developer to identify superior store sites within a territory. The Company will purchase or lease a selected site, design and construct a Schlotzsky's Deli restaurant on the site and sell, lease or sublease the completed store to a franchisee. Where the Company does not sell the property to a franchisee, the Company sells the improved property, or, in the case of a leased property, assigns the lease and any sublease, to an investor. The Company charges the franchisee $20,000 per site for managing the construction of the store. This construction management fee is recognized when the store is opened. Upon sale of the store, the Company realizes a gain (or loss) on the sale in the period in which the sale occurs. The Company believes that the Turnkey Program enhances the Company's ability to recruit qualified franchisees by developing high profile sites and achieving critical mass for advertising purposes more quickly in selected markets.

     The following table sets forth the percentage relationship to total revenue of the listed items included in the Company's consolidated statements of operations, except as otherwise indicated, and selected store data.

                                                         FISCAL YEARS ENDED             SIX MONTHS ENDED
                                                            DECEMBER 31,                    JUNE 30,
                                                  --------------------------------    --------------------
                                                    1994        1995        1996        1996        1997
                                                  --------    --------    --------    --------    --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Royalties.....................................      50.1%       57.8%       51.9%       54.8%       50.3%
  Franchise fees................................      11.0        11.6         8.6         9.1         4.3
  Developer fees................................      30.0        20.7         9.6        11.3         1.0
  Restaurant sales..............................       4.6         4.0        17.4        15.3        20.2
  Brand contribution............................       1.6         3.1         6.3         4.0         9.8
  Turnkey development...........................        --         0.3         3.5         1.3        10.6
  Other fees and revenue........................       2.7         2.5         2.7         4.2         3.8
                                                  --------    --------    --------    --------    --------
         Total revenues.........................     100.0       100.0       100.0       100.0       100.0
Expenses:
  Service costs:
    Royalties(1)................................      24.1        32.4        35.3        34.0        36.4
    Franchise fees(2)...........................      64.9        51.3        54.0        54.5        52.7
  Restaurant operations:
    Cost of sales(3)............................      43.9        37.3        32.8        33.6        30.4
    Labor costs(3)..............................      35.9        80.8        39.5        44.1        39.4
    Operating expenses(3).......................      60.7        49.7        28.8        24.7        30.8
General and administrative......................      45.1        44.8        33.9        36.5        32.4
Depreciation and amortization...................       4.0         3.6         3.8         4.4         3.8
         Total expenses.........................      74.7        79.6        78.2        80.2        77.1
                                                  --------    --------    --------    --------    --------
Income from operations..........................      25.3        20.4        21.8        19.8        22.9
                                                  --------    --------    --------    --------    --------
Other:
  Interest income (expense).....................      (2.2)       (1.2)        2.2         3.0         1.5
  Other income..................................       2.4         1.1         0.6         1.1          --
                                                  --------    --------    --------    --------    --------
         Total other income (expense)...........       0.2        (0.1)        2.8         4.1         1.5
                                                  --------    --------    --------    --------    --------
Income before income taxes and extraordinary
  gain..........................................      25.5        20.3        24.6        23.9        24.4
Provision for federal and state income
  taxes.........................................      10.0         7.9         9.2         9.0         9.5
Gain on extinguishment of debt, net of tax......       0.5         0.3          --          --          --
                                                  --------    --------    --------    --------    --------
         Net income.............................      16.0%       12.7%       15.4%       14.9%       14.9%
                                                  ========    ========    ========    ========    ========
STORE DATA:
System-wide sales(4)............................  $ 97,685    $142,500    $202,400    $ 91,392    $127,955
Change in same store sales(5)...................       6.5%        1.7%        3.3%        2.8%        2.8%
Average annual store sales(6)...................  $317,000    $368,000    $410,000    $199,000(7) $221,000(7)
Weighted average weekly store sales(6)..........  $  6,276    $  7,086    $  7,867    $  7,671    $  8,487
Change in average weekly store sales(8).........      13.9%       12.9%       11.0%       13.3%       10.6%
Number of stores opened during the
  period........................................        85         120         135          61          50
Number of stores closed during the
  period........................................         9          10          25           8          11
Number of stores in operation at end of
  period........................................       353         463         573         516         612

- ---------------

(1) Expressed as a percentage of royalties.

(2) Expressed as a percentage of franchise fees.

(3) Expressed as a percentage of restaurant sales.

(4) In thousands. Includes sales for all stores, as reported by franchisees or derived by the Company from other data reported by franchisees.

(5) Same store sales are based upon stores which were open for the entire period indicated and for at least 18 months as of the end of the corresponding prior period.

(6) In actual dollars (rounded in the case of average annual store sales).

(7) Reflects average six-month store sales.

(8) Percentage change in weighted average weekly store sales from previous fiscal year.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1997, COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

     Revenue. Total revenue increased 52.1% from $8,991,000 to $13,675,000.


     Royalties increased 39.9% from $4,921,000 to $6,883,000. This increase was due to the addition of 124 restaurants opened during the period from July 1, 1996 to June 30, 1997. Also driving the increase was the growing influence of larger freestanding stores with higher visibility, a 10.6% increase in average weekly sales and a 2.8% increase in same store sales.



     Franchise fees decreased 27.9% from $822,000 to $593,000. This decrease was a result of nine fewer domestic openings during the six-month period ended June 30, 1997, as compared to the six months ended June 30, 1996. The fewer number of openings is the result of the Company's increasing emphasis on superior site selection for larger freestanding stores with higher visibility.


     Developer fees decreased 87.6% from $1,011,000 to $125,000. This decrease was primarily a result of the sale of development areas in 1997 which were significantly smaller, and therefore generated lower fees than those areas sold during the same period in 1996.


     Restaurant sales increased 100.9% from $1,375,000 to $2,762,000. This increase was attributable to a 28.5% increase in sales volume at the Company's flagship store and the opening of two Company-owned stores in 1997. In the future, it is contemplated that the Company will market to franchisees certain of its Company-owned stores.


     Private label licensing fees increased 272.9% from $360,000 to $1,342,000. The increase was the result of more favorable terms with certain major suppliers than terms in place in the prior year, as well as the increasing volume of system sales and greater franchisee participation in the Company's purchasing programs.

     Turnkey development revenue increased from $120,000 to $1,448,000. Revenue in the six months ended June 30, 1997 included $253,000 of rental revenue from sites completed and under lease. Fifteen sites developed under the Turnkey Program were sold during the six months ended June 30, 1997, and the gain on these sales comprises the balance of turnkey revenue generated during this period.

     Other fees and revenues increased 36.7% from $382,000 to $522,000. This change was primarily due to the increased level of supplier contributions to the Company's annual convention held in July 1997.

     The following table reflects the growth of the franchise system for the six months ended June 30, 1997 and June 30, 1996, which has been principally responsible for the increased revenue as discussed above.


                                                       SIX MONTHS ENDED
                                                           JUNE 30,
                                                       ----------------
                                                       1996       1997
                                                       -----      -----
Stores opened
  Domestic
     Freestanding....................................    32         36
     End cap.........................................    16          7
     Other...........................................     8          4
                                                         --         --
          Total domestic openings....................    56         47
  International......................................     5          3
                                                         --         --
          Total openings.............................    61         50
Stores closed........................................     8         11
                                                         --         --
          Net store growth...........................    53         39
                                                         ==         ==


     Costs and Expenses. Royalty service costs increased 49.9% from $1,673,000 to $2,508,000. This increase was a direct result of the increase in royalty revenue for the six months ended June 30, 1997, as compared to the same period in the prior year. Royalty service costs as a percentage of royalties grew from 34.0% to 36.4%. This increase reflects the growing percentage of restaurants serviced by the area developer system.


     Restaurant cost of sales, which consists of food, beverage and paper costs, increased 82.0% from $462,000 to $841,000, but as a percentage of restaurant sales decreased from 33.5% to 30.4%. Also, restaurant labor costs increased 79.2% from $607,000 to $1,088,000, but as a percentage of restaurant sales decreased from 44.1% to 39.4% for the same period in 1996. These percentage decreases were primarily due to the improving operational efficiencies attained in the various Company-owned stores. Restaurant operating expenses have increased 150.3% from $340,000 to $851,000, and as a percentage of restaurant sales increased from 24.7% to 30.8% for the six months ended June 30, 1997, as compared to the same corresponding period in 1996. The increase in operating expenses is due to the additional facility costs for the additional stores the Company operates.


     General and administrative expenses increased 34.9% from $3,283,000 to $4,429,000, but as a percentage of total revenue decreased from 36.5% to 32.4%. The dollar increase is principally the result of additional personnel at the corporate office and the expensing of certain turnkey predevelopment costs related to prospective sites which management has determined are no longer desirable locations for development. The percentage decrease is the result of revenue increasing at a greater rate than these expenses for the six months ended June 30, 1997.


     Depreciation and amortization increased 34.4% from $393,000 to $514,000, but as a percentage of total revenues decreased from 4.4% to 3.8%. The dollar increase was principally due to amortization of goodwill and other intangibles acquired in late 1996 and depreciation related to the additional stores the Company was operating in the more recent period.


     Other. Net interest income decreased 27.7% from $271,000 to $196,000. This decrease was a result of a lower level of funds invested during the more recent period.

     Income Tax Expense. Income tax expense reflects a combined federal and state effective tax rate of 38.4% for the six months ended June 30, 1997, which is slightly higher than the effective combined tax rate for the comparable period in 1996. Based on projections of taxable income, the Company anticipates that its effective combined rate for federal and state taxes will be approximately 38% for 1997.

  FISCAL YEAR 1996 COMPARED TO 1995

     Revenue. Total revenue increased 61.2% from $12,852,000 to $20,714,000. Royalties and franchise fees increased 44.7% and 18.8% respectively, from $7,425,000 to $10,747,000 and $1,494,000 to $1,775,000. These increases were primarily due to the increased number of stores opened during the period as well as the stronger sales volume of the newer stores. There were 135 store openings in 1996 compared to 120 openings in 1995. Also, average annualized volumes for stores opened in 1995 was $480,000 compared to $591,000 for stores opened in 1996.

     Developer income decreased 25.2% from $2,666,000 to $1,993,000 and decreased as a percentage of revenue from 20.7% to 9.6%. This trend reflects the Company's transition from one-time nonrecurring transactions to a revenue stream driven principally by royalties and franchise fees.

     During 1996, four territorial agreements were executed for 12 foreign territories. In addition, six area developer agreements were executed for domestic territories where the prior area development agreement had been terminated due to failure to comply with the terms of the agreement or where the Company bought back the development rights and subsequently resold the rights to new area developers.


     Restaurant sales increased from $505,000 to $3,610,000. Fiscal year 1996 was the first full year of operations for the Company's flagship store in Austin, Texas which opened in late 1995, and the Company operated two stores purchased from franchisees during the second quarter of 1996. It is the Company's intention to re-market the stores acquired from franchisees once operations and profitability are improved at those stores.

     Private label licensing fees increased 226.1% from $397,000 to $1,295,000 because of an increase in the volume of these products purchased by franchisees and the re-negotiated terms of two contracts from major suppliers.


     Turnkey development fees rose from $41,000 to $726,000 in 1996 (of which $364,000 was rental revenue for periods of operations prior to the sales of the sites). The completion of sixteen Turnkey sites and the sale of ten of these sites accounted for the increase in the more recent year.


     Other fees and revenues increased 75.3% from $324,000 to $568,000 due primarily to an increase in the overhead recovery from the Company's national advertising fund and other nonrecurring miscellaneous fees.

     Costs and Expenses. Royalty service costs increased 57.6% from $2,405,000 to $3,791,000. This increase was a result of the growth in royalty revenue and the increasing percentage of Schlotzsky's restaurants under the area developer program for the twelve months ended December 31, 1996, as compared to the same period in the prior year. Likewise, royalty service costs as a percentage of royalties increased from 32.4% to 35.3%.


     Franchise fee service costs increased 25.0% from $767,000 to $959,000. This increase was a result of the number of stores opened during the period.


     Restaurant cost of sales, which consists of food, beverage and paper costs, increased from $189,000 to $1,183,000. This increase reflects the impact of full-year operations at the Company's flagship store which opened in Austin, Texas in November 1995, and the operation of two stores acquired from franchisees in the second quarter of 1996. The Company expects these costs to increase only slightly in 1997 as expenses level off at the Company's flagship store, subject to opportunities to acquire, operate and improve other franchisee stores that are not performing well. It is contemplated that the Company would re-market such stores after improvements are made.

     Restaurant labor cost and operating expenses also reflect the impact of full-year operations at the Company's flagship store and the addition of the two former franchisee stores now being operated by the Company. Labor costs increased from $408,000 to $1,424,000. Additionally, store operating expenses grew 314.2% from $251,000 to $1,040,000 for the twelve months ended December 31, 1996. Due to the training and product development performed at the Company's flagship store, the Company does not anticipate these costs to be indicative of those of a franchised store.

     General and administrative expenses increased 22.2% from $5,751,000 to $7,028,000. This increase was primarily due to the addition of staff at the corporate office, the strengthening of reserves for certain receivables, and other administrative costs. In addition, a one-time expense related to the exercise of certain stock options by a former employee was incurred in the second quarter of 1996.

     Depreciation and amortization increased 70.1% from $458,000 to $779,000. The increase was primarily due to first time depreciation of improvements and equipment at the Company's flagship store and the two additional stores acquired from franchisees during the second quarter of 1996. Amortization of pre-opening costs for the Company's flagship store and the royalty value related to remarketing the two newly acquired stores were the primary factors contributing to an increase in amortization expense.

     Other. A portion of the proceeds from the Company's initial public offering was used to retire debt, with a portion invested in short-term liquid securities. As a result, net interest income was $455,000 for 1996, a $604,000 improvement from the net interest expense incurred during 1995.

     Income Tax Expense. Income tax expense for the year reflects a combined federal and state effective tax rate of 37.3% in 1996 compared to the prior year's rate of 38.9%.

  FISCAL YEAR 1995 COMPARED TO 1994

     Revenue. Total revenue increased 38.1% from $9,303,000 to $12,852,000. Royalties and franchise fees increased 59.4% and 46.6% respectively, from $4,657,000 and $1,019,000 to $7,425,000 and $1,494,000 largely due to an increase in stores open at period end from 353 to 463. In addition, royalties increased because of higher volumes experienced at new stores.

     Developer income decreased 4.5% from $2,793,000 to $2,666,000 and decreased as a percentage of revenue from 30% to 21%, reflecting the decreasing contribution of transactional revenue, primarily as the result of growing royalty revenue.

     During 1995, 11 master license agreements were executed for 25 foreign territories and two area development agreements were executed. The developer receivables were discounted by an aggregate of approximately $190,000 reflecting a third party's valuation of certain notes and obligations not yet performed by the Company. As the Company's duties and obligations were completed during 1996, the Company recognized these developer fees.

     Restaurant sales increased 18.0% from $428,000 to $505,000. The change was due to the opening of the Company's flagship store in Austin, Texas in November of 1995.

     Private label licensing fees increased 164.7% from $150,000 to $397,000. The private label licensing program was initiated at the end of 1994 and this change is reflective of the effect of the program for a full year in 1995.

     Turnkey development fees of $41,000 were generated in 1995 as this program began. No such fees were generated in 1994. Other fees and revenue increased 26.6% from $256,000 to $324,000 primarily from an increase in the overhead recovery from the Company's national advertising fund.


     Costs and Expenses. Royalty service costs increased $1,283,000 during 1995 compared to 1994 because of the increased royalty base. This represented an increase as a percentage of royalties from 24.1% to 32.4%, reflecting an increasing proportion of new store openings in area developer territories. Franchise fee service costs increased 16.4% from $661,000 to $767,000 because of fees paid to area developers for stores opened in their territories, but declined from 64.9% to 51.3% as a percentage of franchise fees. This reduction reflected a return to more typical arrangements with area developers compared to the 1994 period when several stores were opened in territories where area developers received 100% of a limited number of the initial franchise fees paid in their territories.



     Restaurant cost of sales increased only 0.5% from $188,000 to $189,000. This increase reflects the operational impact of the Company's flagship store in Austin, Texas, which opened in November 1995, but was offset somewhat by the disposition of a Company-owned store in Houston, Texas that was operated during most of 1994.


     Restaurant labor cost and operating expenses also reflect the impact of operations at the Company's flagship store. Labor costs increased 164.9% from $154,000 to $408,000 primarily because of operations at the Company's flagship store where much of the staff was added several months prior to opening. Restaurant operating expenses decreased 3.5% from $260,000 to $251,000 for 1995.

     General and administrative expenses increased 37.0% from $4,199,000 to $5,751,000, reflecting increased executive and managerial staff expense and increased costs associated with new financial and information systems and franchisee and area developer manuals, as well as opening costs for the Company's flagship store in Austin, Texas. Because costs associated with developer fees are substantially lower than costs associated with royalties and franchise fees and because there were significantly more developer fees in 1994 compared to 1995, operating income margins were lower for 1995.

     Other. Interest expense decreased because outstanding indebtedness in 1994 was repaid with the proceeds of the private placement of Class B Preferred Stock. Other income was not material for either period. The Company expects interest expense to continue to be a small percentage of revenue as the proceeds of the Company's initial public offering were used to repay $6,027,000 of outstanding indebtedness.

     Income Tax Expense. Federal income tax expense together with the Texas franchise tax increased 9.7% from $927,000 to $1,017,000 due to higher earnings. The effective tax rate was 38.9% for 1995 and 39.1% for 1994.

     Extraordinary Items. In 1995 and 1994, the Company retired certain debt before it became due resulting in recognition of income.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $660,000 for the six months ended June 30, 1997. Royalties from the addition of new stores, increased private label licensing fees and significant growth in Turnkey Program development fees during the six month period resulted in net income of $2,050,000 which was offset by increased working capital requirements. Net cash of $966,000 was provided by investing activities primarily because proceeds from the sale of Turnkey projects in the first six months of 1997 exceeded funds used to purchase new sites for development by $5,982,000. During the first six months of 1997, the Company also used $4,449,000 to reacquire the development rights to two domestic territories and to invest additional funds toward the completion of two Company-owned stores, two future sites for additional Company stores and the construction of its new corporate offices. During the first six months of 1997, financing activities provided cash of $337,000.


     Net cash provided by operating activities in 1996 was $3,216,000. Net cash used in investing activities was $9,630,000 in 1996 primarily as a result of (i) the cost of purchasing new sites for development under the Turnkey Program exceeding proceeds from the sale of Turnkey projects by $5,384,000, and (ii) re-acquisition of several domestic development territories. The acquisition of these territories along with the purchase of two stores from franchisees, was a cash use of approximately $1,912,000. The Company also invested $1,664,000 in the development of Company-owned stores. Additionally, the Company invested $300,000 to acquire a preferred equity interest in a master licensee. In 1996, financing activities used net cash of $292,000. The Company retired debt of approximately $915,000 during the period. In connection with the purchase of two stores and rights to several territories, the Company issued $584,000 of notes payable and long-term debt.



     At June 30, 1997, the Company had approximately $3,839,000 of debt outstanding. During 1996, the Company borrowed approximately $584,000 in connection with the re-acquisition of certain domestic development rights described above. Notes payable were issued to the area developers whose development rights were re-acquired. The interest rates on the notes range from 8.5% to 9.0% and all mature prior to the end of 1998. During the first six months of 1997, the Company borrowed an additional $679,000 primarily in connection with the re-acquisition of certain domestic development rights. These notes bear interest at rates ranging from 9.0% to 10.6% and all mature by the end of 2002. The Company currently has a loan secured by the fixtures and equipment at its flagship store with an outstanding balance at June 30, 1997 of approximately $987,000. The note bears interest at 9.47% and is due in November 2002. The Company expects to repay this loan with the proceeds of this offering. The Company also has a loan with a balance of approximately $425,000 at June 30, 1997 which is secured by the Company headquarters. This note bears interest at 9.25% and matures in March 2002. The Company expects to repay this loan with the proceeds of this offering. The Company guarantees certain real estate leases, equipment leases and other obligations. At June 30, 1997, these contingent liabilities totaled approximately $13,857,000. Included in this amount is a construction loan for a limited partnership in which the Company and its subsidiary, Schlotzsky's Real Estate, Inc., own a combined 40% interest in capital and profits. The loan, for which the Company is liable for the full amount, had a balance of $1,128,000 at June 30, 1997, bears interest at prime plus 1.25% and matures April 2001. Monthly payments are being made by the limited partnership.



     The Company plans to develop additional Company-owned stores in the next 18 months in the Austin market and certain selected other markets in Texas. Funds of approximately $6,000,000, which will be funded from the proceeds of this offering, are estimated to be required for the development of Company-owned stores. Two stores are currently in development and are expected to open in the fourth quarter of 1997. In addition, the Company is currently finishing out its new Company headquarters which should be completed in the fourth quarter of 1997. The cash requirement is expected to be approximately $1,300,000. The Company has a financing commitment available from a financial institution which provides funding of up to $3,000,000 for the development of additional Company-owned stores and the completion of its new corporate offices.


     The Company continues to expand and refine its Turnkey Program and expects that it will have 40 to 60 sites at various stages of development at any given time. The Company has used the net proceeds from its initial public offering and the proceeds from sites it has sold to finance the development activity of the Turnkey

Program. With the anticipated growth in the Turnkey Program, the capital required to finance the Turnkey Program will increase significantly. During the first six months of 1997, the Company developed 16 sites under the Turnkey Program, of which 15 were sold and the remaining store is operating as a Company-owned store. Forty-seven properties were in various stages of development at June 30, 1997. The tables below provide a summary of the Turnkey Program development activity since its inception and a summary of the status of the Turnkey Program inventory at June 30, 1997.



                                            NUMBER OF SITES
                                        ------------------------
                                                         1997
                                        1995   1996   (6 MONTHS)
                                        ----   ----   ----------
TURNKEY PROGRAM DEVELOPMENT ACTIVITY:
  Sites in process at beginning of
     period...........................   --     27        35
  Sites beginning development during
     the period.......................   32     19        30
  Sites completed as Company-owned
     stores...........................   --     (1)       (1)
  Sites sold..........................   (5)   (10)      (15)
                                         --    ---       ---
  Sites in process at end of period...   27     35        49
                                         ==    ===       ===



                                                                    INVESTED AT    ESTIMATES TO
                                                                   JUNE 30, 1997     COMPLETE
                                                                   -------------   ------------
STATUS OF TURNKEY PROGRAM INVENTORY:
  Open (receiving rent and
     royalties).......................    2      8         2        $1,056,000              --
  Investment sites (under
     construction)....................    9      9         7         2,448,000     $ 3,000,000
  Predevelopment sites
     (preacquisition).................   11     13        36           150,000      35,000,000
  Other...............................    5      5         4         1,410,000              --
                                         --    ---       ---        ----------     -----------
          Total.......................   27     35        49        $5,064,000     $38,000,000
                                         ==    ===       ===        ==========     ===========


     Estimates above are based upon information from third parties and management's assessment of conditions in existence at the time of this filing. There can be no assurance that conditions (such as general or regional economic conditions) will not change significantly requiring greater investment of resources or a longer period of time to satisfactorily complete construction or market the properties.

     The Company currently has lines of credit available from two financial institutions to finance Turnkey Program capital requirements. One line of credit provides up to $5,000,000 in financing at an interest rate of prime plus 0.5% per annum and expires February 1998. The other line of credit can be drawn upon to fund up to $12,000,000, bears interest at the prime rate and expires April 2000. As of June 30, 1997, the Company had not drawn upon either line of credit. While the credit facilities will remain available, the Company intends to use a significant portion of the net proceeds from this offering to fund the expansion of the Turnkey Program. The Company believes that the net proceeds from this offering, its current credit facilities and proceeds from sites sold in the Turnkey Program will be adequate to finance the Turnkey Program for the foreseeable future.

     The Company believes that cash flow from operations, together with the proceeds of the Turnkey Program, collections from notes receivable and borrowings under existing credit facilities described above and the net proceeds from this offering will be sufficient to meet the Company's anticipated cash needs for the foreseeable future. To the extent that the net proceeds from the Turnkey Program, credit facilities, the net proceeds of this offering and cash flow from operations are insufficient to finance the Company's future expansion plans, the Company intends to seek additional funds for this purpose from future debt financings or additional offerings of equity securities, although there can be no assurance of the availability of such funds on acceptable terms in the future.

     New Accounting Standards. In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings per Share" and No. 129 "Disclosure of Information About Capital Structure." SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure requirements. SFAS No. 129 consolidates the existing disclosure requirements to disclose certain information about an entity's capital structure. Both statements are effective for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Restated Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     Management does not believe the implementation of these recent accounting pronouncements will have a material effect on its consolidated financial statements.

QUARTERLY COMPARISONS

     Since the adoption of the Schlotzsky's Deli restaurant concept in 1991, the Company has experienced growth in royalties and franchise fees. Store openings typically mark the recognition of franchise fees and the beginning of the royalty stream to the Company. Accordingly, a large increase in store openings has a significant impact on the amount and timing of revenue. The timing of store openings can also affect the same store sales and other period-to-period comparisons. Store openings increased from 85 in 1994 to 120 in 1995 and 135 in 1996. At January 1, 1995, the initial franchise fee was increased from $15,000 to $17,500 and was further increased to $20,000 effective July 1, 1995. The net profitability from developer fees is substantially higher than that derived from royalties and franchise fees because of the relatively lower costs associated with developer fees. Therefore, quarters in which the Company derived a high percentage of total revenue from developer fees reflect substantially higher margins. While developer fees have been a significant portion of revenue in past quarters, it is anticipated that they will not be material in the future because most of the attractive developer territories in the United States have been sold. Moreover, the Company anticipates that royalty and other revenue will continue to increase so that developer fees will decline as a percentage of total revenue, resulting in more normalized margins. Also, the Company believes turnkey and licensing fees will continue to increase as a percentage of revenue.

     Management believes that the Company experiences only moderate seasonality. The Company attempts to make store sales less seasonal by offering a variety of products which tend to sell better during various seasons.

     The following table presents unaudited quarterly results of operations for the 1995 and 1996 fiscal years, and for the first six months of 1997 (dollars in thousands, except per share data):



                                           1995                                1996                       1997
                             ---------------------------------   ---------------------------------   ---------------
                              1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH      1ST      2ND
REVENUES:                    ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Royalties..................  $1,476   $1,858   $1,961   $2,130   $2,245   $2,675   $2,875   $2,953   $3,278   $3,606
Franchise fees.............     368      390      228      508      348      475      400      553      353      240
Developer fees.............     287      324      260    1,795      595      416      325      657       --      125
Restaurant sales...........      76       80       77      273      566      810    1,061    1,173    1,323    1,439
Brand contribution.........       7      145       65      180      121      238      511      424      535      807
Turnkey development........      --       12       18       12       39       80      143      463      685      762
Other fees and revenue.....      90      154       38       40      168      214      123       63      161      362
                             ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
    Total revenues.........   2,304    2,963    2,647    4,938    4,082    4,908    5,438    6,286    6,335    7,341
Costs and expenses.........   2,063    2,567    2,533    3,066    3,261    3,945    4,240    4,758    4,969    5,575
                             ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
Income from operations.....     241      396      114    1,872      821      963    1,198    1,528    1,366    1,766
Net income.................  $  178   $  244   $   58   $1,152   $  629   $  714   $  798   $1,053   $  889   $1,161
                             ======   ======   ======   ======   ======   ======   ======   ======   ======   ======
Earnings (loss) per
  share(1).................  $ 0.02   $ 0.04   ($0.03)  $ 0.39   $ 0.11   $ 0.13   $ 0.14   $ 0.19   $ 0.16   $ 0.20
Store openings.............      29       27       25       39       28       33       31       43       29       21


- ---------------


(1) Earnings (loss) per share in 1995 were impacted by dividends on redeemable preferred stock outstanding during 1995.


IMPACT OF INFLATION

     The Company believes that inflation did not have a material impact on its operations for the periods reported. Significant increases in labor, employee benefits, food costs and other operating expenses could have a material adverse effect on franchisees' store operations.

                                    BUSINESS

     The Company is a franchisor of quick service restaurants that feature made-to-order sandwiches with distinctive bread that is baked daily at each location. The Schlotzsky's system currently includes six Company-owned stores and over 600 franchised stores located in 38 states, the District of Columbia and 13 foreign countries. System-wide sales were approximately $142.5 million for 1995, $202.4 million for 1996 and $128.0 million for the first six months of 1997. Average unit volumes were $368,000 in 1995, $410,000 in 1996, $199,000 for the first six months of 1996 and $221,000 for the first six months of 1997. From January 1, 1995 to June 30, 1997, the number of stores increased from 353 to 612.

STRATEGY

     John C. Wooley and Jeffrey J. Wooley acquired the Company in 1981. They were attracted to the Company by the unique characteristics of The Schlotzsky's Original sandwich, the only sandwich sold at Schlotzsky's restaurants at that time, and the strong brand loyalty that had developed for this sandwich in the Company's markets. From 1981 to 1991, management tested different strategies to expand the Company's business, including the development of Company-owned stores and expanded store menus.

     In 1991, the Company began implementing a strategy to achieve its objective of becoming a leader in the specialty sandwich segment of the restaurant industry in the United States. The key elements of this strategy are to: offer an expanded menu of consistent, high quality foods featuring the Company's proprietary bread recipes, complemented by excellent customer service; expand the Turnkey Program to develop new stores in high visibility, free-standing locations; utilize area developers to decentralize franchisee recruiting and support; develop a strong network of motivated owner-operator franchisees; and increase awareness of the Schlotzsky's brand through enhanced marketing and private label products. Recently, the Company revised its strategy to include the acquisition and development of a limited number of Company-owned stores, principally for concept development.

     Menu of Distinctive, High Quality Products. Schlotzsky's Deli restaurants offer an expanded menu of consistent, high quality foods featuring the Company's proprietary bread recipes, complemented by excellent customer service. The menu features made-to-order sandwiches with bread that is baked fresh from scratch every day in each restaurant. The Schlotzsky's Original sandwich, which was introduced in 1971, is a variation of the muffaletta sandwich made with three meats (lean ham, Genoa salami and cotto salami), three cheeses (mozzarella, cheddar and parmesan), garlic butter, mustard, marinated black olives, onion, lettuce and tomato on a toasted sourdough bun. The Schlotzsky's Original sandwich continues to be the most popular item on the Schlotzsky's menu. Schlotzsky's Deli restaurants now offer an expanded menu with 15 sandwiches on four types of bread, ten sourdough crust pizzas, five salads, soups, chips and other side items, fresh baked cookies and other desserts, and beverages. At most locations, sandwiches range in price from $2.50 to $4.75 ($7.00 for an oversized Original), and eight-inch gourmet pizzas are priced between $3.50 and $4.50.

     Turnkey Program; High Visibility Stores. The Company and its area developers encourage franchisees to develop free-standing stores with high visibility and easy access. The Company believes the location of a store is as critical to its success as the efforts of the franchisee, and trains area developers to assist franchisees in identifying and acquiring superior store locations. The Company implemented its Turnkey Program as a means of accelerating the development of high visibility stores and capitalizing on the Company's experience in evaluating store sites. The Turnkey Program also enhances the quality and consistency of the free-standing stores developed by the Company because of its experience building prototype stores and its purchasing power with suppliers and contractors.


     Area Developers. The Company has 40 area developers trained to assist the Company in achieving its expansion goals in the United States. Area developers provide the following services: they recruit and qualify franchisees; they assist franchisees in site selection, training, financing, building and opening stores; they provide ongoing operational support; they monitor product and service quality; and they coordinate local advertising. Prior to 1991, these functions were performed by Company personnel. By utilizing its area developer network, the Company believes that it can effectively support a growing number of franchised stores while controlling its overhead costs. Area developers receive a portion of franchise fees and royalties from each store in their territories and are highly motivated to develop their markets and monitor operating performance. Area developers must meet specific store opening schedules under their agreements with the Company in order to maintain their development rights.



     Motivated Owner-Operator Franchisees. The Company is developing a strong network of owner-operator franchisees. The Company believes that a motivated owner-operator is an essential key to the success of a store. The Schlotzsky's system consists almost exclusively of franchised stores, owned and managed by entrepreneurial franchisees. The Company seeks franchisees who are committed to providing on-site supervision of store operations and prefers to limit franchisees to three locations in relatively close proximity. As of June 30, 1997, out of 424 franchisees with stores, ten franchisees have more than five stores each and, in the aggregate, account for approximately 11.4% of the stores in the system.


     Increased Brand Awareness. The Company seeks to increase awareness of the Schlotzsky's brand through enhanced marketing and private label products. The Company is directing its franchising efforts to establish a sufficient number of stores in larger markets to allow expanded cooperative advertising through newspaper, radio and television. The Company has developed a complete line of private label products to increase Schlotzsky's brand awareness. Private label products are used by franchisees in preparing foods and are displayed at stores as part of the standard decor package. Some private label products are sold by franchisees for home consumption.


     Company-Owned Stores. The Company's flagship store in Austin, Texas opened in 1995, and a store in New York City (Manhattan) was acquired by the Company from a franchisee in 1996. The Company operates these stores primarily for product development, concept refinement and prototype testing and training and to build brand awareness. The Company is also developing two additional stores in Austin and a store in Houston, Texas for these purposes, and may acquire or develop a limited number of other Company-owned stores in the future. A portion of the proceeds of this offering will be used to develop or acquire these Company-owned stores.


EXPANSION

     At June 30, 1997, the Schlotzsky's system consisted of 612 stores in 38 states, the District of Columbia, and thirteen foreign countries. At December 31, 1995 and 1996, the system included 463 and 573 stores, respectively.

                      STORE LOCATIONS AS OF JUNE 30, 1997


                                                    NUMBER OF
                     LOCATION                        STORES
                     --------                       ---------
UNITED STATES:
Texas.............................................     197
Arizona...........................................      30
California........................................      27
Georgia...........................................      27
Florida...........................................      26
Michigan..........................................      25
Illinois..........................................      20
Tennessee.........................................      19
Indiana...........................................      18
Oklahoma..........................................      18
Colorado..........................................      14
New Mexico........................................      14
South Carolina....................................      14
Alabama...........................................      13
Wisconsin.........................................      13

                                                    NUMBER OF
                     LOCATION                        STORES
                     --------                       ---------
Nebraska..........................................      11
North Carolina....................................      11
Missouri..........................................       9
Arkansas..........................................       8
Kansas............................................       8
Louisiana.........................................       8
Ohio..............................................       8
Minnesota.........................................       7
Virginia..........................................       7
Nevada............................................       6
Utah..............................................       6
Oregon............................................       4
Washington........................................       4
Iowa..............................................       3
West Virginia.....................................       3
Hawaii............................................       2
Idaho.............................................       2
Mississippi.......................................       2
New York..........................................       2
North Dakota......................................       2
Pennsylvania......................................       2
South Dakota......................................       2
Connecticut.......................................       1
District of Columbia..............................       1
                                                       ---
Total U.S.........................................     594
                                                       ---
INTERNATIONAL:
Argentina.........................................       3
Japan.............................................       3
Turkey............................................       2
Australia.........................................       1
Canada............................................       1
Germany...........................................       1
Guatemala.........................................       1
Korea.............................................       1
Lebanon...........................................       1
Mexico............................................       1
Saudi Arabia......................................       1
Sweden............................................       1
United Kingdom....................................       1
                                                       ---
Total International...............................      18
                                                       ---
Total Stores......................................     612
                                                       ===



TURNKEY REAL ESTATE DEVELOPMENT PROGRAM



     The Company instituted the Turnkey Program to further assist franchisees in obtaining superior sites and to achieve more rapid penetration in those selected major markets where the Company believes there is strong demand by franchisees for good locations. Under the Turnkey Program, the Company works independently or with an area developer to identify superior store sites within a territory. The Company will purchase or lease a selected site, design and construct a Schlotzsky's Deli restaurant on the site and sell, lease or sublease the completed store to a franchisee. Where the Company does not sell the property to a franchisee, the Company sells the improved property, or, in the case of a leased property, assigns the lease and any sublease, to an investor. The Company anticipates that the total investment in each acquired free-standing location will be approximately $500,000 to $800,000 (less for leased locations). The Company charges the franchisee $20,000 per site for managing the construction of the store. This construction management fee is recognized when the store is opened. Upon sale of the store, the Company realizes a gain (or loss) on the sale in the period in which the sale occurs. The Company believes that the Turnkey Program enhances the Company's ability to recruit qualified franchisees by developing high profile sites and achieving critical mass for advertising purposes more quickly in selected markets.


MENU

     The Schlotzsky's Deli menu provides customers with popular food items which the Company believes are fresher, more flavorful and of greater variety than those offered by competitors. The key menu groups are made-to-order sandwiches and pizzas, salads, soups, cookies and other desserts, and beverages. Sandwiches and pizzas are made with delicatessen-style meats, chicken and specialty cheeses, all of which are purchased ready for use from approved suppliers. The Company's distinctive sandwich buns and pizza crusts are baked daily from scratch, rather than with pre-mixed or frozen dough, to ensure the highest quality and freshness.

FRANCHISING

     The Company has adopted a strategy of franchising, rather than owning stores. The Company believes that franchisees who own and operate stores are more highly motivated and manage stores more efficiently than typical manager-employees. Moreover, franchising allows the Company to expand the number of stores and penetrate markets more quickly and with less capital than developing Company-owned stores. Area developers play a key role in the Company's franchising program by recruiting qualified franchisees and providing a high level of support to franchised stores.


     Area Developers. The Company's 40 area developers recruit and qualify franchisees according to criteria developed by the Company. Once a franchisee is approved by the Company, the area developer assists the franchisee in site selection, training, store design and layout, construction and financing. The area developer provides store opening assistance, monitors store performance and compliance with product and service quality standards established by the Company and coordinates cooperative advertising within his territory. The Company generally pays area developers 50% of all franchise fees paid by franchisees in their territories, although some area developers have received up to 100% of certain franchise fees as an inducement to develop their territories more quickly. In addition, the Company also pays area developers approximately 42% of the royalties received under franchise agreements providing for 6% royalties and 12.5% to 25% of royalties received under franchise agreements providing for 4% royalties, in each case with respect to franchisees in their territories. Area developers are not required to own or operate stores, although some of the Company's area developers are also franchisees under separate franchise agreements. Area developers are granted exclusive rights to one or more television markets in the United States, typically for a term of 50 years. Each area developer pays the Company a nonrefundable fee for the exclusive development rights for a market. The Company typically receives 25% to 50% of the area developer fee when the area development agreement is signed with the balance payable with interest over an 18 to 36-month period under a promissory note from the area developer.


     Area development agreements are nonassignable without the prior written consent of the Company, and consents have been granted from time to time. The Company retains rights of first refusal with respect to any proposed sale by the area developer. Area developers are not permitted to compete with the Company. Area developers typically commit to a store opening schedule for each territory. If an area developer fails to meet its obligations, the Company can terminate or repurchase its territory for resale, although the Company has agreed to extend or waive these store opening schedules for certain area developers.

     Franchisees. The Company believes the involvement of owners in daily store operations is critical to the success of a franchise. The Company prefers franchisees who will operate no more than three stores, located within a single market. Franchisees are selected on the basis of various factors, including business background, experience and financial resources. Because the cost of building and equipping a Schlotzsky's Deli restaurant is somewhat higher than for some other specialty sandwich franchise operations, the Company's franchisees must have substantial cash resources or a relatively high net worth to obtain financing to build and equip stores. While area developers identify and recruit potential franchisees, all franchisees must be approved by the Company.

     Franchise Agreements. The Company enters into a unit development agreement with each franchisee granting the franchisee the right to develop a specific number of stores within a territory over a defined period of time. Once a site for a store has been selected by the franchisee and accepted by the Company, a unit franchise agreement for that store is signed. Under the Company's current standard franchise agreement, the franchisee is required to pay a franchise fee of $20,000 for the franchisee's first store and $10,000 for any additional store. The franchise fee for the initial store and a partial payment on each additional store is payable at the time of signing the unit development agreement. The current standard franchise agreement provides for a term of 20 years (with one ten-year renewal option) and payment of a royalty of 6% of sales. As of June 30, 1997, 133 stores operated under franchise agreements entered into prior to 1991 were paying a royalty of 4% of sales.

     The Company has the right to terminate any franchise agreement for certain specific reasons, including a franchisee's failure to make payments when due or failure to adhere to the Company's policies and standards. Many state franchise laws, however, limit the ability of a franchisor to terminate or refuse to renew a franchise. See "-- Government Regulation."

     Franchisee Training and Support. Each franchisee is required to have a principal operator approved by the Company who satisfactorily completes the Company's training program and who devotes full business time and efforts to the operation of the franchisee's stores. Franchisees may also enroll each store manager in the Company's training program. The Company provides training at operating Schlotzsky's Deli restaurants in various locations. In November 1995, the Company opened its new flagship Schlotzsky's Deli restaurant in Austin, Texas, which includes training facilities. Most franchisee training is being conducted at that location. Franchisees are required to pass a minimum skills test before they can begin operating their first store. An on-site training crew is provided by the Company or an area developer for three days before and two days after the opening of a franchisee's first store. Company management and area developers maintain ongoing communication with franchisees, exchanging operating and marketing information.

     Franchise Operations. All franchisees are required to operate their stores in compliance with the Company's policies, standards and specifications, including matters such as menu items, ingredients, materials, supplies, services, fixtures, furnishings, decor and signs. Food preparation is standardized and is limited to baking bread, slicing pre-cooked meats, cheese and produce, melting cheese and heating sandwiches. Because they usually operate no more than three stores, franchisees are expected to be actively involved in monitoring operations at each store. Each franchisee has full discretion to determine the prices to be charged to its customers. Franchise stores are periodically inspected by area developers and the Company's field service representatives. Area developers are responsible for monitoring and enforcing the Company's standards and specifications as set forth in the franchise agreement and the Company's manuals on a continuous basis.

     Reporting. Most Schlotzsky's Deli restaurant franchisees are required to report weekly sales and other data to the Company. Other franchisees are required to report monthly. Generally, 6% royalties are payable weekly by automatic bank drafts and 4% royalties are payable monthly by check. The Company is currently evaluating point-of-sale software for use by franchisees to record and report sales and other operating information and anticipates that new franchisees may be required to use this point-of-sale software beginning in 1998. Although the Company has the right to audit franchisees, it relies primarily on voluntary compliance by franchisees to accurately report sales and remit royalties.

     International Master Licensees. In addition to the Company's expansion in the United States, the Company has granted nonassignable rights to develop stores in international markets to master licensees. A master licensee is typically licensed for 50 years to use the Schlotzsky's trademarks in designated foreign territories and may grant area development rights and franchises in those territories. Unlike area developers, master licensees contract directly with franchisees, and the Company delegates the selection of franchisees and approval of sites to the master licensees. When a master license is granted, the master licensee pays the Company a negotiated, nonrefundable license fee. In some instances, the Company will negotiate a territorial agreement pursuant to which a foreign territory is reserved and the principal economic terms of the master license agreement are agreed upon in return for a nonrefundable fee to be applied toward the master license fee. The Company normally receives 15% to 35% of the master license fee in cash when the master license or territorial agreement is signed, with the balance payable with interest over a term of up to 48 months under a promissory note from the master licensee. Typically, the Company also receives one-third to one-half of any sublicense and franchise fees and one-third of any royalties received by the master licensee. All amounts payable to the Company by the master licensees must be paid in U.S. dollars. As of June 30, 1997, the Company had executed master licenses or territorial agreements covering 46 foreign countries. As with area developers, if master licensees fail to meet their obligations, the Company can terminate their rights or repurchase their territories for resale. Master licensees are subject to various laws and regulations regarding franchising and licensing in their territories and are responsible for complying with these laws and regulations.

SITE SELECTION

     The Company trains area developers to assist franchisees in selecting their sites and developing their stores. Each franchisee is responsible for selecting store locations acceptable to the Company. Site selection criteria are based on accessibility and visibility of the site and selected demographic factors, including population, residential and commercial density, income, age and traffic patterns. The Company prefers that franchisees select sites for free-standing or end-cap stores to maximize store visibility and sales potential. As the table below indicates, the mix of store sites has changed since the Company adopted a new strategy in 1991 focusing on higher visibility stores.

                                                                           STORES OPENED BETWEEN
                                           AS OF              AS OF           JANUARY 1, 1992
            STORE SITE               DECEMBER 31, 1991    JUNE 30, 1997      AND JUNE 30, 1997
            ----------               -----------------    -------------    ---------------------
Free-Standing......................          24%                43%                  51%
End-Cap............................          31                 29                   26
In-Line............................          28                 14                    8
Other..............................          17                 14                   15
                                            ---                ---                  ---
Total..............................         100%               100%                 100%
                                            ===                ===                  ===

     The Company has developed a series of prototype store designs and specifications for free-standing and end-cap stores which its area developers make available for use by franchisees. These specifications may be adapted to existing restaurants and other retail spaces.

UNIT ECONOMICS


     The Company believes that the Schlotzsky's Deli restaurant concept offers attractive unit economics. The cost to a franchisee of developing and opening a prototype Schlotzsky's Deli restaurant (excluding restaurants like the Company's flagship store) in leased space has recently ranged from approximately $300,000 to $600,000, including leasehold improvements, equipment, fixtures and initial working capital. During the twelve months ended June 30, 1997, the average store revenue for Schlotzsky's Deli restaurants (excluding non-Deli restaurant format stores) that were open for the entire period was approximately $427,000, although store revenue varies significantly depending upon the type, size and location of the store. The Company believes that food and paper costs for the Schlotzsky's Deli menu items are relatively low as a percentage of gross store sales as compared to many quick service restaurant concepts.


FINANCING

     The Company typically does not, and is not obligated to, provide financing to franchisees for the costs of developing and opening stores. Both the Company and area developers assist franchisees in obtaining financing by identifying third party financing sources. Certain financial institutions have designed equipment leasing programs specifically for Schlotzsky's franchisees and have developed guidelines for sale and leaseback financing for Schlotzsky's stores. The Company has also identified Small Business Administration lenders which have made loans to Schlotzsky's franchisees. These lenders are not committed to provide any financing to franchisees and there can be no assurance that franchisees will be able to finance their costs of opening stores on suitable terms.

     Although it is not obligated to do so, the Company from time to time agrees to guarantee its franchisees' obligations to equipment and real property lessors or subordinates all or a portion of its royalties to the obligations of franchisees on such leases. As of June 30, 1997, the Company had guaranteed an aggregate of approximately $13.9 million which is principally comprised of real estate and equipment leases and other obligations of its franchisees.

PURCHASING; PRIVATE LABELING

     Franchisees are required to purchase equipment, furniture, smallwares, merchandising displays and food from suppliers approved by the Company. Approximately 80% of overall purchases of goods used in daily operations by the Company's franchised stores are from International Multifoods Corporation, which provides volume discounts to franchisees based upon system-wide purchases. The Company believes that comparable goods are available at competitive prices from numerous other suppliers.

     The Company has licensed certain manufacturers to sell Schlotzsky's private label meats, cheeses, potato chips and other products. The Company receives licensing fees from these manufacturers based on their sales of private label products to franchisees. While franchisees are not required to purchase private label products, other than the Company's proprietary flour mixes, the Company believes that most franchisees prefer them because they are of equal or superior quality compared to other brand name products and generally are less expensive than the supplies available from other approved sources. In addition, some private label products can be sold separately at stores for home consumption, enhancing brand awareness and providing franchisees with additional sales and profit opportunities.

MARKETING

     Franchised stores contribute 1% of gross sales to Schlotzsky's N.A.M.F., Inc. ("NAMF"), a non-profit corporation administered by the Company. In addition, franchisees are required by the terms of their franchise agreements to spend at least 3% of gross sales on local advertising. To take advantage of critical mass in certain television markets, franchisees are encouraged to form cooperatives where local advertising funds can be pooled to maximize the benefits of advertising for members. NAMF funds are used to develop and produce radio and television commercials and print advertising for use in local markets, in-store graphics and displays, and promotions. NAMF has developed advertising campaigns for use by franchisees centered around different slogans, such as FUNNY NAME. SERIOUS SANDWICH.(TM); ACCEPT NO SUBSTITUTESKY'S(R); BEST BUNS IN TOWN(TM); and ORIGINAL TASTE EVERY DAY(TM). NAMF's field marketing representatives coordinate advertising campaigns and promotions for area developers and franchisees.

COMPETITION


     The food service industry is intensely competitive with respect to concept, price, location, food quality and service. There are many well established competitors with substantially greater financial and other resources than the Company. Such competitors include a large number of national, regional and local food service companies, including fast food and quick-service restaurants, casual full-service restaurants, delicatessens, pizza restaurants and other convenience dining establishments. Some of the Company's competitors have been in existence longer than the Company and are better established in markets where Schlotzsky's stores are or may be located. The Company believes that it competes for franchisees with franchisors of other restaurants and various concepts.


     Schlotzsky's stores compete primarily on the basis of distinctive, high quality food and convenience, rather than price. The Company believes that Schlotzsky's stores provide the quick service and convenience of fast food restaurants while offering more distinctive, higher quality products. Pricing is designed so that customers perceive good value (high quality food at reasonable prices), even though Schlotzsky's menu prices are typically higher than certain competitors' prices.

     Competition in the food service business is affected by changes in consumer taste, economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of qualified labor, product availability and local competitive factors. The Company's area developers attempt to assist franchisees in managing or adapting to these factors, but no assurance can be given that some or all of these factors will not adversely affect some or all of the franchisees.

TRADEMARKS, SERVICE MARKS AND TRADE SECRETS

     The Company owns a number of trademarks and service marks registered with the United States Patent and Trademark Office. The Company has also registered or made application to register trademarks in foreign countries where master licenses have been granted. The flour and bread making recipes and techniques currently used in Schlotzsky's stores are based on a modification of the Company's original recipe developed jointly by the Company and Pillsbury Company. The recipes and techniques are protected by the Company and its suppliers as trade secrets. The Company has not sought patent protection for these recipes, and it is possible that competitors could develop flour recipes and baking procedures that duplicate or closely resemble the Company's. The Company considers its trademarks, service marks and trade secrets to be critical to the business and actively defends and enforces them.

GOVERNMENT REGULATION

     The Company must comply with regulations adopted by the Federal Trade Commission (the "FTC") and with several state laws that regulate the offer and sale of franchises. The Company also must comply with a number of state laws that regulate certain substantive aspects of the franchisor-franchisee relationship. The FTC's Trade Regulation Rule on Franchising (the "FTC Rule") requires that the Company furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule.

     State laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states. Those laws regulate the franchise relationship, for example, by requiring the franchisor to deal with its franchisees in good faith, by prohibiting interference with the right of free association among franchisees, by regulating discrimination among franchisees with regard to charges, royalties or fees, and by restricting the development of other restaurants within certain proscribed distances from existing franchised restaurants. Those laws also restrict a franchisor's rights with regard to the termination of a franchise agreement (for example, by requiring "good cause" to exist as a basis for the termination), by requiring the franchisor to give advance notice to the franchisee of the termination and give the franchisee an opportunity to cure any default, and by requiring the franchisor to repurchase the franchisee's inventory or provide other compensation. To date, those laws have not precluded the Company from seeking franchisees in any given area and have not had a material adverse effect on the Company's operations.


     Each Schlotzsky's store must comply with regulations adopted by federal agencies and with licensing and other regulations enforced by state and local health, sanitation, safety, fire and other departments. Difficulties or failures in obtaining the required licenses or approvals can delay and sometimes prevent the opening of a new store.


     Schlotzsky's stores must comply with federal and state environmental regulations, such as those promulgated under the Federal Water Pollution Act, Federal Clean Water Act of 1977 and the Federal Resource and Conservation Recovery Act of 1976, but the Company believes that those regulations have not had a material effect on their operations. More stringent and varied requirements of local governmental bodies with respect to zoning, land use, and environmental factors can delay and sometimes prevent development of new stores in particular locations.


     The Company and its franchisees must comply with the Fair Labor Standards Act and various state laws governing various matters, such as minimum wages, overtime and other working conditions. Significant numbers of the food service personnel in Schlotzsky's stores receive compensation at rates related to the federal minimum wage and, accordingly, increases in the minimum wage increase labor costs at those locations.

     The Company and its franchisees also must comply with the provisions of the Americans with Disabilities Act, which requires that employers provide reasonable accommodation for employees with disabilities and that restaurants be accessible to customers with disabilities.

PROPERTIES

     The Company's corporate headquarters in Austin, Texas, are currently located in approximately 11,000 square feet of office space owned by the Company and approximately 8,300 square feet of additional space occupied under a lease expiring in October 1997. In March 1997, the Company entered into a lease with a limited liability company owned by John Wooley and Jeffrey Wooley for a new corporate headquarters facility in Austin. This lease will expire in 2007. The new facility will consist of approximately 41,000 square feet of office and storage space. The Company expects to occupy this new facility by the end of 1997. See "Certain Transactions -- Real Estate Transactions." The current corporate headquarters facility owned by the Company will continue to be used by the Company after the new facility is occupied.

     The Company leases approximately 10,000 square feet of space for the flagship Schlotzsky's Deli restaurant and training facility in Austin, approximately 3,200 square feet for a store in Bastrop, Texas and approximately 7,100 square feet for a new store to be opened in Austin. The Company has a ground lease for an additional store in Austin. The Company leases approximately 3,000 square feet each for two stores which recently opened in Houston and has plans for an additional new store in Houston. The Company also leases approximately 3,200 square feet for a store in North Lake, Illinois and approximately 1,800 square feet for its store in New York City. It is contemplated that the Bastrop, Texas store, one of the Houston stores and the North Lake, Illinois store will be sold, and that the other store in Houston will be closed when the store currently in the planning stages for Houston is opened.


     As of June 30, 1997, the Company had 47 store sites in various stages of development under the Turnkey Program. In addition, construction was completed on two other stores and these stores are operating and under lease. Seven of the sites in development are in various stages of construction and 36 sites remain in the pre-development stage. The Company also owns four sites, which it contemplates remarketing. It is contemplated that stores developed under the Turnkey Program will be sold as they are completed. See "Business -- Turnkey Real Estate Development Program."


     Schlotzsky's Real Estate, Inc., a wholly-owned subsidiary of the Company, is the general partner and the Company is a limited partner of a limited partnership which owns a 17,600 square foot shopping center in suburban Austin. Schlotzsky's Real Estate, Inc. and the Company have a combined 40% interest in the capital and profits of this limited partnership. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

EMPLOYEES

     As of June 30, 1997, the Company employed 125 persons. None of the Company's employees is covered by a collective bargaining agreement or is represented by any labor union. The Company believes its relationship with its employees is good.

LITIGATION


     The State of New Mexico Taxation and Revenue Department has assessed the Company $131,000 for gross receipts taxes, penalties and interest for the years 1987 through 1993. The assessment imposes gross receipts taxes on franchise fees and royalties received by the Company from New Mexico franchisees and NAMF contributions by those franchisees. The Company filed a protest with the New Mexico Taxation and Revenue Department claiming that the assessment violates the Commerce Clause of the United States Constitution because the Company does not have any physical presence in or substantial nexus with New Mexico. The Company has reserved a liability for taxes and attorneys' fees in respect of this assessment. See the Consolidated Financial Statements of the Company and related Notes included elsewhere in this Prospectus. If other state taxing authorities attempt to impose taxes on receipts derived by the Company from franchisees in those states, the Company's financial condition and results of operations could be materially adversely affected.

     The Company is subject to routine litigation in the ordinary course of business, including contract, franchisee, area developer and employment-related litigation. In the course of enforcing its rights under existing and former franchise agreements and area developer agreements, the Company is subject to complaints and letters threatening litigation concerning the interpretation and application of these agreements, for example, in cases of administration of the NAMF advertising funds, default or termination of franchisees or area developers, requirements or payments relating to products used in the stores (such as private label licensing), and the Turnkey Program. The Company endeavors to treat its franchisees and area developers reasonably and fairly and in compliance with applicable contractual provisions with due regard for the protection of the Company's trademarks, service marks and goodwill. None of these routine matters, individually or in the aggregate, are believed by the Company to be material to its business or financial condition.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:

                  NAME                     AGE                    POSITION(S)
                  ----                     ---                    -----------
John C. Wooley(1)(2).....................  49    Chairman of the Board and President
Darrell W. Kolinek.......................  46    Senior Vice President, Franchise Services
Jeffrey J. Wooley(1).....................  51    Senior Vice President, Secretary, General
                                                 Counsel and Director
Monica Gill..............................  33    Chief Financial Officer
Floor Mouthaan(3)........................  51    Director
John M. Rosillo(2).......................  44    Director
Raymond A. Rodriguez(3)..................  39    Director
John L. Hill, Jr.(2).....................  73    Director
Azie Taylor Morton(2)....................  61    Director

- ---------------

(1) Member of the Executive Committee.

(2) Member of the Compensation Committee

(3) Member of the Audit Committee.

     Officers are elected by and serve at the discretion of the Board of Directors.

     The directors of the Company are divided into three classes, designated as Class A, Class B and Class C. Raymond A. Rodriguez is currently the only Class A director and will stand for election at the 1999 annual shareholders meeting. John M. Rosillo, Floor Mouthaan and John L. Hill, Jr. are currently Class B directors and will stand for election at the 2000 annual shareholders meeting. John C. Wooley, Jeffrey J. Wooley and Azie Taylor Morton are currently Class C directors and will stand for election at the 1998 annual shareholders meeting. There are currently two available positions on the Board of Directors that have not been filled.

     John C. Wooley has served as Chairman of the Board and President of the Company since 1981. From 1974 to 1981 he participated in various real estate development and investment activities. Mr. Wooley earned a BBA in accounting in 1970 and a JD in 1974, both from the University of Texas at Austin. John C. Wooley and Jeffrey J. Wooley are brothers.

     Darrell W. Kolinek joined the Company in May 1980 as operations supervisor. He was a franchise consultant from December 1987 to December 1990 when he became Director of Franchise Services. Mr. Kolinek was appointed Vice President of Franchise Services in January 1995 and was promoted to Senior Vice President of Franchise Services in July 1995. He attended Southwest Texas State University.

     Jeffrey J. Wooley has served as a director, Vice President and Secretary of the Company since 1981, and was promoted to Senior Vice President in December 1995. Mr. Wooley also serves as General Counsel of the Company. Prior to 1981, Mr. Wooley was engaged in the private practice of law in Colorado and Texas. He received a BA degree from Rice University in 1968 and a JD from The University of Texas at Austin in 1972. Jeffrey J. Wooley and John C. Wooley are brothers.

     Monica Gill joined the Company in 1994. She served as controller until June 1997, when she assumed the position of acting Chief Financial Officer, and was formally appointed to that position in August 1997. Prior to joining the Company, she was employed by Hines Interests, a real estate development company in Houston, Texas. Ms. Gill is a certified public accountant and holds a BA degree in Business Administration from Stephen F. Austin State University.

     Floor Mouthaan has been the managing partner of Greenfield, the managing general partner of NethCorp Investments VI B.V. ("NethCorp," formerly known as BeneVent-Noro Venture B.V.), since April 1995.

Mr. Mouthaan was the chief executive officer of Noro (Nederland) B.V., an international venture capital fund located in Zeist, The Netherlands, from July 1988 to March 1995.

     John M. Rosillo has been the President of Grupo Rosillo, a family-owned enterprise based in The Netherlands that is engaged in various activities, including insurance, real estate, portfolio investments and venture capital funding, for more than five years. Grupo Rosillo includes Getov and Buxtehude, each a shareholder of the Company.

     Raymond A. Rodriguez has been President of RAR Service Group, Inc., a financial services firm located in Glenview, Illinois, since June 1985. Mr. Rodriguez is an officer and principal shareholder of Barmar Enterprises, Inc., an area developer for the Company in the Chicago, Illinois area since June, 1992, and has owned a Schlotzsky's Deli restaurant in Chicago, Illinois since February 1993 and another in Glenview, Illinois since June 1995.

     John L. Hill, Jr. has been a name partner in the Houston-based law firm of Liddell, Sapp, Zivley, Hill & LaBoon L.L.P. since 1988. Mr. Hill has served as the Secretary of State of the State of Texas, Attorney General of Texas and Chief Justice of the Supreme Court of Texas.

     Azie Taylor Morton has been the president of Exeter Capital Asset Management Company, an Austin-based money management firm, since January 1993. From 1989 to December 1992, Ms. Morton was the Director of Resource Coordination for Reading is Fundamental, a non-profit organization based in Washington, D.C. that makes reading materials available for children. Ms. Morton has served as Treasurer of the United States and Commissioner of the Virginia Department of Labor and Industry.


     The Board of Directors has standing Executive, Compensation and Audit Committees. The Audit Committee annually recommends to the Board the appointment of independent certified accountants as auditors for the Company, reviews the scope and fees of the annual audit and any special audit and reviews the results with the auditors, reviews accounting practices and policies of the Company with the auditors, reviews the adequacy of the accounting and financial controls of the Company and submits recommendations to the Board regarding oversight and compliance with accounting principles and legal requirements. The Compensation Committee reviews and makes recommendations to the Board regarding salaries and benefits of executive officers and employees of the Company and administers the 1993 Amended and Restated Stock Option Plan. The Executive Committee has authority to take any action which can be taken by the Board, except actions reserved to other committees or which may be taken only by the full Board under law or the Company's bylaws.


CERTAIN OTHER OFFICERS AND KEY EMPLOYEES

     The following table sets forth certain information regarding certain other officers and key employees of the Company:

              NAME                 AGE                   POSITION
              ----                 ---                   --------
Kelly R. Arnold..................  46     Vice President, Turnkey Development
Karl D. Martin...................  54     Vice President, Concept Development
                                          Vice President,
J. Gilbert McCoy.................  51     Purchasing/Distribution

     Kelly R. Arnold joined the Company in March 1986. Mr. Arnold became Regional Franchise Manager for the Eastern Region in May 1990 and was promoted to Director of Franchise Sales in March 1991. In January 1995, Mr. Arnold was elected Vice President, Turnkey Development.


     Karl D. Martin was elected Vice President, Concept Development of the Company in January 1995. From December 1993 until January 1995, he served as sales manager. From September 1991 to November 1993, he was a principal of Deli Marketing, Inc., which contracted with the Company with respect to the implementation of its area developer program. From 1989 to September 1991, Mr. Martin was a vice president of Marketing and Financial Management, Inc., a provider of consulting services to franchise restaurants and other operations, in Canoga Park, California. From 1968 to 1989, Mr. Martin held management positions for various franchise restaurant operations, including Rax Restaurants, Shakey's and El Torito.

     J. Gilbert McCoy was elected Vice President, Purchasing/Distribution in January 1995. From September 1984 until December 1994, Mr. McCoy was with Mr. Gatti's, Inc., a national pizza restaurant operator and franchisor, most recently as vice president of purchasing, research and development, and quality assurance. He is one of 15 certified food purchasing managers (CFPM) certified by the National Restaurant Association.

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended December 31, 1994, 1995 and 1996 to the Company's chief executive officer and each other executive officer as of the end of the fiscal year ended December 31, 1996 who received compensation in excess of $100,000 for such fiscal year (collectively, the "named executive officers").


                                                                               LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL COMPENSATION               AWARDS
                                       ------------------------------------   ------------
                                                                 OTHER         SECURITIES
           NAME AND                                             ANNUAL         UNDERLYING     ALL OTHER
      PRINCIPAL POSITION        YEAR    SALARY     BONUS    COMPENSATION(1)    OPTIONS(#)    COMPENSATION
      ------------------        ----   --------   -------   ---------------   ------------   ------------
John C. Wooley,                 1996   $130,000   $    --       $    --              --        $    --
  Chairman of the Board         1995    120,000        --            --          46,875
  and President                 1994    128,750        --        25,089              --             --
Bishop J. Allen, (2)            1996    120,000        --            --              --             --
  Executive Vice President,     1995    120,000        --            --          31,250             --
  Concept Development           1994    120,000        --            --              --             --
Charles E. Harvey, Jr., (2)     1996    120,000        --            --              --             --
  Executive Vice President
  and Chief Financial Officer
Jeffrey J. Wooley,              1996    110,000        --            --              --             --
  Senior Vice President,        1995    100,000        --            --          31,250             --
  Secretary and General
     Counsel


- ---------------

(1) Includes commissions earned in 1993 but paid in 1994.

(2) The employment of Bishop J. Allen and Charles E. Harvey, Jr. terminated in 1997.

INFORMATION REGARDING STOCK OPTIONS

     There were no stock options granted in 1996 to the executive officers included in the Summary Compensation Table. The Company has not granted any stock appreciation rights.

     Set forth in the following table is summary information regarding the number of all unexercised options as of the end of 1996 for each of the executive officers included in the Summary Compensation Table:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                                          VALUE OF UNEXERCISED
                                          NUMBER OF UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                      OPTIONS AT FISCAL YEAR-END(#)        FISCAL YEAR-END($)
                NAME                    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(1)
                ----                  -----------------------------   ----------------------------
John C. Wooley......................  46,875/0                                 0/0
Bishop J. Allen.....................  12,500/18,750                       25$,000/$37,500
Charles E. Harvey, Jr...............  10,000/20,000                            0/0
Jeffrey J. Wooley...................  31,250/0                                 0/0

- ---------------


(1) The closing price per share of the Common Stock on December 31, 1996 was $10.00.


     No executive officer of the Company exercised options in fiscal 1996.

1993 AMENDED AND RESTATED STOCK OPTION PLAN

     The following is a summary of certain major provisions of the 1993 Stock Option Plan, as amended at the 1997 annual meeting of shareholders (the "Amended Plan").


     General. Under the Amended Plan, options covering shares of Common Stock are granted to employees and directors of, and consultants to, the Company. The options are intended to qualify either as incentive stock options ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or will constitute nonqualified stock options ("NQSOs"). Options may be granted at any time prior to December 23, 2003. Up to 800,000 shares of Common Stock (subject to adjustment to prevent dilution) are available for issuance under the Amended Plan. Options to purchase 709,634 shares of Common Stock have been granted pursuant to the Amended Plan and have not expired, of which 50,363 have been exercised. The Company intends to grant up to 60,000 options on the effective date of this offering at an exercise price equal to the Price to Public set forth on the cover page of this Prospectus.



     Administration. The Amended Plan may be administered by the Board of Directors, or the Board of Directors may delegate its authority to a committee (either, the "Administrator"). The Board of Directors has currently delegated its authority to the Compensation Committee. The Amended Plan provides that the Administrator has full and final authority to select the employees, directors and consultants to whom awards are granted, the number of shares of Common Stock with respect to each option awarded, the exercise price or prices of each option, the vesting and exercise periods of each option, whether an option may be exercised as to less than all of the Common Stock subject to the option, and such other terms and conditions of each option, if any, that are not inconsistent with the provisions of the Amended Plan. In general, the Administrator is authorized to construe, interpret and administer the Amended Plan and the provisions of the options granted thereunder, prescribe and amend rules for the operation of the Amended Plan and make all other determinations necessary or advisable for its implementation and administration.



     Eligibility. Eligibility to participate in the Amended Plan is limited to employees and directors of, and consultants to, the Company and its subsidiaries as determined by the Administrator. Because of the discretion possessed by the Administrator with respect to employees, directors and consultants, there is no practical way to indicate the number of persons who may be selected to participate in the Amended Plan, the number of options that may be granted to them or the number of shares of Common Stock subject to each option. Notwithstanding the foregoing, the maximum number of shares of Common Stock that can be granted to any individual executive officer of the Company in any fiscal year is 250,000 shares.



     Terms of Options and Limitations on Right to Exercise. Under the Amended Plan, the exercise price of options will not be less than 50% of the fair market value of the Common Stock on the date of grant; provided that, as to options granted to executive officers and all ISOs, the exercise price will not be less than fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to an optionee owning 10% of the Common Stock of the Company). Options granted to employees, directors or consultants shall not be exercisable after the expiration of ten years from the date of grant (or five years in the case of ISOs granted to an optionee owning 10% of the Common Stock of the Company) or such earlier date determined by the Administrator.


     The Amended Plan permits the exercise of options by payment of the exercise price in cash or, at the discretion of the Administrator, by delivery of shares of Common Stock having a fair market value as of the date of exercise equal to the exercise price, any other valid consideration under applicable law, or a combination of each, in an amount equal to the aggregate exercise price for the shares subject to the option or portion thereof being exercised.

     No option is assignable or transferable by an optionee except by will, by the laws of descent and distribution or, if the option is not an ISO, pursuant to a qualified domestic relations order. Neither the optionee nor the optionee's legal representatives, legatees, transferees or distributees will be deemed to be a holder of any shares of Common Stock subject to an option until the option has been validly exercised and the purchase price of the shares paid. An option may not be exercised except (i) by the optionee, (ii) by a person who has obtained the optionee's rights under the option by will or under the laws of descent and distribution, (iii) by a permitted transfer as contemplated by the Amended Plan or (iv) by a spouse incident to a divorce.

     Termination of Employment. Except as the Administrator may otherwise determine, in the event the holder of an option ceases to be an employee or director of, or consultant to, the Company or any of its subsidiaries for any reason, no further installments of the option will become exercisable and the option will terminate three months after the date of termination, or immediately in the event of a termination for cause. In the event of death or disability of an optionee while in the employ or while serving as a director of or consultant to the Company or any of its subsidiaries, such option will be exercisable to the extent exercisable on the date of death or disability within two years, in the case of death, or one year, in the case of disability, after the date of death or disability, but in no case later than the expiration date of such option.

     Dilution or Other Adjustments. Under certain circumstances, the Administrator will make adjustments with respect to the options, or any provisions of the Amended Plan, as it deems appropriate to prevent dilution or enlargement of option rights.


     Amendment and Termination. The Administrator may amend, abandon, suspend, or terminate the Amended Plan or any portion thereof at any time, provided, however, no amendment that requires shareholder approval in order for the Amended Plan to continue to comply with Section 162(m) of the Code or any other applicable law, rule or regulation (including, without limitation, the Code, the Exchange Act or any self-regulatory organization such as a national securities exchange) will be made unless such amendment has received the requisite approval of shareholders. In addition, no amendment may be made that adversely affects any of the rights of an optionee under any option therefore granted, without such optionee's consent. The Amended Plan is scheduled to expire on December 23, 2003.


COMPENSATION OF DIRECTORS

     Directors who are not officers or employees of, or consultants to, the Company receive a retainer of $1,000 per month and $500 for each meeting of the Board of Directors or one of its committees attended. Directors' expenses for attending meetings currently are not reimbursed by the Company.

DIRECTORS STOCK OPTION PLAN


     Effective July 1995, the Company adopted a stock option plan (the "Directors Stock Option Plan") pursuant to which options to purchase 10,000 shares of Common Stock are automatically granted to each of up to three non-employee directors appointed or elected to the Board of Directors for the first time after July 1995. The options are granted at an exercise price based upon trading prices during a specified period prior to the date of grant. All options granted are nonqualified stock options under the Code. In February 1996, John L. Hill, Jr. and Azie Taylor Morton received options to purchase Common Stock under the Directors Stock Option Plan for the exercise price of $10.2375 and $10.25, respectively.


     Options granted under the Directors Stock Option Plan vest over two years, with one-third vesting on the date of grant and one-third vesting on each of the first and second anniversary of the date of grant, and expire ten years after the date of grant. The Directors Stock Option Plan is administered by the Board or a committee consisting of at least two directors who are not eligible to receive options under the Directors Stock Option Plan, but option grants and terms are nondiscretionary. The exercise price for these options may be paid in cash or by shares of Common Stock at their fair market value at the time of exercise.

EMPLOYMENT AGREEMENTS

     Effective December 21, 1995, the closing of the Company's initial public offering, the Company entered into employment agreements with John Wooley and Jeffrey Wooley. The employment agreements contain the following provisions: (i) two-year terms, with the terms extended for up to an additional two years if the personal guarantees of John Wooley and Jeffrey Wooley relating to certain obligations of the Company to various lenders are not released by the end of the initial two year term; (ii) annual base salaries which increased to $150,000 for John Wooley and $120,000 for Jeffrey Wooley for 1997, with annual upward adjustments thereafter; and (iii) the grant of stock options for 46,875 shares to John Wooley and 31,250 shares to Jeffrey Wooley, in each case at an exercise price of $12.80 per share. In addition, John Wooley and Jeffrey Wooley are bound by contractual confidentiality and noncompete provisions which extend 18 months beyond the termination of their employment with the Company for any reason. Following the application of the proceeds of this offering, the liabilities guaranteed by John Wooley and Jeffrey Wooley referenced in their employment agreements will be fully paid.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     John C. Wooley and Jeffrey J. Wooley serve as directors of Austin CBD 29, Inc., Austin CBD 19, Inc. and Austin CBD, Inc. These entities were owned or controlled by the family of John Rosillo, a member of the Compensation Committee, until January 1996, when the assets of each entity were acquired by entities owned by John Wooley and Jeffrey Wooley. John C. Wooley serves on the Compensation Committee, but abstains from any matter relating to his compensation. Except as set forth above, there are no Compensation Committee interlocks.

INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATIONS ON LIABILITY FOR MONETARY DAMAGES


     The Company's Bylaws provide that the Company will indemnify its directors, officers, employees and other agents in connection with any suit or other legal proceeding, if such person is successful on the merits of such proceeding or such person acted in good faith in the matter that is the subject of the suit. The Bylaws permit the Company to advance expenses to an indemnified party in shareholder derivative actions or other actions against an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification. The Company's Bylaws allow the Company to purchase and maintain liability, indemnification or other similar insurance. Such insurance is currently in place. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers providing indemnification to the fullest extent permitted by applicable law.


     The Company's Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to a director and for payment of dividends or acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in the Company's Articles of Incorporation do not restrict the availability of non-monetary remedies and do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as executive officers and directors.

                              CERTAIN TRANSACTIONS

STOCK PURCHASE AGREEMENTS


     Effective June 29, 1993, Getov, Noro-Moseley Partners II, L.P. ("Noro-Moseley") and NethCorp purchased a total of 3,000,000 shares of Class A Preferred Stock, no par value, for $5.0 million or approximately $1.67 per share, in cash. The proceeds from the sale of these shares were applied to redeem previously outstanding preferred stock. Contemporaneously with the purchase of the Class A Preferred Stock, the parties entered into a shareholders agreement (the "Shareholders Agreement") containing rights of first refusal with respect to proposed stock sales in favor of all of the then-existing shareholders of the Company. The Company also entered into an agreement with Getov, Noro-Moseley and NethCorp providing for certain amendments to the Company's Articles of Incorporation and granting Noro-Moseley and NethCorp a put option until March 31, 1994 to sell their Class A Preferred Stock back to the Company or, failing the Company's ability to repurchase the stock, to John C. Wooley, Jeffrey J. Wooley, John Rosillo and Getov, at cost plus 10% per annum for the period of time it was owned by Noro-Moseley and NethCorp (the "Purchase Commitment"). In October 1993, the Company entered into a Preferred Stock Repurchase Agreement implementing the foregoing provisions, amended the Shareholders Agreement to add rights of co-sale in favor of preferred shareholders and amended the Articles of Incorporation. In March 1994 and again in April 1994, the Purchase Commitment was extended. In May 1994, Noro-Moseley and NethCorp agreed to terminate the Purchase Commitment, relieving the Company and the other parties of the obligation to purchase their shares of Class A Preferred Stock.


     Effective July 20, 1994, Getov, Noro-Moseley and NethCorp, and other investors entered into a Preferred Stock Purchase Agreement pursuant to which Noro-Moseley and NethCorp acquired 120,000 shares each and Getov acquired for cash 400,000 shares of newly created Class B Preferred Stock, no par value, out of a total 1,200,000 shares sold for a purchase price $3.0 million, or $2.50 per share. Contemporaneously with the purchase of Class B Preferred Stock, the Shareholders Agreement was amended to exclude certain transfers by the common shareholders from the rights of first refusal and co-sale provisions for one year, to expand the size of the Board of Directors to nine directors and to elect four nominees designated by the holders of Class A and Class B Preferred Stock and five nominees designated by the holders of Common Stock. If an Event of Noncompliance (as defined in the Articles of Incorporation) occurred, the holders of Preferred Stock would be entitled to designate a majority of the members of the Board of Directors. In addition, a registration rights agreement was entered into granting "piggy-back" registration rights to all of the holders of outstanding stock of the Company at that time (excluding 50% of the shares of Common Stock held by John Wooley and Jeffrey Wooley, individually).


     All of the issued and outstanding Class A and Class B Preferred Stock were automatically converted into Common Stock upon the closing of the initial public offering. The Shareholders Agreement was terminated upon the closing of the initial public offering pursuant to its terms. The registration rights agreement survived the closing of the initial public offering.


TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

     John Wooley and Jeffrey Wooley have personally guaranteed obligations of the Company to various lenders and equipment lessors. The Company has agreed to indemnify each of them against liabilities, costs and expenses they may incur under such guarantees. The approximate total amount of these obligations was $2.9 million at June 30, 1997. It is anticipated that the proceeds of this offering will be used to repay approximately $1.5 million of these guaranteed obligations. See "Use of Proceeds." John Wooley has also pledged a personal life insurance policy to secure certain Company indebtedness.

     The Company entered into employment agreements in December 1995 with John Wooley and Jeffrey Wooley containing provisions concerning their salaries, stock options and an extension of the term of employment if certain guarantees they granted in favor of the Company are not released by the end of 1997. See "Management -- Employment Agreements." The Company also agreed to purchase from John Wooley for cash at face value a loan receivable in a maximum principal amount of $150,000 (face amount of $117,000 at June 30, 1997) owed to him by an investor in an entity which has leased retail space from Bee Cave/Westbank, Ltd., a limited partnership in whose capital and profits the Company owns a 40% interest. The foregoing agreements became effective upon completion of the initial public offering. See "-- Real Estate Transactions" and "Business -- Properties."


     In January 1993, John Wooley and Jeffrey Wooley signed promissory notes to the Company for $320,000 and $77,000, respectively, to evidence obligations owed to predecessor entities. These notes have been restructured several times, most recently in January 1996. The restructured notes have a five year term from January 1996, with quarterly payments of interest and principal and an interest rate of 7.5%. The largest aggregate amounts of such indebtedness, including accrued interest, from January 1, 1996 through June 30, 1997 were the outstanding balances on June 30, 1997 of approximately $106,000 for John Wooley and $163,000 for Jeffrey Wooley. The restructured terms of these notes were ratified by the Board of Directors in January 1996. During 1995, additional loans were made to John Wooley and Jeffrey Wooley in the amounts of $131,000 and $6,000, respectively. These additional loans were unsecured, provided for interest at 9% per annum, were due on June 30, 1995 and were fully repaid as of that date.



     During 1994, the Company and John Wooley were named defendants in a lawsuit by a former employee of the Company. The Company advanced approximately $101,000 for the payment of legal fees incurred by Mr. Wooley during 1994 and the first six months of 1995. While the Board initially determined that it was appropriate for the Company to pay or advance these expenses on Mr. Wooley's behalf in accordance with the provisions of the Company's Bylaws regarding indemnification of officers and directors, in August 1995, Mr. Wooley elected to reimburse the Company for these expenses. The Company advanced the legal fees and other expenses incurred by Mr. Wooley after June 30, 1995 in accordance with the Company's Bylaws. Because the lawsuit has been dismissed, Mr. Wooley will not be held liable for any damages or other losses in connection with this lawsuit. See "Management -- Indemnification of Directors and Officers; Limitations on Liability for Monetary Damages."



     In June 1992, Barmar Enterprises, Inc. ("Barmar"), a corporation controlled by Raymond Rodriguez, a director of the Company, became an area developer in territories in the Chicago area, and in March 1993, Fairfax Restaurant Group, Inc., of which Mr. Rodriguez is a principal shareholder, was granted a franchise pursuant to the Barmar area development agreement. In June 1995, Mr. Rodriguez and two other individuals were jointly granted a franchise for an additional store, also in the Chicago area. During fiscal 1996, the Company paid Barmar approximately $111,000 as its share of franchise fees and royalties under its area development agreement with the Company. Each franchisee with an operating store in which Mr. Rodriguez holds an interest paid the Company approximately $24,000 in royalties. The Company believes that the terms of the area development agreement with Barmar and the franchise agreements with these franchisees are as favorable to the Company as those with other area developers or franchisees.



     In March 1995, EuroAmerican Development, B.V. became the master licensee of the Company for Belgium, The Netherlands and Luxembourg. In July 1996, NethCorp assumed control of EuroAmerican Development under terms not disclosed to the Company. Greenfield Capital Partners B.V. ("Greenfield") is the managing general partner of NethCorp, and Floor Mouthaan, a director of the Company, is the managing director of Greenfield. The Company was not involved in the negotiations between EuroAmerican Development and NethCorp. The Company recorded no developer fee revenue in fiscal 1996 from NethCorp under this master license agreement. The master licensee arrangement with EuroAmerican Development, B.V. was approved by the disinterested members of the Board of Directors of the Company.



     In July 1995, the Company borrowed $750,000 from NethCorp to finance acquisitions under the Turnkey Program. This unsecured loan is payable in four quarterly installments commencing March 31, 1996 and bore interest at a rate of 13% per annum until January 1, 1996. In addition, the Company agreed to grant warrants to NethCorp to purchase 5,468 shares of Common Stock, exercisable upon grant at $12.80 per share and expiring December 31, 2000. This loan was repaid with a portion of the proceeds of the initial public offering.


     In December 1995, the Company entered into a master license agreement with Buxtehude, a principal shareholder of the Company, of which John M. Rosillo, a director of the Company, is managing director.

Pursuant to the terms of the agreement, Buxtehude paid the Company $150,000 in cash and $350,000 by promissory note. The Company recorded developer revenue totaling $500,000 in fiscal 1996 from Buxtehude under this master license agreement. This transaction was approved by the disinterested members of the Board of Directors of the Company.

     In connection with the master license agreement with Buxtehude, the Company received a $350,000 promissory note. The note bears interest at 9% and is repayable in three installments of $75,000 on December 31, 1996, $100,000 on December 31, 1997 and $175,000 on December 31, 1998. The largest aggregate amount of such indebtedness since January 1, 1996 was $350,000. As of June 30, 1997, the principal balance of this obligation, including accrued interest, was $275,000.

REAL ESTATE TRANSACTIONS


     In June 1993, the Company exercised an option to acquire a parking lot near its headquarters in Austin, Texas from a corporation owned by John Wooley and Jeffrey Wooley. As consideration for the purchase, the Company cancelled $159,000 of indebtedness and took the property subject to $583,000 in outstanding debt under a nonrecourse note in the amount of $650,000 held by the previous owner of the property. This note, together with the cancellation of indebtedness, less principal reductions recognized from rental income on the property, represents the total consideration paid for this property by the corporation owned by John Wooley and Jeffrey Wooley. This transaction did not result in any gain to the corporation owned by John Wooley and Jeffrey Wooley. On December 31, 1993, the Company sold the parking lot to the predecessor of Austin CBD 29, Inc. ("CBD 29") for $900,000, representing a gain to the Company of approximately $159,000. The Company received a promissory note from CBD 29 in the amount of $302,000 and CBD 29 took the property subject to the nonrecourse note in the then-outstanding principal amount of $576,000 and accrued taxes and interest in the aggregate amount of $22,000. The $302,000 note, of which $205,000 was repaid in 1995, bears interest at the rate of 9% per annum. The maturity of this note has been extended from its original maturity date of December 31, 1995 until December 31, 1997. During 1994 and 1995, the Company made unsecured loans to CBD 29 aggregating $166,000 to allow it to pay property taxes and miscellaneous expenses. These additional loans bore interest at a rate of 9% per annum and have been fully repaid. Until January 1996, CBD 29 was controlled by Buxtehude. See "Principal and Selling Shareholders." John Wooley and Jeffrey Wooley were also officers and directors of CBD 29, but did not own an equity interest in CBD 29.


     Effective January 1, 1996, most of the assets and liabilities of CBD 29 were transferred to and assumed by Third & Colorado 29, L.L.C. ("T&C 29"), a limited liability company owned by John Wooley and Jeffrey Wooley. In connection with that transfer T&C 29 assumed a lease with the Company, under which the Company leased approximately 4,500 square feet of office space in Austin, Texas for expansion of the Company's headquarters, for annual net rental at a rate of $10.00 per square foot and a term of ten years. Effective January 15, 1996, the Company was released from its obligations under this lease and T&C 29 granted the Company an option to lease the space for 60 days thereafter. The Company did not exercise the option. The transfer from CBD 29 to T&C 29 was ratified by the disinterested members of the Board of Directors in January 1996.

     On December 31, 1993, the Company sold a tract of land in Austin, Texas to WTM Development, Inc. ("WTM"), of which John Wooley and Jeffrey Wooley are principal shareholders, for a promissory note in the amount of $350,000 secured by the property, bearing interest at the rate of 9% per annum and maturing on December 31, 1995. In 1994 and 1995, the Company made unsecured loans aggregating $161,000 to WTM to allow WTM to meet obligations related to the development of the property. These loans bore interest at the rate of 9% per annum and were payable on demand. Effective December 13, 1995, the amounts owed to the Company by WTM were restructured to provide for payments of interest only until maturity in five years, for a reduced rate of interest of 8% per annum, and for a commitment to make additional advances of up to $35,000. The largest aggregate amount of such indebtedness since January 1, 1996, and the principal balance of this obligation, including accrued interest, as of June 30, 1997, was $550,000.

     In connection with the transfer and assumption of the assets and liabilities of CBD 29 discussed above, T&C 29 assumed the repayment of a promissory note payable to the Company, issued to the Company in connection with the sale by the Company of a parking lot near the Company's headquarters to CBD 29. The note is secured by the property, bears interest at the rate of 9% per annum and has a scheduled maturity of December 31, 1995 which was extended until December 31, 1997. When the note was assumed by T&C 29, pursuant to the arrangement with John Wooley and Jeffrey Wooley discussed above, the note was extended for one year and increased by $25,000. The largest aggregate amount of such indebtedness since January 1, 1996 was $129,000. The principal balance of this obligation, including accrued interest, as of June 30, 1997 was $131,000.


     The Company and its subsidiary, Schlotzsky's Real Estate, Inc., own a combined 40% interest in the capital and profits of Bee Cave/Westbank, Ltd. See "Business -- Properties." In 1995, John Wooley made an unsecured loan of approximately $110,000 to an investor in an entity which leased retail space from Bee Cave/Westbank, Ltd. In August 1995, the Company acquired this note receivable from Mr. Wooley at face value in conjunction with, and effective upon completion of, the initial public offering. See "-- Transactions with Executive Officers and Directors."

     The Company and Third & Colorado 19, L.L.C. ("T&C 19"), a limited liability company owned by John Wooley and Jeffrey Wooley, entered into a lease agreement effective March 21, 1997, under which the Company will lease from T&C 19 approximately 29,410 square feet of office space, and 11,948 square feet of storage space, in Austin, Texas for the Company's corporate headquarters. Under the terms of the lease, the Company will pay annual net rental of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space, for a term of ten years after completion of the build-out of the leased space. This transaction was approved by the disinterested members of the Board of Directors of the Company.

MASTER LICENSE AND AREA DEVELOPMENT AGREEMENTS

     In December 1994, the Company entered into a territorial agreement with Bonner Carrington Corporation pursuant to which Bonner Carrington paid the Company $22,000 in cash and $128,000 by a promissory note for the right to obtain a master license for Germany. A master license agreement was entered into by the Company and Bonner Carrington in March 1995. At that time, the master license fee was increased by $100,000, which was added to the principal amount of the note. The modified note bears interest at 8% per annum, is payable in three installments and matures in December 1997. As of June 30, 1997, the outstanding principal balance on this note was $178,000. The cash was paid to the Company from the proceeds of one or more loans made to Bonner Carrington by CBD 29 or its affiliates. Prior to September 1997, the Bonner Carrington note to the Company was guaranteed by CBD 29 and CBD 29 or its affiliates may have had the right to acquire the master license for Germany and certain other territories held by Bonner Carrington if Bonner Carrington defaulted on its note to the Company. The Company consented to the collateral assignment of the master license by Bonner Carrington to CBD 29, but this collateral assignment was terminated when the CBD 29 guaranty was terminated in September 1997. Bonner Carrington manages properties owned by CBD 29 and its affiliates, including office space leased by the Company in Austin, Texas. See "-- Real Estate Transactions." In 1996, the Company made a minority investment in an affiliate of Bonner Carrington which has several master license agreements in effect. See Notes to Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


     In December 1994, the Company granted a master license for Ontario, Canada and other Canadian provinces to TexFran Associates, Ltd. ("TexFran"), for $25,000 in cash and a $200,000 promissory note. The note bears interest at 6% per annum and is due in December 1998. The cash paid to the Company by TexFran was loaned to TexFran by CBD 29 or its affiliates and the TexFran note to the Company is guaranteed by CBD 29. As of June 30, 1997, the outstanding principal balance on this note was $172,500. CBD 29 has the right of first refusal to acquire the master license for Ontario, Canada and the other Canadian provinces held by TexFran if TexFran desires to sell or relinquish the rights. TexFran also has a put option to sell its master license to CBD 29. John Wooley and Jeffrey Wooley personally guaranteed CBD 29's obligations under this put option. The Company consented to the collateral assignment and the put option of the master license to CBD 29. TexFran is also the area developer for territories in the Los Angeles area. The area development agreement between TexFran and the Company for the Los Angeles territories initially provided for TexFran to receive 100% of all franchise fees paid by franchisees for up to 20 stores opened in the territories. In

December 1994, the Company agreed to eliminate the store opening schedule under this area development agreement with TexFran and to extend the term of the agreement from 50 years to 99 years in exchange for TexFran's agreement to allow the Company to retain 50% of the franchise fees paid by franchisees for stores opened in the territory after March 1995. In a separate agreement with TexFran, CBD 29 agreed to pay TexFran an amount equal to 50% of the franchise fees paid by franchisees for up to 13 stores opened in the territory, for a total of $98,000, and TexFran granted to CBD 29 a right of first refusal to acquire the area development rights held by TexFran for the Los Angeles territories. The Company consented to the transfer of these area developer rights to CBD 29 pursuant to this right of first refusal. The Company reacquired the Los Angeles territories in 1996. The Company believes that the terms of the area development agreement with TexFran were no less favorable to the Company than could have been obtained from an unaffiliated third party and that the terms of the master license agreement are as favorable as those with other master licensees of the Company.

     In December 1994, CBD 29 guaranteed a promissory note to the Company in the amount of $70,000 from the area developer for Albany, New York. The note bore interest at a rate of 8% per annum, and was paid in May 1997. CBD 29 obtained the right to acquire the area development rights for Albany, New York if the area developer defaults on its promissory note to the Company. The area developer received a put option to sell its area developer rights to CBD 29. John Wooley and Jeffrey Wooley personally guaranteed CBD 29's obligations under this put option. The Company consented to the collateral assignment and the put option of the area development rights to CBD 29. In September 1995, the area developer and CBD 29 waived any further rights and obligations as against each other pursuant to these arrangements. The Company reacquired this territory in 1996. The Company believes that the terms of the area development agreement for Albany, New York were as favorable to the Company as those with other area developers of the Company.

     In June 1995, CBD 29 loaned $50,000 to the area developer for Omaha, Nebraska. As a result, CBD 29 obtained a security interest in the rights of the area developer to receive a portion of the royalties paid by certain franchisees and might have had the right to acquire these rights in the event of a default by the area developer under the loan. In September 1997, CBD 29 agreed with the Company that it would not seek to execute upon any security interest in these rights. The Company believes that the terms of the area development agreement for Omaha, Nebraska are as favorable to the Company as those with other area developers of the Company.


     In June 1995, the Company agreed to grant options to acquire master licenses for territories in Indonesia to Benchmark Land Development Corp. ("Benchmark"). Benchmark agreed to pay the Company $200,000 for the Jakarta master license, of which $100,000 was paid in cash and $100,000 was to be paid by a 9% promissory note of Benchmark due October 1995. John Wooley and Jeffrey Wooley are officers and directors of, but not equity investors in, Benchmark, and John M. Rosillo, a director and the managing director of Getov and Buxtehude, is the managing director of a principal shareholder of Benchmark. In August 1995, the Company and Benchmark agreed to rescind this transaction. The $100,000 promissory note of Benchmark to the Company was not executed and the Company returned the $100,000 cash payment received from Benchmark, without interest.


APPROVAL OF DISINTERESTED DIRECTORS

     The foregoing transactions were entered into between related parties and, except as otherwise noted, were not the result of arms-length negotiations. Accordingly, certain of the terms of these transactions may be more or less favorable to the Company than might have been obtained from unaffiliated third parties. Since the date of the Company's initial public offering, it has not entered, and in the future will not enter, into any transactions in which the directors, executive officers or principal shareholders of the Company and their affiliates have a material interest unless such transactions are approved by a majority of the disinterested members of the Board of Directors and are on terms that are no less favorable to the Company than those that the Company could obtain from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of August 20, 1997, as adjusted to reflect the sale of the Common Stock being offered hereby (without giving effect to the exercise of the Underwriters' over-allotment option), by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors, (iii) each of the named executive officers, (iv) all directors and executive officers of the Company as a group, and (v) each Selling Shareholder. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership as reported in the table has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act and represents the number of shares of Common Stock for which a person, directly or indirectly, through any contract, management, understanding, relationship or otherwise, has or shares voting power, including the power to vote or direct the voting of such shares, or investment power, including the power to dispose or to direct the disposition of such shares, and includes shares which may be acquired within 60 days after August 20, 1997.



                                            SHARES BENEFICIALLY OWNED                   SHARES OWNED
                                               BEFORE THE OFFERING                   AFTER THE OFFERING
             NAME AND ADDRESS               --------------------------   SHARES TO   -------------------
          OF BENEFICIAL OWNER(1)              NUMBER          PERCENT     BE SOLD     NUMBER     PERCENT
          ----------------------            -----------      ---------   ---------   ---------   -------
Buxtehude Holding B.V.(2).................      616,981         11.1%     317,292      299,689     4.3%
Getov Holding B.V.(3).....................      377,092          6.8%     200,000      177,092     2.5%
Greenfield Capital Partners B.V...........      412,441(4)       7.4%          --      412,441     5.8%
NethCorp Investments VI B.V...............      362,441(5)       6.5%          --      362,441     5.1%
John C. Wooley............................      828,362(6)      14.8%      87,500      740,862    10.4%
Jeffrey J. Wooley.........................      230,526(7)       4.1%      37,500      193,026     2.7%
Bishop J. Allen...........................       20,813(8)      *              --       20,813     *
Charles E. Harvey, Jr. ...................       10,300(9)      *              --       10,300     *
Raymond A. Rodriguez......................       34,208         *          12,208       22,000     *
Floor Mouthaan............................      412,441(10)      7.4%          --      412,441     5.8%
John M. Rosillo...........................      994,073(11)     17.9%     517,292      476,781     6.8%
John L. Hill, Jr. ........................        6,667(12)     *              --        6,667     *
Azie Taylor Morton........................        6,667(12)     *              --        6,667     *
Marybeth Zindrick.........................       56,640          1.0%      14,000       42,640     *
George and Maureen Miz....................       51,641         *          10,000       41,641     *
Larry and Elizabeth Johnson(13)...........       45,318         *          10,000       35,318     *
Walter Ronemous(14).......................        6,250         *           6,250           --       --
Richard Sutliff(14).......................        4,000         *           4,000           --       --
Lawrence Kaplan...........................        1,250         *           1,250           --       --
All executive officers and directors as a
  group (ten persons).....................    2,413,853(15)     42.4%     654,500    1,759,353    24.5%
                                                                          700,000
                                                                          =======


- ---------------

   * Less than 1%

 (1) Unless otherwise indicated, the address for all officers and directors of the Company is 200 West Fourth Street, Austin, Texas 78701.


 (2) The business address for Buxtehude is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.


 (3) The business address for Getov is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.


 (4) Includes 300,155 shares held by NethCorp, for which Greenfield is the managing general partner, and 50,000 shares held by CapCorp Investments N.V. ("CapCorp"), an affiliate of Greenfield. The business address for Greenfield is Janskerkhof -- 12 3512, B.L. Utrecht, The Netherlands.

 (5) Includes 5,468 shares purchasable within 60 days after August 20, 1997 pursuant to warrants obtained from the Company. The business address for NethCorp is Janskerkhof -- 12 3512, B.L. Utrecht, The Netherlands.



 (6) Includes 46,875 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted by the Company. Also includes 1,142 shares held by a trust (the "Wooley Trust") for the benefit of John Wooley and Jeffrey Wooley, for which John Wooley is a trustee. Also includes 1,200 shares held by John Wooley's wife, as to which John Wooley disclaims beneficial ownership. Bishop J. Allen holds currently exercisable options to purchase 7,813 shares held by John Wooley, Jeffrey Wooley or the Wooley Trust.



 (7) Includes 31,250 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted. Also includes 1,142 shares held by the Wooley Trust, for which Jeffrey Wooley is a trustee.



 (8) Includes 7,813 shares purchasable within 60 days after August 20, 1997 pursuant to options granted, as described in footnote (6), and 12,500 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted.



 (9) Includes 10,000 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted.



(10) Includes 5,468 shares that are purchasable by NethCorp within 60 days after August 20, 1997 pursuant to a warrant granted, as described in footnote
     (5), 300,155 shares held by NethCorp, and 50,000 shares held by CapCorp. Mr. Mouthaan is the managing director of Greenfield, which is the managing general partner of NethCorp and an affiliate of CapCorp. Mr. Mouthaan disclaims beneficial ownership of all such shares. The business address for Mr. Mouthaan is Janskerkhof -- 12 3512, B.L. Utrecht, The Netherlands.



(11) Includes 616,981 shares held directly by Buxtehude. Also includes 377,092 shares held directly by Getov. Mr. Rosillo controls both Buxtehude and Getov. Mr. Rosillo disclaims beneficial ownership of all such shares. The business address for Mr. Rosillo is Leidseplein, 29, 1017 PS, Amsterdam, The Netherlands.



(12) Includes 6,667 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted.



(13) An area developer and franchisee of the Company, or a principal investor therein.



(14) A franchisee of the Company, or a principal investor therein.



(15) Shares deemed to be beneficially owned by more than one officer or director have only been counted once in determining total shares beneficially owned by the officers and directors as a group. Includes 124,866 shares purchasable from the Company within 60 days after August 20, 1997 pursuant to options granted.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, no par value, and 1,000,000 shares of Preferred Stock, no par value.

COMMON STOCK


     The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, voting with the holders of Preferred Stock as a single class, except where class voting is required by the Texas Business Corporation Act. Cumulative voting in the election of directors is not permitted and the holders of a majority of the combined number of outstanding shares of Common Stock and Preferred Stock entitled to vote in any election of directors may elect all of the directors standing for election.

     Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering, will be, when issued and paid for, fully paid and nonassessable.


PREFERRED STOCK

     The Board of Directors may issue Preferred Stock in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series without further shareholder approval. There is no Preferred Stock outstanding and the Company currently has no plans to issue any Preferred Stock. It is not possible to predict the effect of the issuance of Preferred Stock upon the rights of holders of Common Stock unless and until the Board of Directors determines the specific rights of the holders of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on Common Stock, diluting the voting power of Common Stock, impairing the liquidation rights of Common Stock and delaying or preventing a change in control of the Company without further action by the shareholders.

ANTI-TAKEOVER PROVISIONS


     Certain provisions of the Company's Articles of Incorporation and Bylaws, the Amended Plan, the indemnification agreements with directors and officers of the Company and the Texas Business Combination Law may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interest, including attempts that might result in a premium over the market price for the shares held by shareholders.



     Articles of Incorporation and Bylaws. Pursuant to the Company's Articles of Incorporation, the Company's Board of Directors may issue additional shares of Common Stock or establish one or more series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board of Directors fixes without shareholder approval. Any additional issuance of Common Stock or designation of rights, preferences, privileges and limitations with respect to preferred stock could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transactions by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by putting a substantial voting lock in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.


     The Company's Articles of Incorporation and Bylaws provide that special meetings of shareholders generally can be called only by the president or board of directors and provide for an advance notice procedure for the nomination, other than by or at the direction of the board of directors or a committee of the board of directors, of candidates for election as directors as well as for other shareholder proposals to be considered at annual meetings of shareholders. In general, notice of intent to nominate a director or raise business at such meetings must be received by the Company not less than 30 nor more than 60 days before the meeting, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the shareholder submitting the proposal.

     The Company's Bylaws provide that the Board of Directors shall be divided into three classes of three directors each, with each class elected for the three-year terms expiring in successive years. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a shareholder might consider to be in his best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders. Cumulative voting in the election of directors is specifically denied.


     Stock Option Plan. Awards granted pursuant to the Amended Plan may provide that, under certain circumstances, upon a change in control of the Company, all outstanding stock options become immediately vested and exercisable in full and the restriction period on any restricted stock award will be accelerated and the restrictions shall expire. See "Management -- 1993 Amended and Restated Stock Option Plan." All options that have been granted under the Amended Plan contain such a provision.


     Indemnification Agreements. The Company has entered into indemnification agreements with all of its directors and executive officers, which, among other things, indemnify directors of the Company against liability arising from shareholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change in control of the Company.

     Texas Business Combination Law. The Texas Business Combination Law restricts certain transactions between a publicly held corporation organized under Texas law, or its majority-owned subsidiaries, and any person holding 20% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Affiliated Shareholder"). The Texas Business Combination Law prevents, for a period of three years following the date that a person becomes an Affiliated Shareholder, the following types of transactions, whether in one transaction or a series of transactions, between the corporation and the Affiliated Shareholder (unless certain conditions, described below, are met): (a) mergers, share exchanges or conversions, (b) sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets of the corporation or any subsidiary with an aggregate market value equal to 10% or more of (i) the aggregate market value of the consolidated assets,
(ii) the aggregate market value of the outstanding stock of the corporation, or
(iii) the consolidated net income of the corporation, (c) issuances or transfers by the corporation to an Affiliated Shareholder of any stock of the corporation except by the exercise of warrants or rights, or a share dividend paid, pro rata to all shareholders of the corporation after the Affiliated Shareholder's acquisition date, (d) adoptions of any plan or proposal for the liquidation or dissolution of the corporation pursuant to any agreement, arrangement or understanding with an Affiliated Shareholder, (e) reclassifications of securities, recapitalizations of the corporation, mergers with a subsidiary or pursuant to which the assets and liabilities of the corporation are allocated among two or more entities, or any other transactions, whether or not involving an Affiliated Shareholder, proposed by, or pursuant to an agreement, arrangement or understanding with an Affiliated Shareholder, that have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Affiliated Shareholder, and (f) receipt by the Affiliated Shareholder of the benefit (except proportionately as a shareholder) of loans, advances, guarantees, pledges or other financial assistance or a tax credit or other tax advantage provided by the corporation.

     The three-year ban does not apply if either the proposed transaction or the transaction by which the Affiliated Shareholder became an Affiliated Shareholder is approved by the board of directors of the corporation prior to the date such shareholder becomes an Affiliated Shareholder. Business combinations are also permitted within the three-year period if approved, at an annual or special meeting of shareholders called for that purpose not less than six months after the date such Affiliated Shareholder becomes an Affiliated Shareholder, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock not owned by the Affiliated Shareholder.

     The Texas Business Combination Law does not apply to any transaction (a) with an Affiliated Shareholder who becomes an Affiliated Shareholder inadvertently, if such Affiliated Shareholder, as soon as practicable, divests itself of a sufficient number of shares of voting stock to no longer be an Affiliated Shareholder and, but for the inadvertent acquisition, such Affiliated Shareholder was not an Affiliated Shareholder at any time during the preceding three year period, (b) with an Affiliated Shareholder who was an Affiliated Shareholder on December 31, 1996 and remains an Affiliated Shareholder continuously thereafter until the announcement date of such transaction, (c) with an Affiliated Shareholder who becomes an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and who remains an Affiliated Shareholder continuously thereafter until the announcement date of such transaction, or (d) with a wholly owned subsidiary organized under Texas law, if such subsidiary is not affiliated with an Affiliated Shareholder other than through such Affiliated Shareholder's ownership of voting stock of the corporation. In addition, the Texas Business Combination Law does not apply to any Texas corporation (i) the original articles of incorporation or bylaws of which expressly elect not to be governed by the Texas Business Combination Law;
(ii) that, prior to December 31, 1997, adopts an amendment to its articles of incorporation or bylaws making such an election, (iii) that, after December 31, 1997, adopts an amendment to its articles of incorporation or bylaws making such an election that is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock, provided that any such amendment will take effect 18 months after the date of the vote and would not apply to transactions with an Affiliated Shareholder whose share acquisition date was on or prior to the date of such vote. The Company does not currently contemplate adopting such a charter or bylaw amendment and therefore will be covered by the Texas Business Combination Law for the foreseeable future.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Harris Trust & Savings Bank of New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Following this offering, the Company will have 7,060,361 shares of Common Stock outstanding. The 2,200,000 shares of Common Stock sold in this offering as well as the 2,250,000 shares sold in the initial public offering will be freely tradeable in the public market without restriction under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally be sold only in compliance with the applicable provisions of Rule 144. Approximately 50,000 shares acquired pursuant to the exercise of options were covered by an effective registration statement.



     All other outstanding shares will have been issued and sold by the Company in private transactions ("Restricted Shares") and may not be sold unless registered under the Securities Act or an exemption therefrom is available, such as Rule 144, Rule 144A or Rule 701. An aggregate of approximately 880,000 Restricted Shares of Common Stock are freely tradeable pursuant to Rule 144, subject to the lock-up agreements discussed below.



     All of the officers, directors and selling shareholders have agreed not to sell any shares of Common Stock (other than the shares offered by the Selling Shareholders in this offering) without the prior consent of Raymond James & Associates, Inc. for a period of 120 days following the date of this Prospectus. Following the expiration of such 120-day period, 1,880,314 shares will be eligible for resale in the public market subject, where applicable, to the volume limitations and other requirements of Rule 144. The shares subject to the lock-up agreements include all outstanding shares that would otherwise be eligible for resale in the public market pursuant to Rule 144 beginning 90 days after the date of this Prospectus.


     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (70,604 shares immediately after this offering) or the average weekly trading volume in Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates may sell shares which are not Restricted Shares in accordance with volume limitations and other restrictions, but without regard to the one-year holding period. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past two years may sell such shares under Rule 144 without regard to volume limitations, manner of sale and notice provisions or the availability of current public information concerning the Company. Rule 144A under the Securities Act permits the immediate sale by the current holders of restricted securities of all or a portion of their shares to certain "qualified institutional buyers" as defined in Rule 144A.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 under the Securities Act may be relied upon for the resale of securities originally issued by the Company prior to the closing of this offering to its employees, directors, officers, consultants or advisers under written compensatory benefit plans or contracts relating to the compensation of such persons. Securities issued in reliance on Rule 701 are Restricted Shares and beginning 90 days after the date of this Prospectus may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the two-year holding period, subject to the lock-up agreements discussed above.


     The Company has registered all shares reserved for issuance under the Amended Plan and the Directors Stock Option Plan. All shares purchased in the future under these plans will be available for resale in the public market without restriction, except that affiliates must comply with the provisions of Rule 144 other than the holding period requirement.


     Pursuant to a registration rights agreement, certain of the Company's shareholders were granted certain incidental or "piggy-back" registration rights which allow them to include shares of Common Stock held by them in registrations effected by the Company, subject to certain limitations. The Company has agreed to pay the expenses of such registrations other than underwriting discounts, commissions and brokerage fees. The Company and the shareholders who are parties to the registration rights agreement have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                  UNDERWRITING

     The Underwriters named below, through their representatives, Raymond James & Associates, Inc., Morgan Keegan & Company, Inc. and Rauscher Pierce Refsnes, Inc. (the "Representatives"), have severally agreed, by and among the Company and the Selling Shareholders and the Underwriters, to purchase from the Company and the Selling Shareholders the number of shares of Common Stock set forth below opposite their respective names, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:


                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Raymond James & Associates, Inc. ...........................
Morgan Keegan & Company, Inc. ..............................
Rauscher Pierce Refsnes, Inc. ..............................

                                                              ---------
          Total.............................................  2,200,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any of such shares are purchased.

     The Company and the Selling Shareholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers, including the Underwriters, at such price less a concession not in excess of $0. per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0. per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed by the Underwriters. The Representatives have informed the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.


     Certain of the Underwriters and the selling group members that currently act as market makers for the Common Stock may engage in "passive market making" in the Common Stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distribution to engage in limited market making activity when Rule 101 would otherwise prohibit such activity. Rule 103 prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution of the Common Stock. Each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of such entity's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the Registration Statement of which this Prospectus forms a part.



     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 330,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. Of the shares subject to such option, 225,000 will be sold by the Company and 105,000 will be sold by certain Selling Shareholders. See "Principal and Selling Shareholders." To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares are being offered.


     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain civil liabilities in connection with this offering, including liabilities under the Securities Act.


     The Company, its officers and directors, and the Selling Shareholders, have agreed that for a period of 120 days from the date of this Prospectus they will not, except with the prior written consent of Raymond James & Associates, Inc., sell, contract to sell or otherwise dispose of any shares of Common Stock. This restriction does not apply to certain issuances of Common Stock by the Company pursuant to its stock option plans.


     The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock offered hereby are being passed upon for the Company by Hughes & Luce, L.L.P., Austin, Texas, and for the Underwriters by Baker & Botts, L.L.P., Dallas, Texas.

                                    EXPERTS

     The consolidated balance sheets as of December 31, 1995 and 1996 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements, information statements and other information regarding the Company. The Commission's Web site address is http://www.sec.gov.


     The Company furnishes its shareholders with annual reports containing audited financial statements and such other periodic reports as it determines to furnish or as may be required by law.


     The Company has filed with the Commission a Registration Statement (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As used herein, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in said Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by and subject to such reference in all respects.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1995, 1996 and
     June 30, 1997 (unaudited)..............................   F-3
  Consolidated Statements of Income for the years ended
     December 31, 1994, 1995, 1996 and for the six-month
     unaudited periods ended June 30, 1996 and 1997.........   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1994, 1995, 1996 and for the
     six-month unaudited period ended June 30, 1997.........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995, 1996 and for the six-month
     unaudited periods ended June 30, 1996 and 1997.........   F-6
  Notes to Consolidated Financial Statements................   F-7
Financial Statement Schedule:
  Report of Independent Accountants.........................  F-28
  Schedule II -- Valuation and Qualifying Accounts..........  F-29

     All other schedules are omitted as the required information is not applicable or the information is presented in the consolidated financial statements, related notes or other schedules.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Schlotzsky's, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheets of Schlotzsky's, Inc. and Subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Schlotzsky's, Inc. and Subsidiaries as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.

Austin, Texas
February 28, 1997

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                DECEMBER 31,           JUNE 30,
                                                          -------------------------   -----------
                                                             1995          1996          1997
                                                          -----------   -----------   -----------
                                                                                      (UNAUDITED)
Cash and cash equivalents...............................  $12,344,682   $ 5,638,958   $ 7,601,588
Restricted certificates of deposit......................       78,983        18,000        18,000
Royalties receivable....................................      304,649       580,470       801,363
Other receivables.......................................      597,536     1,573,483     2,374,683
Prepaid expenses and other assets.......................      292,880       247,762       468,042
Real estate development, current portion................    5,717,049     8,458,301     2,421,093
Notes receivable, current portion.......................    2,325,965       557,332       991,806
Notes receivable from related parties, current
  portion...............................................      221,402       595,000       183,130
                                                          -----------   -----------   -----------
          Total current assets..........................   21,883,146    17,669,306    14,859,705
                                                          -----------   -----------   -----------
Property, equipment and leasehold improvements, net.....    4,139,619     5,440,882     7,463,004
Real estate development, less current portion...........           --     2,642,773     2,642,773
Notes receivable, less current portion..................    1,474,311     2,656,502     2,694,581
Notes receivable from related parties, less current
  portion...............................................      867,687     2,180,456     2,044,299
Investments and advances................................      882,715     1,265,862     1,471,246
Deferred federal income tax asset.......................      531,870       607,448       582,023
Intangible assets, net..................................    6,929,019     8,515,883    10,493,713
                                                          -----------   -----------   -----------
          Total assets..................................  $36,708,367   $40,979,112   $42,251,344
                                                          ===========   ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt....................  $   913,915   $   482,205   $   193,048
Accounts payable........................................      589,532     1,540,527       334,955
Accrued liabilities.....................................    1,010,331     1,851,257     2,261,190
Federal income taxes payable............................      619,382            --       127,767
                                                          -----------   -----------   -----------
          Total current liabilities.....................    3,133,160     3,873,989     2,916,960
                                                          -----------   -----------   -----------
Deferred revenue, net...................................    1,572,325     1,663,765     1,216,075
Long-term debt, less current maturities.................    3,028,517     3,129,337     3,645,659
                                                          -----------   -----------   -----------
          Total liabilities.............................    7,734,002     8,667,091     7,778,694
                                                          -----------   -----------   -----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock:
     Class C -- no par value
       Authorized -- 1,000,000 shares; issued -- none...           --            --            --
  Common stock, no par value, 30,000,000 shares
     authorized, 5,509,998, 5,539,922 and 5,548,672
     issued and outstanding at December 31, 1995 and
     1996 and June 30, 1997, respectively...............       43,958        44,257        44,345
  Additional paid-in capital............................   26,238,964    26,493,165    26,563,078
  Retained earnings.....................................    2,691,443     5,774,599     7,865,227
                                                          -----------   -----------   -----------
          Total stockholders' equity....................   28,974,365    32,312,021    34,472,650
                                                          -----------   -----------   -----------
          Total liabilities and stockholders' equity....  $36,708,367   $40,979,112   $42,251,344
                                                          ===========   ===========   ===========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                                         --------------------------------------   --------------------------
                                            1994         1995          1996          1996           1997
                                         ----------   -----------   -----------   -----------   ------------
                                                                                         (UNAUDITED)
Revenue:
  Royalties............................  $4,657,010   $ 7,424,810   $10,747,238    $4,920,512    $ 6,883,307
  Franchise fees.......................   1,019,000     1,493,750     1,775,000       822,500        592,500
  Developer fees.......................   2,792,524     2,665,562     1,992,750     1,010,750        125,000
  Restaurant sales.....................     428,484       505,765     3,610,199     1,375,945      2,762,290
  Brand contribution...................     150,000       397,064     1,294,982       359,797      1,341,823
  Turnkey development..................          --        41,006       725,913       119,791      1,447,768
  Other fees and revenue...............     255,905       323,708       568,250       381,750        522,379
                                         ----------   -----------   -----------    ----------    -----------
          Total revenues...............   9,302,923    12,851,665    20,714,332     8,991,045     13,675,067
Expenses:
  Service costs:
     Royalties.........................   1,121,934     2,405,299     3,791,384     1,673,165      2,507,957
     Franchise fees....................     660,875       766,625       958,500       448,250        312,500
  Restaurant operations:
     Cost of sales.....................     188,341       188,751     1,183,361       461,606        840,875
     Labor costs.......................     153,705       408,575     1,424,434       606,897      1,088,381
     Operating expenses................     260,213       250,962     1,039,591       339,693        850,543
  General and administrative...........   4,199,023     5,751,154     7,027,258     3,282,541      4,429,352
  Depreciation and amortization........     371,702       457,938       779,284       393,909        513,940
                                         ----------   -----------   -----------    ----------    -----------
          Total expenses...............   6,955,793    10,229,304    16,203,812     7,206,061     10,543,548
                                         ----------   -----------   -----------    ----------    -----------
Income from operations.................   2,347,130     2,622,361     4,510,520     1,784,984      3,131,519

Other:
  Interest income (expense), net.......    (201,097)     (149,151)      454,670       270,888        195,517
  Other income.........................     225,664       137,976       132,075        96,468             --
                                         ----------   -----------   -----------    ----------    -----------
Income before income taxes and
  extraordinary gain...................   2,371,697     2,611,186     5,097,265     2,152,340      3,327,036
Provision for federal and state income
  taxes................................     927,160     1,016,596     1,902,290       808,897      1,276,646
                                         ----------   -----------   -----------    ----------    -----------
Income before extraordinary item.......   1,444,537     1,594,590     3,194,975     1,343,443      2,050,390
Gain on extinguishment of debt, net of
  applicable income taxes of $20,676
  and $18,271 at December 31, 1994 and
  1995, respectively...................      40,137        38,307            --            --             --
                                         ----------   -----------   -----------    ----------    -----------
          Net income...................   1,484,674     1,632,897     3,194,975     1,343,443      2,050,390
Redeemable preferred stock dividends...    (455,000)     (544,274)           --            --             --
                                         ----------   -----------   -----------    ----------    -----------
          Net income available to
            common stockholders........  $1,029,674   $ 1,088,623   $ 3,194,975    $1,343,443    $ 2,050,390
                                         ==========   ===========   ===========    ==========    ===========
Income per common share-primary:
  Income before extraordinary item.....  $     0.42   $      0.42   $      0.57    $     0.24    $      0.36
  Extraordinary item...................        0.02          0.02            --            --             --
                                         ----------   -----------   -----------    ----------    -----------
  Income per common share..............  $     0.44   $      0.44   $      0.57    $     0.24    $      0.36
                                         ==========   ===========   ===========    ==========    ===========
  Weighted average shares
     outstanding.......................   2,341,218     2,451,898     5,639,225     5,669,226      5,700,591
                                         ==========   ===========   ===========    ==========    ===========
Income per common share -- fully
  diluted:
  Income before extraordinary item.....  $     0.41   $      0.41   $      0.57    $     0.24    $      0.36
  Extraordinary item...................        0.01          0.01            --            --             --
                                         ----------   -----------   -----------    ----------    -----------
  Income per common share..............  $     0.42   $      0.42   $      0.57    $     0.24    $      0.36
                                         ==========   ===========   ===========    ==========    ===========
  Weighted average shares
     outstanding.......................   3,290,410     3,440,643     5,639,225     5,679,872      5,700,591
                                         ==========   ===========   ===========    ==========    ===========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       COMMON STOCK
                                   ---------------------   ADDITIONAL                     TOTAL
                                     SHARES                  PAID-IN      RETAINED    STOCKHOLDERS'
                                   OUTSTANDING   AMOUNT      CAPITAL      EARNINGS       EQUITY
                                   -----------   -------   -----------   ----------   -------------
Balance, January 1, 1994.........   2,187,500    $10,733   $        --   $  573,146     $   583,879
Redeemable preferred stock
  dividends......................          --         --            --     (455,000)       (455,000)
Net income.......................          --         --            --    1,484,674       1,484,674
                                   ----------    -------   -----------   ----------     -----------
Balance, December 31, 1994.......   2,187,500     10,733            --    1,602,820       1,613,553
Redeemable preferred stock
  dividends......................          --         --            --     (544,274)       (544,274)
Public sale of stock.............   1,850,000     18,500    17,575,264           --      17,593,764
Conversion of redeemable
  preferred stock................   1,354,167     13,542     7,964,883           --       7,978,425
Conversion of redeemable
  preferred stock dividends......     118,331      1,183       698,817           --         700,000
Net income.......................          --         --            --    1,632,897       1,632,897
                                   ----------    -------   -----------   ----------     -----------
Balance, December 31, 1995.......   5,509,998     43,958    26,238,964    2,691,443      28,974,365
Options exercised................      29,924        299       254,201     (111,819)        142,681
Net income                                 --         --            --    3,194,975       3,194,975
                                   ----------    -------   -----------   ----------     -----------
Balance, December 31, 1996.......   5,539,922     44,257    26,493,165    5,774,599      32,312,021
Options exercised................       8,750         88        69,913       40,238         110,239
Net income.......................          --         --            --    2,050,390       2,050,390
                                   ----------    -------   -----------   ----------     -----------
Balance, June 30, 1997
  (unaudited)....................   5,548,672     44,345   $26,563,078   $7,865,227     $34,472,650
                                   ==========    =======   ===========   ==========     ===========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                -----------------------------------------    --------------------------
                                                   1994           1995           1996           1996           1997
                                                -----------    -----------    -----------    -----------    -----------
                                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $ 1,484,674    $ 1,632,897    $ 3,194,975    $ 1,343,443    $ 2,050,390
  Adjustments to reconcile net income to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization.............      371,702        457,938        779,284        393,909        513,939
    Bad debt expense..........................           --             --        187,774             --             --
    Gain on extinguishment of debt, net of
      tax.....................................      (40,137)       (38,307)            --             --             --
    Financed fees.............................   (1,790,823)    (1,803,581)    (1,860,796)    (1,033,063)      (102,032)
    Payments received on financed fees........      500,373        670,002        829,590        343,325        529,539
    Non-recurring expense relating to the
      issuance of stock to a non-employee.....           --             --        103,791        103,791             --
    Changes in assets and liabilities:
      Accounts receivable.....................     (386,305)       (32,830)    (1,251,768)      (445,503)    (1,022,092)
      Prepaid expenses and other assets.......     (187,468)        70,711         45,118        (28,750)      (220,280)
      Deferred revenue........................      113,970        491,270         91,440       (133,643)      (447,690)
      Deferred federal income tax asset.......      (49,039)      (183,694)       (75,578)       (17,595)        25,455
      Accounts payable........................     (161,622)       205,723        950,995       (213,986)    (1,205,572)
      Accrued liabilities.....................      138,503        541,654        221,544        (71,555)       537,700
                                                -----------    -----------    -----------    -----------    -----------
        Net cash provided by (used in)
          operating activities................       (6,172)     2,011,783      3,216,369        240,373        659,357
                                                -----------    -----------    -----------    -----------    -----------
Cash flows from investing activities:
  Expenditures for property and equipment.....     (270,022)    (1,905,795)    (1,664,363)      (404,774)    (2,275,200)
  Acquisition of minority interest and
    intangible assets.........................     (412,983)    (1,181,369)    (2,227,297)    (1,118,628)    (2,173,570)
  Redemption of restricted certificates of
    deposit...................................      277,435         13,582         60,983             --             --
  Purchase of restricted certificates of
    deposit...................................     (170,000)            --             --             --             --
  Issuance of notes receivable................     (169,228)      (590,790)      (603,121)      (525,409)    (1,229,638)
  Collections on notes receivable.............      340,432        158,361        235,933        191,406        886,785
  Acquisition of investments..................           --        (66,788)       (83,147)       236,108       (205,384)
  Advances to limited partnership,
    stockholders and affiliates...............     (794,527)      (258,818)       (45,014)       (23,885)       (18,970)
  Distributions and collections from limited
    partnership, stockholders and
    affiliates................................      530,034        469,748         79,958          4,958             --
  Purchase of real estate held for sale.......   (1,088,474)    (5,597,727)    (8,725,306)    (5,759,579)    (8,293,914)
  Proceeds from sale of real estate...........           --        824,079      3,341,281      2,512,670     14,275,761
                                                -----------    -----------    -----------    -----------    -----------
        Net cash provided by (used in)
          investing activities................   (1,757,333)    (8,135,517)    (9,630,093)    (4,887,133)       965,870
                                                -----------    -----------    -----------    -----------    -----------
Cash flows from financing activities:
  Sale of stock...............................           --     18,925,500             --             --             --
  Stock issue costs...........................           --     (1,331,736)       (51,180)            --             --
  Options exercised...........................           --             --         90,070         59,376        110,239
  Proceeds from issuance of notes payable and
    long-term debt............................    2,251,197      7,012,174        583,774        169,043        679,360
  Principal payments on notes payable and
    long-term debt............................   (2,406,823)    (7,065,992)      (914,664)      (819,342)      (452,196)
  Proceeds from issuance of redeemable
    preferred stock...........................    3,000,000             --             --             --             --
  Cash dividends on redeemable preferred
    stock.....................................     (262,500)      (124,274)            --             --             --
                                                -----------    -----------    -----------    -----------    -----------
        Net cash provided by (used in)
          financing activities................    2,581,874     17,415,672       (292,000)      (590,923)       337,403
                                                -----------    -----------    -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.................................      818,369     11,291,938     (6,705,724)    (5,237,683)     1,962,630
Cash and cash equivalents at beginning of
  year........................................      234,375      1,052,744     12,344,682     12,344,682      5,638,958
                                                -----------    -----------    -----------    -----------    -----------
Cash and cash equivalents at end of year......  $ 1,052,744    $12,344,682    $ 5,638,958    $ 7,106,999    $ 7,601,588
                                                ===========    ===========    ===========    ===========    ===========

                     The accompanying notes are an integral
                 part of the consolidated financial statements.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Unaudited Interim Information

     The consolidated financial statements and following notes, insofar as they are applicable to the six-month periods ended June 30, 1996 and 1997, and transactions subsequent to February 28, 1997, the date of Report of Independent Accountants, are not covered by the Report of Independent Accountants. In the opinion of management, all adjustments, consisting of only normal recurring adjustments considered necessary for a fair presentation of the unaudited consolidated results of operations and cash flows for the six-month period ended June 30, 1997 have been included, on the same basis as the audited consolidated financial statements.

  Business


     Schlotzsky's, Inc. and Subsidiaries (the "Company") is a franchisor of quick service restaurants ("Schlotzsky's" or "Schlotzsky's Deli") that feature made-to-order sandwiches, which had 612 stores located in 38 states, the District of Columbia, Argentina, Australia, Canada, Germany, Guatemala, Korea, Japan, Lebanon, Mexico, Saudi Arabia, Sweden, Turkey and the United Kingdom. Approximately 32% of franchised stores are located in Texas. In addition, the Company had granted territorial rights to Area Developers located in all 50 states and to Master Licensees in 46 foreign countries for a fee which is typically payable in cash and promissory notes receivable generally collateralized by the related territorial rights.


     The Company also operates a Turnkey Real Estate Development Program (the "Turnkey Program") to further assist franchisees in obtaining store sites.

  Organization

     The Company's organization includes Schlotzsky's, Inc. (the parent corporation) and its wholly-owned subsidiaries Schlotzsky's Restaurant, Inc., Schlotzsky's Real Estate, Inc., Schlotzsky's Equipment Corporation, Schlotzsky's Brands, Inc. and DFW Restaurant Transfer Corp.

     During 1996, an additional corporation, 56th and 6th, Inc. was formed in connection with the purchase of a restaurant located in New York. This corporation is wholly-owned by Schlotzsky's Restaurant, Inc. Also in 1996, Schlotzsky's Restaurant, Inc. purchased the remaining interest in 218 Beverage Corporation and is now the sole shareholder. The purpose of this entity is to allow for the sale of adult beverages in the Company-owned restaurants.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Schlotzsky's, Inc., a Texas corporation, and its wholly-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents include unrestricted highly liquid investments purchased with an original maturity date of three months or less. At December 31, 1995 and 1996 and June 30, 1997 cash equivalents totaling

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
approximately $11,553,000, $1,962,000 and $5,073,000, respectively, consisted primarily of money market accounts and overnight repurchase agreements.

  Notes Receivable

     The Company obtains annual valuations of all Area Developer and Master Licensee promissory notes receivable from an independent financial services institution. For the year ended December 31, 1995, no valuation allowance was necessary as the cost basis of each instrument approximated fair value. For the year ended December 31, 1996, a valuation allowance of approximately $188,000 was established to adjust the cost basis to estimated fair value.

  Property, Equipment and Leasehold Improvements

     Property, equipment and leasehold improvements are stated at cost, net of accumulated depreciation and amortization. Expenditures for normal maintenance of property and equipment are charged against income as incurred. Expenditures which significantly extend the useful lives of the assets are capitalized. The costs of assets retired or otherwise disposed of and the related accumulated depreciation and amortization balances are removed from the accounts and any resulting gain or loss is included in income. Depreciation and amortization is calculated using straight-line and accelerated methods over the estimated useful lives of the assets, or lease term for leasehold improvements, if less.

  Investments and Advances

     Investments are stated at the lower of cost or market. Limited partnership investments are accounted for under the equity method, and accordingly, the Company's investment is adjusted for allocated profits, losses and distributions.

  Real Estate Development

     Under the Turnkey Program, following the identification of a site by the Company and an Area Developer, the Company typically purchases or leases the site, designs and constructs a Schlotzsky's Deli Restaurant on the site which is then leased or subleased to a franchisee. The Company will typically sell the improved property and assign its lease to a third-party investor, or in the case of a leased property, assign the lease and sublease to an investor.

     Real estate development in process is stated at the lower of cost or estimated net realizable value. Land, site development, building and equipment costs, including capitalized carrying costs (primarily interest incurred and property taxes) are accumulated by specific development. Construction costs incurred in connection with the development of properties are capitalized to individual projects. Generally, interest incurred and property taxes are capitalized until the related properties are ready for sale; thereafter, such costs are charged to expense as incurred.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

     Turnkey development revenue consists of the following:


                                                                   FOR THE              SIX
                                                                 YEAR ENDED        MONTHS ENDED
                                                                DECEMBER 31,         JUNE 30,
                                                                    1996               1997
                                                              -----------------    -------------
                                                                                    (UNAUDITED)
Proceeds from sales to investors and franchisees............     $ 6,638,150       $ 12,077,301
Management fees.............................................         174,979            100,000
                                                                 -----------       ------------
          Gross development revenue.........................       6,813,129         12,177,301
Development costs...........................................      (6,455,618)       (10,984,228)
                                                                 -----------       ------------
          Gain on sale of turnkey projects..................         357,511          1,193,073
Rental income...............................................         368,402            254,695
                                                                 -----------       ------------
          Total turnkey development revenue.................     $   725,913       $  1,447,768
                                                                 ===========       ============


     The following table reflects system performance of the Turnkey Program since its inception in 1995.

                          TURNKEY PROGRAM DEVELOPMENT

                                                               NUMBER OF UNITS
                                                          -------------------------
                                                                           1997
                                                          1995   1996   (6 MONTHS)
                                                          ----   ----   -----------
                                                                        (UNAUDITED)
Sites in process at beginning of period.................    0     27         35
Sites beginning development during the period...........   32     19         30
Sites completed as Company-owned stores.................    0     (1)        (1)
Sites sold..............................................   (5)   (10)       (15)
                                                           --    ---        ---
Sites in process at end of period.......................   27     35         49
                                                           ==    ===        ===


                                                                                      INVESTED AT
                                                                                     JUNE 30, 1997
                                                                                     -------------
                                                                                      (UNAUDITED)
Open (receiving rent & royalties).......................    2      8         2        $1,056,000
Investment Sites (under construction)...................    9      9         7         2,448,000
Predevelopment Sites (prequalification).................   11     13        36           150,000
Other...................................................    5      5         4         1,410,000
                                                           --     --        --        ----------
                                                           27     35        49        $5,064,000
                                                           ==     ==        ==        ==========


     Turnkey Program properties which management expects to complete and sell within the next year are classified as current assets.

  Intangible Assets

     Intangible assets consist primarily of the Company's original franchise rights, royalty values, developer and franchise rights related to the Company's reacquiring of franchises and developer rights. Intangible assets are amortized over their estimated useful lives ranging from 4 to 40 years.

     At each balance sheet date, the Company evaluates the propriety of the carrying amount of its intangible assets, as well as the amortization period for each intangible. If an indicator of impairment is present, the Company compares the projected undiscounted operating income for the related business with the unamortized balance of the related intangible asset. If an imminent loss exists, management estimates the fair value of the intangible asset based on future operating cash flows for the next 10 years, discounted at the Company's primary borrowing rate. The excess of the unamortized balance of the intangible asset over the fair value, as

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
determined, is charged to impairment loss. At this time, the Company believes that no impairment of its intangibles has occurred and that no reduction of the carrying amounts or estimated useful lives is warranted.

  Revenue Recognition

     Royalties:

          Royalties are paid to the Company by franchisees at 4% to 6% of gross franchise sales. Royalties are recognized in the period the related gross franchise sales are earned.

     Franchise Fees:

          Nonrefundable proceeds from the awarding of a franchise are recognized as revenue when the Company has performed substantially all services for the franchisee as stipulated in the franchise agreement, typically at store opening. Franchise fees collected but not yet recognized are recorded, net of deferred direct incremental expenses, as deferred revenue in the accompanying consolidated financial statements.

     Developer Fees:

          The Company will convey rights to certain persons, under agreements ("Area Developer Agreements") to act as an area developer within a specific development area for a specified term. Developers within the United States ("Area Developers") locate prospective new franchisees, perform site selection duties and service the franchisees subsequent to the store opening. The Company charges the Area Developers a nonrefundable fee for the rights conveyed. The Company typically collects a portion of the fee in cash at closing of the Area Developer Agreements, and extends terms on the remainder typically not exceeding three years.

          International developers ("Master Licensees") have the exclusive right to develop and license the development and operation of Schlotzsky's restaurants using the Company's system and trademarks within the development area. The rights to develop, operate and sublicense the development and operation of Schlotzsky's restaurants in the foreign territory are granted pursuant to the terms and conditions of a Master License Agreement.

          The Company has also entered into Master Development Agreements or Territorial Agreements (collectively the "Territorial Agreements") which, for a nonrefundable reservation fee, grants the right to negotiate exclusive territorial rights to develop Schlotzsky's restaurants in the territory, subject to and in accordance with terms and conditions of a Master License Agreement; however, the right to develop, operate and sublicense the development and operation of Schlotzsky's restaurants in the territory is not granted until the execution of the Master License Agreement. The Territorial Agreement specifies the desired economic terms and basic form of the Master License Agreement. The Company requires the Master Licensee to obtain clauses, covenants and agreements to comply with and conform to the business practices or laws of the respective territory. The cost of conforming the contract of the Master License Agreement is the responsibility of Master Licensee. If the Company cannot reasonably satisfy itself of the enforceability of such clauses, covenants and agreements within the territory, the Company will not be obligated to grant a Master License Agreement and any rights granted under the Territorial Agreements will terminate immediately upon notice by the Company.

          The Company ordinarily collects approximately 15% to 35% of cash at closing of either a Territorial Agreement or Master License Agreement, with the remainder financed typically over a term not exceeding four years, depending on the creditworthiness of the maker and guarantor of the note.

          With respect to Area Developers and Master Licensees, the Company recognizes as revenue the nonrefundable fees received in cash and the fair value of the financed portion as established by an

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
     independent third party, net of an appropriate discount for any interest free financed portion, and any incentive fees due, upon fulfillment of substantially all of its contractual responsibilities and obligations to the Area Developers and Master Licensees. For Area Developers, this includes providing manuals and sales offering materials, which typically coincides with the execution of the Area Developer Agreement and the receipt of cash and a promissory note. With respect to Master Licensees, the Company's duties to the Master Licensees include providing manuals, initial training if requested, and reasonable efforts to obtain registration of the Company's trademarks in the applicable foreign territories. Completion of the Company's duties typically coincides with the execution of a Territorial Agreement or Master License Agreement and the receipt of cash and a promissory note.

          Area Developers and Master Licensees are required to meet certain performance requirements under their agreements which include minimum store opening schedules, performance standards and compliance with the terms of their notes to the Company, if any. Failure to meet these requirements could result in the Company terminating their agreements.

          In general, the Area Developers and Master Licensees then receive a fee for recruitment and development, including advertising, soliciting, qualifying and closing sales as well as consultation and advice in establishment, construction, financing and opening of restaurants in their territory. Area Developers, in general, receive a fee equal to one-half of franchise fee paid by franchisees to the Company. Master Licensees collect the initial sublicense and developer fees and then remit a portion of these fees back to the Company. The Company expects to receive approximately one-third to one-half of these fees from the Master Licensee.

          In addition, Area Developers and Master Licensees receive a portion of the ongoing royalties from the franchised restaurants for providing service and support to the franchisees in their development area. Area Developers typically receive 2.5% out of the 6% ongoing royalties and Master Licensees typically retain two-thirds of ongoing royalties, remitting one-third to the Company.

  Royalty Service Costs

     In accordance with the Area Development Agreements, the Company typically pays Area Developers 2.5% out of the 6% royalties received from franchisees. Royalty service costs are recognized in the period the related royalties are recognized.

  Franchise Fee Development Costs

     In accordance with the Area Development Agreements, the Company pays Area Developers approximately one-half of the initial franchise fees collected from franchise sales in a specified development area. These costs are recognized as expenses when the Company has performed substantially all services for the franchisee as stipulated in the franchise agreement, typically at store opening. Franchise fee development costs paid, but not yet recognized, are recorded as a reduction of gross deferred revenue in the accompanying consolidated financial statements.

  Income Taxes

     The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," under which deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

  Fair Value of Financial Instruments

     The Company's financial instruments as defined by SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," include cash and cash equivalents, restricted certificates of deposit, receivables, notes receivable, accounts payable, accrued liabilities and debt. All financial instruments are accounted for on a historical cost basis which approximates fair value at December 31, 1995 and 1996 and June 30, 1997, except for notes receivable from Area Developers and Master Licensees which are valued at the lower of appraised value or cost.

  Earnings Per Share

     The computation of primary earnings per common share is based upon the weighted average number of common shares outstanding during the period plus the effect of common shares contingently issuable, primarily from stock options and warrants, in periods in which they have a dilutive effect.

     The fully diluted earnings per share computation reflects the effect of common shares contingently issuable upon the exercise of stock options and warrants in periods in which such exercise would cause dilution, and for convertible securities assumed converted to common stock in periods which such conversion would cause dilution.

     In computing income per common share -- fully diluted, earnings available to common stockholders was net of redeemable preferred dividends totaling $105,000 and $340,261 at December 31, 1994 and 1995, respectively. See note on "Stockholders' Equity."

  New Accounting Standards

     In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128 "Earnings per Share" and No. 129 "Disclosure of Information About Capital Structure." SFAS No. 128 specifies the computation, presentation and disclosure requirements for earnings per share and is designed to improve earnings per share information by simplifying the existing computational guidelines and revising the previous disclosure requirements. SFAS No. 129 consolidates the existing disclosure requirements to disclose certain information about an entity's capital structure. Both statements are effective for periods ending after December 15, 1997.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

     Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Restated Information," which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997.

     Management does not believe the implementation of these recent accounting pronouncements will have a material effect on its consolidated financial statements.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

2. NOTES RECEIVABLE

     Notes receivable consist of the following:

                                                                  DECEMBER 31,
                                                            ------------------------    JUNE 30,
                                                               1995          1996         1997
                                                            -----------   ----------   -----------
                                                                                       (UNAUDITED)
Notes receivable from Area Developers (under Area
  Development Agreements) and Master Licensees (under
  Master License and Territorial Agreements) bearing
  interest ranging from 7.5% to 10% per annum and where no
  interest is stated, imputed interest at 9% per annum,
  due through 1998........................................  $ 3,279,748   $2,313,918   $2,471,821
Notes receivable from franchisees related to the sale of
  Company owned stores, bearing interest at 8% per annum,
  collateralized by the stores with monthly principal and
  interest installments ranging from $1,723 to $2,428 due
  through December 2000...................................      273,716      257,106      247,785
Notes receivable from franchisees bearing interest ranging
  from 8.75% to 9.5% per annum, collateralized by
  franchisees' property and equipment with payments due
  through August 1999.....................................           --      454,772      465,633
Notes receivable from certain parties secured by real
  estate..................................................           --           --      245,000
Notes receivable from various parties bearing interest
  ranging from 8% to 10% per annum, collateralized by an
  interest in a limited partnership and certain other
  equity instruments with payments due through June
  2000....................................................      143,043      178,275      186,071
Other.....................................................      103,769        9,763       70,077
                                                            -----------   ----------   ----------
                                                              3,800,276    3,213,834    3,686,387
Current portion...........................................   (2,325,965)    (557,332)    (991,806)
                                                            -----------   ----------   ----------
Notes receivable, less current portion....................  $ 1,474,311   $2,656,502   $2,694,581
                                                            ===========   ==========   ==========

     During 1995, notes receivable from Area Developers and Master Licensees totaling approximately $1,122,000 were extended beyond their original terms, including approximately $462,000 which was due in 1995 and was extended beyond December 31, 1995.

     During 1996, notes receivable from Area Developers and Master Licensees totaling approximately $255,000 were extended beyond their original terms, including approximately $230,000 which was due in 1996 and was extended beyond December 31, 1996.

     For the six-month period ended June 30, 1997, a note receivable from a Master Licensee totaling approximately $225,000 was extended beyond its original terms, including approximately $125,000 which was due during this period and was extended beyond June 30, 1997.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

3. NOTES RECEIVABLE FROM RELATED PARTIES

     Notes receivable from related parties consist of the following:

                                                                DECEMBER 31,
                                                           -----------------------    JUNE 30,
                                                              1995         1996         1997
                                                           ----------   ----------   -----------
                                                                                     (UNAUDITED)
Note receivable from Master Licensee, an organization of
  which a member of the Company's Board of Directors is
  Managing Director, bearing interest at 9% per annum due
  through December 1998..................................  $  350,000   $  275,000   $  275,000
Notes receivable from certain stockholders of the
  Company, bearing interest at 7.5% per annum, principal
  and accrued interest due quarterly through 2001........     242,577      237,618      237,618
Notes receivable from related entities controlled by
  stockholders of the Company, bearing interest at 9% per
  annum, principal and accrued interest due annually
  through 2001 collateralized by real estate.............     496,512      541,527      560,496
Note receivable from Master Licensee, an organization of
  which a member of the Company's management is a
  shareholder, bearing interest at 8% per annum due
  through December 2006..................................          --      875,000      455,000
Notes receivable from Master Licensee, an organization of
  which the Company is a preferred shareholder, bearing
  interest at 9% per annum, principal due ratably
  beginning December 31, 1998 through December 31, 2007.
  (see note on "Related Party Transactions").............          --      846,311      699,315
                                                           ----------   ----------   ----------
                                                            1,089,089    2,775,456    2,227,429
Current portion..........................................    (221,402)    (595,000)    (183,130)
                                                           ----------   ----------   ----------
Notes receivable, less current portion...................  $  867,687   $2,180,456   $2,044,299
                                                           ==========   ==========   ==========

     During 1996, notes receivable from Master Licensees, certain stockholders and entities controlled by certain stockholders totaling approximately $1,625,000 were extended beyond their original terms, including approximately $540,000, which was due in 1996 and was extended beyond December 31, 1996.

     From time to time, the Company makes advances to certain stockholders, related partnerships and affiliates (see notes on "Investments and Advances" and "Related Party Transactions").

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

4. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following:

                                                  DEPRECIABLE        DECEMBER 31,
                                 DEPRECIATION        LIFE       -----------------------    JUNE 30,
                                    METHOD          (YEARS)        1995         1996         1997
                                 -------------   -------------  ----------   ----------   -----------
                                                                                          (UNAUDITED)
Building.......................  Straight Line        32        $  720,741   $  720,741   $   720,741
Furniture, fixtures and
  equipment....................  Straight Line      5 to 7       1,036,628    1,684,840     2,596,655
Leasehold improvements.........  Straight Line     25 to 32      2,677,839    3,452,202     4,403,782
                                                                ----------   ----------   -----------
                                                                 4,435,208    5,857,783     7,721,178
Accumulated depreciation and amortization.....................    (445,589)    (808,612)   (1,061,690)
                                                                ----------   ----------   -----------
                                                                 3,989,619    5,049,171     6,659,488
Land..........................................................     150,000      391,711       803,516
                                                                ----------   ----------   -----------
Property, equipment and leasehold improvements, net...........  $4,139,619   $5,440,882   $ 7,463,004
                                                                ==========   ==========   ===========

     Depreciation and amortization of property, equipment and leasehold improvements totaled approximately $154,000, $169,000, $363,000, $217,000 and $253,000 for the years ended December 31, 1994, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997, respectively.

5. INVESTMENTS AND ADVANCES

     Investments and advances consist of the following:

                                                          DECEMBER 31,
                                                      ---------------------    JUNE 30,
                                                        1995        1996         1997
                                                      --------   ----------   -----------
                                                                              (UNAUDITED)
Limited partnership:
  Investment........................................  $180,598   $  191,744   $  200,254
  Advances..........................................   439,046      511,047      511,047
                                                      --------   ----------   ----------
                                                       619,644      702,791      711,301
Building art........................................   263,071      263,071      263,071
Investment in Master Licensee.......................        --      300,000      496,874
                                                      --------   ----------   ----------
Investments and advances............................  $882,715   $1,265,862   $1,471,246
                                                      ========   ==========   ==========

  Limited Partnership

     The Company owns a 40% general and limited partnership interest in an entity engaged in the acquisition, development and construction of certain commercial real estate. The partnership has the following assets, liabilities and partners' capital:

                                                          DECEMBER 31,
                                                     -----------------------    JUNE 30,
                                                        1995         1996         1997
                                                     ----------   ----------   -----------
                                                                               (UNAUDITED)
Assets.............................................  $2,280,697   $2,359,498   $2,346,337
Liabilities........................................   1,648,515    1,699,445    1,665,007
Partners' Capital..................................     632,182      660,053      681,330

     The partnership's net profits, losses and distributions are allocated based upon methods set forth in the partnership agreement. The Company is allocated 25% of distributions and like amount of net profits until the

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
other limited partner has received an aggregate amount equal to its aggregate contribution. Thereafter, remaining net profits and all losses are allocated 40% to the Company.

     The Company is the guarantor of all partnership indebtedness which consist of borrowings under a $1,150,000 bank line of credit with an original maturity date of December 31, 1995 with approximately $1,146,000, $1,139,000 and $1,128,000 outstanding at December 31, 1995 and 1996 and June 30, 1997, respectively. Principal and interest of $10,665 is due monthly until April 2001 whereupon all outstanding principal and interest is due. The line of credit bears interest at 1.25% above the bank's prime rate until maturity and after. The indebtedness is collateralized by project real estate, and related leases and rents. The partnership has entered into leases for approximately 60% of the 17,600 square feet of its retail shopping center for a term of 10 years at approximately $15.00 per square foot per annum which began in September 1995. The partnership completed the development of this project in February 1996.

  Investment in Master Licensee

     In November 1996, the Company paid $300,000 to a Master Licensee and also agreed to serve as guarantor of additional financing not to exceed $400,000. At December 31, 1996 and June 30, 1997, the outstanding balance on the additional financing guaranteed by the Company was $300,000 and $400,000, respectively. See note on "Related Party Transactions."

6. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                    AMORTIZATION         DECEMBER 31,
                                       PERIOD      -------------------------    JUNE 30,
                                      (YEARS)         1995          1996          1997
                                    ------------   -----------   -----------   -----------
                                                                               (UNAUDITED)
Original franchise rights.........      40         $ 5,688,892   $ 5,688,892   $ 5,688,892
Royalty value.....................      20           1,359,576     1,359,576     1,359,576
Developer and franchise rights
  acquired........................   20 to 40          505,420     1,915,630     4,102,574
Goodwill..........................      20             254,950       635,082       571,030
Debt issue costs..................   5 to 25           107,328       107,328       110,468
Organization costs................   4 to 10            29,021        29,021        29,021
Other intangible assets...........   up to 5           124,029       260,980       308,518
                                                   -----------   -----------   -----------
                                                     8,069,216     9,996,509    12,170,079
       Less accumulated
          amortization............                  (1,140,197)   (1,480,626)   (1,676,366)
                                                   -----------   -----------   -----------
          Intangible assets,
            net...................                 $ 6,929,019   $ 8,515,883   $10,493,713
                                                   ===========   ===========   ===========

     In 1995, the Company reacquired franchises and franchise rights in Omaha, Nebraska, Albuquerque, New Mexico and Houston, Texas. The franchises acquired in Albuquerque and two of the four franchises acquired in Omaha, were upgraded to specification then resold with noncompete areas reduced from a three mile to
 3/4 mile radius and royalties increased from 4% to 6% of gross revenues. The excess of reacquisition and upgrade costs over franchise sale proceeds are reported as royalty value, amortized into income over the 20 year term of the related franchises. The franchise acquired in Houston was resold in December 1995.

     In 1996, the Company reacquired franchises and developer and franchise rights in New York and Texas. The purchase price of the New York franchise of $250,000 exceeded the fair value of the identifiable assets acquired by approximately $150,000. The purchase price of the Texas franchise of $350,000 exceeded the fair value of the identifiable assets acquired by approximately $230,000. The franchise acquisitions were accounted

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
for using the purchase method of accounting and the resulting goodwill is being amortized on a straight-line basis over 20 years. The developer rights acquired under these transactions totaled approximately $986,000 and are being amortized on a straight-line basis over 40 years.

     For the six-month period ended June 30, 1997, the Company reacquired the developer rights in various parts of Southern California and Connecticut. The purchase price of these developer rights was $775,000 and $200,000, respectively. Also, the Company reacquired franchise rights in Austin, Texas for approximately $951,000. These rights are being amortized on a straight-line basis over 40 years.

     Amortization of intangible assets totaled approximately $217,000, $285,000, $340,000, $157,000 and $200,000 for the years ended December 31, 1994, 1995 and
1996 and the six-month periods ended June 30, 1996 and 1997, respectively.


7. DEFERRED REVENUE


     Franchise and developer fees collected but not yet recognized into income less related direct incremental costs paid but not yet charged to expense are as follows:

                                                      DECEMBER 31,
                                                -------------------------    JUNE 30,
                                                   1995          1996          1997
                                                -----------   -----------   -----------
                                                                            (UNAUDITED)
Deferred franchise and developer fees.........  $ 3,282,500   $ 2,992,500   $ 2,570,000
Deferred direct incremental costs:
  Deferred franchise fee development service
     costs....................................   (1,660,875)   (1,547,125)   (1,313,125)
  Deferred commissions........................      (26,500)      (21,750)      (14,250)
  Other deferred costs........................      (22,800)      (23,850)      (26,550)
Deferred revenue -- real estate development...           --       263,990            --
                                                -----------   -----------   -----------
                                                $ 1,572,325   $ 1,663,765   $ 1,216,075
                                                ===========   ===========   ===========

8. NOTES PAYABLE

     In February 1997, the Company secured a line of credit of up to $5,000,000 to provide financing for the Turnkey Program. As of June 30, 1997, the Company has not drawn against this line of credit.

     In June 1997, the Company secured two additional lines of credit of $15,000,000 from a financial institution. As of June 30, 1997, neither of the new lines had been drawn upon.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

9. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                              DECEMBER 31,
                                                        ------------------------
                                                           1995          1996       JUNE 30, 1997
                                                        ----------    ----------    -------------
                                                                                     (UNAUDITED)
Capitalized lease, bearing an effective interest rate
  of 11.24%, collateralized by real property; monthly
  principal and interest installments of $12,615
  through 2020........................................  $1,260,780    $1,250,583     $1,244,086
Note payable to a financial institution bearing
  interest at 9.47% per annum through 2000. From 2000
  through maturity, the note will bear interest at the
  lesser of a certain bank's prime lending rate plus
  1.75%, or a mutually agreed upon rate. Payments are
  due in periodic principal and interest installments
  through December 2002, at which time all remaining
  principal and interest is due. The note is
  collateralized by equipment and assignment of
  royalties from certain franchisees..................   1,094,345     1,024,696        986,771
Note payable to a financial institution bearing
  interest at 10.6% per annum through July 2002.
  Payments of principal and interest are due monthly.
  The note is collateralized by equipment, furniture
  and fixtures of a Company-owned restaurant..........          --            --        154,361
Note payable to a bank, bearing interest at 9.25%,
  collateralized by certain real property currently
  used as Company headquarters. Monthly installments
  of $2,778 plus interest are due through March 2002,
  at which time all remaining principal and interest
  is due..............................................     474,998       441,663        424,994
Various notes payable to individuals and corporations,
  bearing interest at 6% to 9% per annum, due in
  periodic principal and interest installments through
  1999, and collateralized by equipment and assignment
  of royalties from certain franchisees...............     352,341       694,600        989,003
Note payable to a trust convertible into a maximum
  100,000 shares common stock, bearing interest at a
  certain bank's prime lending rate plus 1.5% (10% at
  December 31, 1995) per annum, due in periodic
  principal and interest installments with all unpaid
  principal and interest due September 1998;
  collateralized by royalties from certain
  franchisees.........................................     650,000            --             --
Note payable to a financing institution bearing
  interest at 12% per annum, due in monthly principal
  and interest installments of $1,435 through December
  1996................................................      99,000            --             --
Note payable to a limited partnership, bearing
  interest at 9%. One payment of principal and
  interest totaling $240,168 due January 1998.........          --       200,000         39,492
Other.................................................      10,968            --             --
                                                        ----------    ----------     ----------
                                                         3,942,432     3,611,542      3,838,707
       Current maturities.............................    (913,915)     (482,205)      (193,048)
                                                        ----------    ----------     ----------
          Long-term debt, less current maturities.....  $3,028,517    $3,129,337     $3,645,659
                                                        ==========    ==========     ==========

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

The aggregate annual maturities of long-term debt at December 31, 1996 are as follows:

 YEAR ENDED
DECEMBER 31,
- ------------
   1997.....................................................  $  482,205
   1998.....................................................     250,789
   1999.....................................................     533,382
   2000.....................................................     176,741
   2001.....................................................     164,878
   Thereafter...............................................   2,003,547
                                                              ----------
                                                              $3,611,542
                                                              ==========

     Interest expense, net of amounts capitalized, totaled approximately $389,000, $435,000, $331,000, $163,000 and $161,000 for the years ended December
31, 1994, 1995 and 1996 and the six-month periods ended June 30, 1996 and June 30, 1997, respectively.


10. INCOME TAXES


     The provision for federal and state income taxes consists of the following:

                                             FOR THE YEARS ENDED             SIX MONTHS ENDED
                                                 DECEMBER 31,                    JUNE 30,
                                      ----------------------------------   ---------------------
                                        1994        1995         1996        1996        1997
                                      --------   ----------   ----------   --------   ----------
                                                                                (UNAUDITED)
Federal:
  Current provision.................  $866,498   $1,136,317   $1,886,719   $795,020   $1,130,653
  Deferred provision (benefit)......   (49,039)    (183,694)     (75,578)   (17,595)      25,455
                                      --------   ----------   ----------   --------   ----------
          Total federal.............   817,459      952,623    1,811,141    777,425    1,156,108
                                      --------   ----------   ----------   --------   ----------
State -- current provision..........   109,701       63,973       91,149     31,472      120,538
                                      --------   ----------   ----------   --------   ----------
Provision for federal and state
  income taxes before extraordinary
  item..............................   927,160    1,016,596    1,902,290    808,897    1,276,646
                                      --------   ----------   ----------   --------   ----------
Tax provision of extraordinary
  item..............................    20,676       18,271           --         --           --
                                      --------   ----------   ----------   --------   ----------
Total provision for income taxes....  $947,836   $1,034,867   $1,902,290   $808,897   $1,276,646
                                      ========   ==========   ==========   ========   ==========

     The differences between the income tax expense from continuing operations and the amount that would result if the statutory rates were applied to the pretax financial income were as follows:

                                                 FOR THE YEARS ENDED             SIX MONTHS ENDED
                                                     DECEMBER 31,                    JUNE 30,
                                          ----------------------------------   ---------------------
                                            1994        1995         1996        1996        1997
                                          --------   ----------   ----------   --------   ----------
                                                                                    (UNAUDITED)
Expense at statutory rate of 34%........  $827,053   $  908,342   $1,733,070   $731,796   $1,131,192
Nondeductible items, including
  amortization..........................    52,755       66,540       86,915     45,629       65,899
State income taxes, net.................    68,028       42,222       60,158     31,472       79,555
Other...................................        --       17,763       22,147         --           --
                                          --------   ----------   ----------   --------   ----------
                                          $947,836   $1,034,867   $1,902,290   $808,897   $1,276,646
                                          ========   ==========   ==========   ========   ==========

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

     The tax effects of the significant temporary differences which comprise the deferred tax assets and liabilities are as follows:

                                                                 DECEMBER 31,
                                                        ------------------------------    JUNE 30,
                                                          1994       1995       1996        1997
                                                        --------   --------   --------   -----------
                                                                                         (UNAUDITED)
Assets:
  Non-current:
     Deferred revenue.................................  $344,815   $534,590   $475,924      $412,190
     Accrued liabilities..............................        --         --    145,451       145,451
     Other............................................    24,382     12,910     27,711        24,382
                                                        --------   --------   --------      --------
     Gross deferred tax assets........................   369,197    547,500    649,086       582,023
                                                        --------   --------   --------      --------
Liabilities:
  Current:
     Deferred costs...................................        --     15,630         --            --
     Property, equipment and intangibles..............        --         --     41,638            --
  Non-current:
     Installment sale.................................    21,021         --         --            --
                                                        --------   --------   --------      --------
  Gross deferred tax liabilities......................    21,021     15,630     41,638            --
                                                        --------   --------   --------      --------
          Net deferred asset..........................  $348,176   $531,870   $607,448      $582,023
                                                        ========   ========   ========      ========

11. STOCKHOLDERS' EQUITY

  Redeemable Preferred Stock

     The Preferred Stock was convertible to Common Stock, at the holder's option, any time prior to redemption, and was also subject to automatic conversion on similar terms upon the registration and sale of at least $5,000,000 of the Company's common stock or upon a two thirds vote of preferred stockholders. During December 1995, all of the Company's outstanding shares of preferred stock were converted in connection with the sale in a public offering of 1,850,000 shares of the Company's Common Stock (See note on "Stockholders' Equity") at a conversion price of $5.34 and $7.20 for Class A and B, respectively. Additionally, the Company's amended Articles of Incorporation provide that subsequent to the conversion, the shares of Class A and Class B Preferred Stock shall be canceled and shall not again be issuable by the Company.

  Common Stock

     In December 1995, the Company sold in a public offering 1,850,000 shares of its Common Stock (the "Offering") which generated net proceeds of approximately $17.6 million. A portion of the proceeds were used to repay debt incurred in connection with the Company's Turnkey Program and other debt owed to banks, corporations and individuals. The Company used the remaining proceeds to finance and refinance the purchase of real estate and the construction of stores under the Turnkey Program and for other working capital needs. As previously discussed, the Company's amended Articles of Incorporation states that the outstanding shares of Class A and Class B Preferred Stock were converted to common stock in connection with the Company's public offering and as a result, these preferred shares have been canceled.

  Warrants

     During 1994, the Company issued a warrant to purchase 23,438 shares of common stock at an initial exercise price of $9.60 per share. The warrant expires in 2001.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

     During 1995, the Company issued a warrant to purchase 5,468 shares of common stock at an initial exercise price of $12.80. The warrant expires in 2000.

12. STOCK-BASED COMPENSATION PLANS

     The Company sponsors the "Schlotzsky's Employee Compensation and Stock Options Plan" (the "Plan"), which is a stock-based incentive compensation plan, as described below. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related Interpretations in accounting for the Plan. In 1995, the FASB issued SFAS No. 123 "Accounting for Stock-Based Compensation" which, if adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS No. 123 is optional and the Company has decided not to elect these provisions of SFAS No. 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS No. 123 in 1995 are required by SFAS No. 123 and are presented below.

  The Employee Compensation and Stock Options Plan

     Under the Plan, the Company is authorized to issue 650,000 shares of Common Stock pursuant to "Awards" granted in the form of incentive stock options (qualified under Section 422 of the Internal Revenue Code of 1986, as amended) and non-qualified stock options. Awards may be granted to key employees of the Company. In April 1997, the Company amended the Plan to provide for an additional 150,000 shares of Common Stock to be authorized for issuance under its provisions.

     According to the Plan, Awards may be granted with respect to a maximum of 800,000 shares of Common Stock. In 1994, the Company granted a total of 14,844 Awards in the form of incentive stock options under the Plan. In 1995, the Company granted a total of 313,814 Awards in the form of incentive stock options under the Plan. In 1996, the Company granted a total of 82,850 Awards in the form of incentive stock options under the Plan. Under the Plan, the options granted on December 12, 1994, vest based on tenure, from the hire date to December 31, 1993. The vesting is as follows: the formula is 5% of total options per year of tenure vesting on June 6, 1994 for those with five years of tenure or more, and the remaining options vest over a five-year period, 20% per year, beginning on the first anniversary of the date of grant. All other options vest over a five-year period, 20% per year, beginning on the first anniversary of the hire date.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

     A summary of the status of the Company's stock options as of December 31, 1994, 1995 and 1996 and the changes during the years ended on those dates are presented below:

                                                                 OPTIONS OUTSTANDING
                                                             ---------------------------
                                                                        WEIGHTED AVERAGE
                                                                        EXERCISE PRICES
                                                             SHARES        PER SHARE
                                                             -------    ----------------
BALANCE, JANUARY 1, 1994...................................  350,945         $ 7.33
  Granted..................................................   14,844         $ 8.00
  Exercised................................................       --             --
  Forfeited................................................  (53,125)        $ 8.00
  Expired..................................................       --             --
                                                             -------
BALANCE, DECEMBER 31, 1994.................................  312,664         $ 7.03
                                                             -------
  Granted..................................................  313,814         $10.39
  Exercised................................................       --             --
  Forfeited................................................   (4,688)        $11.20
  Expired..................................................       --             --
                                                             -------
BALANCE, DECEMBER 31, 1995.................................  621,790         $ 8.70
                                                             -------
  Granted..................................................   82,850         $10.50
  Exercised................................................  (29,924)        $ 6.75
  Forfeited................................................  (78,444)        $ 8.05
  Expired..................................................       --             --
                                                             -------
BALANCE, DECEMBER 31, 1996.................................  596,272         $ 9.13
                                                             =======
Exercisable at December 31, 1994...........................  166,019         $ 6.59
Exercisable at December 31, 1995...........................  298,211         $ 8.43
Exercisable at December 31, 1996...........................  339,981         $ 8.75
Weighted-average fair value of options granted during
  1995.....................................................                  $ 2.73
Weighted-average fair value of options granted during
  1996.....................................................                  $ 4.96

     The fair value of each stock option granted in 1995 and 1996 when the Company was public is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield; risk-free interest rate of 6.37%; the expected lives of the options are six years; and volatility of 37.01%. The fair value of each stock option granted before the Company became publicly traded was determined using the following assumptions: no dividend yield; risk-free rates are from 5.83% to 7.81%; and the expected lives of the options are six years. In determining the "minimum value," SFAS No. 123 does not require the volatility of the Company's common stock underlying the options to be calculated or considered because the Company was not publicly-traded when the 1995 options were granted.

     The Company granted 77,000 stock options during the six month period ended June 30, 1997, and 8,750 options were exercised, 5,625 forfeited and none expired. At June 30, 1997, 364,851 stock options were exercisable and the weighted-average fair value of the options granted during the six-month period ended June 30, 1997 was $11.04.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at December 31, 1996:

                                        OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                             -----------------------------------------   -------------------------
                                 NUMBER         WEIGHTED      WEIGHTED       NUMBER       WEIGHTED
                             OUTSTANDING AT      AVERAGE      AVERAGE    EXERCISABLE AT   AVERAGE
         RANGE OF             DECEMBER 31,      REMAINING     EXERCISE    DECEMBER 31,    EXERCISE
      EXERCISE PRICES             1996        CONTRACT LIFE    PRICE          1996         PRICE
- ---------------------------  --------------   -------------   --------   --------------   --------
$5.60 to $10.00............     335,142           3.27         $ 7.36       231,194        $ 7.07
$10.01 to $12.80...........     261,130           5.94          11.41       108,787         11.08
                                -------           ----         ------       -------        ------
$5.60 to $12.80............     596,272           4.44         $ 9.13       339,981        $ 8.75

       Pro Forma Net Income and Net Income Per Common Share

     During 1995 and 1996, the Company did not incur any compensation costs for the Plan under APB No. 25. Had the compensation cost for the Company's Plan been determined consistent with SFAS No. 123, the Company's net income and net income per common share for 1995 and 1996 would approximate the pro forma amounts below:

                                             DECEMBER 31, 1995          DECEMBER 31, 1996
                                          ------------------------   ------------------------
                                          AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                                          -----------   ----------   -----------   ----------
SFAS No. 123 charge, net of applicable
  income taxes of $120,126 and $65,414
  for 1995 and 1996, respectively.......  $       --    $  188,681   $       --    $  109,959
APB No. 25 charge.......................          --            --           --            --
Net income..............................  $1,632,897    $1,444,216   $3,194,975    $3,085,016
Net income per common
  share -- primary......................  $     0.44    $     0.37   $     0.57    $     0.55
Net income per common share -- fully
  diluted...............................  $     0.42    $     0.36   $     0.57    $     0.55

     During the six month period ended June 30, 1997, the Company did not incur any compensation costs for the Plan under APB No. 25 and, if the Company had fully adopted SFAS No. 123 during this period, the compensation costs that would have been incurred would not have been significant.

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1995 and the Company anticipates making awards in the future under its Plan. As the Company's options typically vest over five years, the full impact of the pro forma disclosure requirements will not be reflected until 2000.

13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid during the years ended December 31, 1994, 1995 and 1996, and the six-month periods ended June 30, 1996 and 1997, for interest amounted to approximately $361,000, $435,000, $313,000, $157,000 and $172,000, respectively, net of approximately $8,500 and $250,000, capitalized in 1994 and 1995.

     Cash paid for taxes totaled approximately $668,000, $1,145,000, $2,614,000, $750,000 and $1,000,000 for the years ended December 31, 1994, 1995 and 1996, and the six-month periods ended June 30, 1996 and 1997, respectively.

     During 1994, the Company had the following noncash activity, in addition to transactions described in other notes:

          Notes receivable totaling approximately $1,791,000 were issued for nonrefundable Area Developer, Master Licensee and other fees.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

          Note receivable for $300,000 was issued in the sale of certain restaurants resulting in a gain of $57,000.

          Mandatory redeemable preferred stock dividends totaling $280,000 at December 31, 1994 are accrued but not yet paid.

     During 1995, the Company had the following noncash activity:

          Notes receivable totaling approximately $1,800,000 were issued for nonrefundable Area Developer, Master Licensee, Territorial and other fees.

          Mandatory redeemable preferred stock, totaling approximately $7,978,000 net of issue costs was converted to common stock.

          Mandatory redeemable preferred stock dividends totaling $700,000 were converted to common stock.

     During 1996, the Company had the following noncash activity:

          Notes receivable totaling approximately $1,785,000 were issued for nonrefundable Area Developer, Master Licensee, Territorial and other fees.

     For the six-month period ended June 30, 1997, the Company had the following noncash activity:

          Notes receivable totaling approximately $102,000 were issued for nonrefundable Area Developer, Master Licensee, Territorial and other fees.

14. RELATED PARTY TRANSACTIONS

     Franchises contribute 1% of gross sales to Schlotzsky's N.A.M.F., Inc. ("NAMF") to be used solely for the production of programs and materials for marketing and advertising. The Company charges NAMF an amount equal to certain cost allocations and salaries for administering NAMF. Advances to NAMF totaled approximately $130,000, $87,000 and $333,000 at December 31, 1995 and 1996 and
June 30, 1997, respectively, and are included in other receivables in the accompanying consolidated balance sheets.

     One or more principal stockholders of the Company is guarantor of the Company's notes payable and long-term debt, totaling approximately $2,078,000, $2,983,000 and $2,884,000 at December 31, 1995 and 1996 and June 30, 1997,
respectively.

     A member of the Company's Board of Directors controls a corporation that is an Area Developer to which during 1994 the Company paid approximately $47,000 in connection with its share of franchise fees and royalties under an Area Developer agreement. During 1994, the Company received approximately $20,000 in royalties in connection with this agreement.

     In December 1994, the Company entered into Territorial and Master License Agreements with Master Licensees pursuant to which the Master Licensees paid the Company $47,000 in cash and $328,000 by promissory notes for the right to obtain a master license for the respective territories. The cash was paid to the Company from the proceeds of one or more loans made to the Master Licensees by Austin CBD 29, Inc. ("CBD 29"), a corporation controlled by a stockholder of the Company, or its affiliates. The promissory notes to the Company are guaranteed by the parent of CBD 29 which has the right to acquire the master licenses for the territories in the event that the Master Licensees default on the promissory notes. Further, one of these Master Licensees has the right to elect to sell its master license to CBD 29 and certain stockholders of the Company have guaranteed CBD 29's obligations under this put option.

     Also in December 1994, CBD 29 guaranteed a $70,000 promissory note from an area developer. CBD 29 has the right to acquire the area developer rights for the area in the event that the area developer defaults on

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES
the promissory note. Further, the area developer has the right to elect to sell its area developer rights to CBD 29 and certain stockholders of the Company have guaranteed CBD 29's obligations under this put option. In September 1995, the Area Developer and CBD 29 agreed to waive any further rights and obligations in connection with this put option and the related guarantee.

     In 1995, the Company entered into a Master License Agreement with Buxtehude Holdings, B.V., an organization of which a member of the Company's Board of Directors is managing director. Pursuant to the terms of the agreement, Buxtehude paid the Company $150,000 in cash and $350,000 by promissory note. The Company recorded developer revenue totaling $500,000 in 1995 in connection with this transaction.

     In 1995, the Company entered into an Area Developer Agreement pursuant to which the Area Developer paid the Company $50,000 in cash and $100,000 by promissory note. The cash was paid to the Company from one or more loans made to the Area Developer by CBD 29 or its affiliates. Further, CBD 29 or its affiliates could obtain a security interest in the rights of the Area Developer to receive a portion of the royalties paid by certain franchisees and could acquire these rights in the event of default by the Area Developer.

     Also in 1995, the Company entered into Master License Agreements pursuant to which the Master Licensees paid the Company $75,000 in cash and $190,000 by promissory note. The cash paid to the Company from one or more loans made to the Master Licensee by an organization who is a significant stockholder of the Company. In addition, one of the members of the Company's Board of Directors is the managing director of the organization providing the funding to the Master Licensee.

     Effective January 1, 1996, the majority of assets and liabilities of CBD 29 were transferred and assumed by Third & Colorado 29, L.L.C., and an entity owned by two stockholders of the Company.

     In 1996, the Company entered into a Territorial Agreement pursuant to which Sino-Caribbean Development, Inc. ("Sino") paid $150,000 in cash and $600,000 by a promissory note for the right to obtain a master license for certain territories in the Pacific Rim. In addition, Sino agreed to assume a promissory note in the amount of $275,000 in exchange for territorial rights under an existing Master License Agreement. The outstanding balance on the combined notes was $875,000 at December 31, 1996. Sino is an organization of which an officer of the Company held 60% of its outstanding common stock at December 31, 1996. Subsequent to year-end, Sino made note payments of $420,000 to the Company, and in an unrelated transaction, Sino issued shares of its convertible preferred stock of which upon conversion, will effectively reduce the officer's interest in the organization to less than 40%.

     During 1996, the Company paid $300,000 to Bonner Carrington Corporation European Market ("BCCE") and agreed to serve as guarantor for additional financing not to exceed $400,000. In return, the Company received: (i) preferred stock representing 7.5% of the total outstanding shares of BCCE; (ii) an option to buy additional preferred stock representing an additional 10% of the total outstanding shares of BCCE; and (iii) options to purchase BCCE and its respective territories at predetermined prices effective during the period covering December 1999 through December 2011. In a separate transaction in June 1996, the Company entered into a Master License Agreement pursuant to which BCCE paid the Company $25,000 in cash and $75,000 by promissory note.

     The Company and Third & Colorado 19, L.L.C. ("T&C 19"), a limited liability company owned by two stockholders of the Company, entered into a lease agreement effective March 21, 1997, under which the Company will lease from T&C 19 approximately 29,410 square feet of office space and 11,948 square feet of storage space, in Austin, Texas for the Company's corporate headquarters. Under the terms of the lease, the Company will pay annual net rental of $12.95 per square foot for the office space and up to $2.50 per square foot for the storage space for a term of 10 years after completion of the build-out of the leased space.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

15. COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office facilities and certain equipment for its stores. Rent expense for the years ended December 31, 1994, 1995 and 1996 and the six-month periods ended June 30, 1996 and 1997, consisted of approximately $139,000, $73,000, $118,000, $59,000 and $227,000, respectively. Future minimum rental payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996 are as follows:

                       YEAR ENDING
                      DECEMBER 31,
                      ------------
   1997..................................................  $  674,419
   1998..................................................     688,788
   1999..................................................     694,288
   2000..................................................     663,117
   2001..................................................     681,503
   Thereafter............................................   3,340,450
                                                           ----------
                                                           $6,742,565
                                                           ==========

  Workers' Compensation

     The Company has elected not to provide workers' compensation insurance to its employees under the Texas Workers' Compensation Act. This election is called "non-subscription." Non-subscription may result in potentially large liabilities through adverse judgments, punitive damages and multiple catastrophe claims. The measurement of these potential liabilities is complicated by the uncertainty of legal outcomes. No significant workers' compensation claims were reported during the years ended December 31, 1994, 1995 and 1996 and the six-month period ended June 30, 1997 and management does not anticipate any material losses for workers' compensation claims incurred as of June 30, 1997.

  Guarantor on Franchise Operating Leases and Debt Obligations

     The Company, and in some cases certain stockholders are guarantors of certain franchisee operating leases and debt obligations with future minimum payments as follows:

                      YEAR ENDING
                      DECEMBER 31,
                      ------------
   1997.................................................  $ 4,898,891
   1998.................................................    2,151,918
   1999.................................................    1,184,368
   2000.................................................      565,859
   2001.................................................      408,676
   Thereafter...........................................      871,470
                                                          -----------
                                                          $10,081,182
                                                          ===========

  Guarantor on Franchise Credit Facility

     The Company has entered into two credit facilities which provide up to $15,000,000 and $5,000,000, under each program, in financing to Company franchisees, whose obligations under which are guaranteed by the Company. At June 30, 1997, obligations totaling approximately $1,892,000 are outstanding under these facilities. These amounts are included in the future minimum payment schedule above.

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

  Litigation

     The Company is a defendant in various lawsuits arising in the ordinary course of business. Management is of the opinion that all such matters are without merit or are of such kind, or involve such amounts, as would not have a significant effect on the financial position, results of operations or cash flows of the Company if disposed unfavorably. The Company's federal, state and local tax assessments are periodically subject to review by regulatory agencies. Management is of the opinion that where such liabilities are estimable, they do not involve amounts, which significantly exceed existing provisions.

16. CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents, notes receivable from Area Developers and Master Licensees and notes receivable from affiliates. The Company places its cash and cash equivalents with high credit quality financial institutions. At December 31, 1995 and 1996 and June 30, 1997, the Company had amounts on deposit in excess of the Federal Deposit Insurance Corporation limitations totaling approximately $12,259,000, $4,713,000 and $5,752,000, respectively. The Company has not incurred losses related to these deposits and investments.

     The Company grants notes receivable to individuals and licensees who have, in the opinion of the Company, adequate reserves to repay the notes independent of the franchise rights. Although the Company has extended terms on certain of the notes receivable they have not experienced significant credit losses to date.

17. SUBSEQUENT EVENT


     The Company intends to make a public offering of up to 2,200,000 shares of its Common Stock. Of the 2,200,000 shares of Common Stock to be offered, 1,500,000 will be issued and sold by the Company. The remaining 700,000 shares are to be sold by selling shareholders. The Company will not receive any of the proceeds from the sale of shares by the selling shareholders.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Schlotzsky's, Inc. and Subsidiaries

     In connection with our audits of the consolidated financial statements of Schlotzsky's, Inc. and Subsidiaries as of December 31, 1995 and 1996, and for each of three years in the period ended December 31, 1996, which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule included herein.

     In our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                        COOPERS & LYBRAND L.L.P.

Austin, Texas
February 28, 1997

                      SCHLOTZSKY'S, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
             FOR THE SIX-MONTH UNAUDITED PERIOD ENDED JUNE 30, 1997

                    COL. A                       COL. B             COL. C                COL. D      COL. E.
                    ------                      ---------   -----------------------      ---------   ----------
                                                                   ADDITIONS
                                                 BALANCE    -----------------------
                                                   AT       CHARGED TO   CHARGED TO                  BALANCE AT
                                                BEGINNING   COSTS AND      OTHER                       END OF
                 DESCRIPTION                    OF PERIOD    EXPENSES     ACCOUNTS       DEDUCTION     PERIOD
                 -----------                    ---------   ----------   ----------      ---------   ----------
Reserve for Notes Receivable:
  June 30, 1997 (unaudited)
    Reserve...................................  $(342,774)  $      --    $      --         $ --       $(342,774)
                                                =========   =========    =========         ====       =========
  December 31, 1996
    Reserve...................................  $(155,000)   (187,774)   $      --         $ --       $(342,774)
                                                =========   =========    =========         ====       =========
  December 31, 1995
    Reserve...................................  $      --   $      --    $(155,000)(A)     $ --       $(155,000)
                                                =========   =========    =========         ====       =========
  December 31, 1994
    Reserve...................................  $(270,000)  $      --    $(270,000)(A)     $ --       $      --
                                                =========   =========    =========         ====       =========
Deferred Interest Income -- Notes Receivable:
  June 30, 1997 (unaudited)
    Deferred interest income..................  $      --   $      --    $      --         $ --       $      --
                                                =========   =========    =========         ====       =========
  December 31, 1996
    Deferred interest income..................  $ (35,235)  $      --    $  35,235(B)      $ --       $      --
                                                =========   =========    =========         ====       =========
  December 31, 1995
    Deferred interest income..................  $(106,153)  $      --    $  70,918(B)      $ --       $ (35,235)
                                                =========   =========    =========         ====       =========
  December 31, 1994
    Deferred interest income..................  $ (72,437)  $      --    $ (33,716)(B)     $ --       $(106,153)
                                                =========   =========    =========         ====       =========

- ---------------

(A) Reserve for notes receivable was charged directly to developer fee revenue.

(B)  Deferred interest income was charged to interest income.

             ======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Prospectus Summary.....................    3
Risk Factors...........................    6
Use of Proceeds........................   12
Price Range of Common Stock............   13
Dividend Policy........................   13
Capitalization.........................   14
Selected Consolidated Financial Data...   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   16
Business...............................   27
Management.............................   37
Certain Transactions...................   43
Principal and Selling Shareholders.....   48
Description of Capital Stock...........   49
Shares Eligible For Future Sale........   52
Underwriting...........................   53
Legal Matters..........................   55
Experts................................   55
Available Information..................   55
Index to Consolidated Financial
  Statements...........................  F-1


             ======================================================

             ======================================================


                                2,200,000 SHARES


                               SCHLOTZSKY'S, INC.

                                  COMMON STOCK

                           [SCHLOTZSKY'S, INC. LOGO]

                           -------------------------
                                   PROSPECTUS
                           -------------------------
                        RAYMOND JAMES & ASSOCIATES, INC.

                         MORGAN KEEGAN & COMPANY, INC.

                         RAUSCHER PIERCE REFSNES, INC.
                                                                          , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities offered hereby:


Commission registration fee.................................  $ 13,608
NASD filing fee.............................................     4,991
Nasdaq Stock Market listing fee.............................    17,500
Accounting fees and expenses................................   100,000
Legal fees and expenses.....................................    75,000
Blue sky fees and expenses (including fees and expenses of
  counsel)..................................................     5,000
Printing and engraving fees and expenses....................   100,000
Fees of transfer agent and registrar........................     5,000
Miscellaneous...............................................    78,901
                                                              --------
          Total.............................................  $400,000
                                                              ========



     All of the foregoing, except the Commission registration fee, the NASD filing fee and the Nasdaq Stock Market listing fee, are estimated.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant has authority under Articles 2.02(A)(16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Articles of Incorporation and Bylaws allow indemnification of directors and officers to the full extent permitted by said provisions of the TBCA.

     The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interests, and, in all other cases, that his conduct was at least not opposed to the corporation's best interest; and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     Reference is also made to the Articles of Incorporation, which limit or eliminate a director's liability for monetary damages to the Registrant or its shareholders for acts or omissions in the director's capacity as a director, except that the articles of incorporation do not eliminate the liability of a director for (i) a breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or an act or omission that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute. The Registrant's Bylaws further provide that the Registrant may indemnify its officers and directors to the fullest extent permitted by law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Within the past three years, the Registrant has sold the following securities which were not registered under the Securities Act:

          (1) Between December 23, 1993 and January 25, 1995, the Company granted incentive stock options to purchase an aggregate of 446,875 shares of Common Stock to employees of the Company pursuant to the Company's 1993 Stock Option Plan.

          (2) In November, 1994, the Company granted options to purchase 4,688 shares of Common Stock to a consultant to the Company at an exercise price of $8.00 per share. Between October 28, 1996 and May 30, 1997, options to purchase 59,634 shares of Common Stock were granted to employees of the Company.

     The securities referred to in the transaction described in paragraph (1) above were issued in reliance on the exemption from registration provided by Rule 701 under the Securities Act.

     The securities described in paragraph (2) were issued in reliance on the exemption from registration under Section 4(2) of the Securities Act as transactions not involving a public offering. All such securities were subject to restrictions on transfer and appropriate restrictive legends were affixed to the certificates or instruments issued in each transaction. All recipients were furnished with, or had adequate access to, information regarding the Registrant, and none of the recipients paid consideration for their options all of which were granted at fair market value.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

         1.1*            -- Underwriting Agreement.
         3.1             -- Articles of Incorporation of the Registrant, as
                            amended.(1)
         3.2             -- Bylaws of the Registrant, as amended.(1)
         4.1             -- Specimen stock certificate evidencing the Common
                            Stock.(1)
         5.1*            -- Opinion of Hughes & Luce, L.L.P.
        10.1             -- Form of Unit Franchise Agreement entered into by the
                            Registrant and franchisees.(1)
        10.2             -- Form of Unit Development Agreement entered into by the
                            Registrant and franchisees.(1)
        10.3             -- Form of Area Developer Agreement entered into by the
                            Registrant and area developers.(1)
        10.4             -- Form of Master License Agreement entered into by the
                            Registrant and area developers.(1)
        10.5(a)          -- Form of Territorial Agreement entered into by the
                            Registrant and master licensees.(1)
        10.5(b)          -- Form of Master Development Agreement entered into by the
                            Registrant and master licensees.(1)
        10.6             -- Preferred Stock Repurchase Agreement, dated October 1993, among the Company, John C. Wooley, Jeffrey J. Wooley, and
                            the purchasers of Class A Preferred Stock.(1)

        10.7             -- Preferred Stock Purchase Agreement, dated July 20, 1994, among the Registrant and the purchasers.(1)
        10.8             -- Registration Rights Agreement, dated July 20, 1994, by
                            and between the Registrant and the shareholders named
                            therein.(1)
        10.9             -- Second Amended Agreement among Shareholders, dated July
                            20, 1994, by and among the Registrant and the
                            Shareholders described therein.(1)
        10.10            -- Loan/Compromise and Settlement Agreement, dated April 7,
                            1994, between the Federal Deposit Insurance Corporation,
                            as Receiver of Bank of the Hills, Austin, Texas, and the
                            Registrant.(1)
        10.11            -- Promissory Note, dated May 18, 1993, of the Registrant to
                            First State Bank, Austin, Texas in the original principal
                            amount of $381,249.99.(1)
        10.12(a)         -- Promissory Note, dated April 15, 1993, of the Registrant to Janet P. Newberger and Lester Baum, as trustees of the
                            1992 Newberger Family Trust, in the original principal
                            amount of $750,000.(1)
        10.12(b)         -- Promissory Note, dated March 31, 1994, by and between the
                            Registrant and Janet P. Newberger and Lester Baum,
                            co-trustees of the 1992 Newberger Family Trust.(1)
        10.12(c)         -- Second Modification Agreement, dated effective December
                            31, 1994, by and between the Registrant and Janet P.
                            Newberger and Lester Baum, as trustees of the 1992
                            Newberger Family Trust.(1)
        10.12(d)         -- Promissory Note, dated September 6, 1995, of the
                            Registrant to JanMor Corporation, in the original
                            principal amount of $400,000.(1)
        10.13            -- Promissory Note, dated February 1, 1995, of the
                            Registrant to Liberty National Bank, Austin, Texas in the
                            original principal amount $220,000, Security Agreement,
                            dated February 1, 1995 and Guarantee, dated February 1,
                            1995, by and between John C. Wooley and Liberty National
                            Bank.(1)
        10.14            -- Real Estate Lien Note and Deed of Trust, Security
                            Agreement and Financing Statement, dated March 31, 1995,
                            of the Registrant to Texas Bank, N.A. in the original
                            principal amount of $500,000.(1)
        10.15            -- Promissory Note, dated April 14, 1995, between the
                            Registrant and First State Bank in the original principal
                            amount of $2,000,000.(1)
        10.16            -- Promissory Note and Security Agreement, dated July 15,
                            1993, of the Registrant to R. M. Wilkin, Inc. in the
                            original principal amount of $450,000.(1)
        10.17            -- Commitment Letter, dated July 7, 1995, by and between
                            AT&T Commercial Finance Corporation and the Registrant in
                            an amount not to exceed $1,100,000.(1)
        10.18            -- Term Sheet, dated July 19, 1995 by and between
                            BeneVent-Noro and the Registrant.(1)
        10.19            -- Promissory Note, dated December 1, 1994, by and between
                            Bee Cave/Westbank, Ltd. and Liberty National Bank in the
                            original principal amount of $1,150,000.(1)
        10.20            -- Loan Commitment, dated July 18, 1995, by and between
                            Manns Capital Corporation and Bee Cave/Westbank, Ltd.,
                            and Letter Amendment to Permanent Loan Commitment, dated
                            July 28, 1995.(1)
        10.21            -- Promissory Note, dated August 18, 1995, by and between
                            the Registrant and First State Bank in the original
                            principal amount of $850,000.(1)
        10.22            -- Operating Lease for 218 South Lamar, dated May 27, 1994, by and between William C. Pfluger, et al. and
                            Schlotzsky's Restaurants, Inc.(1)
        10.23            -- Lease Agreement, September 8, 1995, by and between the
                            Registrant and Austin CBD 29, Inc.(1)

        10.24            -- Deed of Trust and Real Estate Lien Note, dated December
                            31, 1993, by and between Schlotzsky's Real Estate, Inc.
                            and Austin CBD Block 29, Ltd.(1)
        10.25(a)         -- Franchise Financing Program Procedures for Qualified
                            Franchisees, dated April 15, 1994, by and between Captec
                            Financial Group, Inc. and the Registrant.(1)
        10.25(b)         -- Ultimate Net Loss Agreement, dated April 15, 1994, by and between the Registrant and Captec Financial Group,
                            Inc.(1)
        10.25(c)         -- Amendment to Ultimate Net Loss Agreement, dated March 30,
                            1995.(1)
        10.26(a)         -- Franchise finance letter of understanding, dated February
                            21, 1994, by and between Stephens Franchisee Finance and
                            the Registrant.(1)
        10.26(b)         -- Franchisee Financing Agreement, dated September 1, 1994, between the Registrant and Stephens Diversified Leasing,
                            Inc.(1)
        10.27            -- Agreement, dated July 1, 1994, by and among Thomas
                            Development Corporation, Micardo, Inc. and the
                            Registrant.(1)
        10.28            -- Earnest Money Contract, dated May 20, 1994, among
                            Schlotzsky's Real Estate, Inc., William C. Pfluger, et
                            al., Schlotzsky's Restaurants, Inc., the Registrant and
                            John C. Wooley.(1)
        10.29            -- Unsecured Promissory Note, dated June 29, 1993, from John
                            C. Wooley payable to the Registrant in the original
                            principal amount of $280,000.(1)
        10.30            -- Unsecured Promissory Note, dated June 29, 1993, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $150,000.(1)
        10.31            -- Unsecured Promissory Note, dated January 1, 1993, from
                            John C. Wooley payable to the Registrant in the original
                            principal amount of $319,712.45.(1)
        10.32            -- Unsecured Promissory Note, dated January 1, 1993, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $76,540.93.(1)
        10.33            -- Unsecured Promissory Note, dated February 6, 1995, from
                            John C. Wooley payable to the Registrant in the original
                            principal amount of $131,000.(1)
        10.34            -- Unsecured Promissory Note, dated February 6, 1995, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $6,000.(1)
        10.35*           -- Schlotzsky's, Inc. 1993 Third Amended and Restated Stock
                            Option Plan of the Registrant.
        10.36(a)*        -- Employment Agreement, dated as of December 21, 1995, by and between the Registrant and John C. Wooley.
        10.36(b)*        -- Employment Agreement, dated as of December 21, 1995, by and between the Registrant and Jeffrey J. Wooley.
        10.36(c)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and Kelly R. Arnold.(1)
        10.36(d)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and Karl D. Martin.(1)
        10.37(a)         -- Indemnity Agreement, dated June 30, 1993, by and between the Registrant and John C. Wooley.(1)
        10.37(b)         -- Indemnity Agreement, dated June 30, 1993, by and between the Registrant and Jeffrey J. Wooley.(1)
        10.38            -- Form of Indemnification Agreement for Directors and
                            Officers of the Registrant.(1)
        10.39            -- Schlotzsky's 1995 Nonemployee Directors Stock Option
                            Plan, and form of Stock Option Agreement.(1)

        10.40            -- Warrant Certificate, dated March 31, 1994, of the
                            Registrant to William C. Pfluger for 75,000 warrants.(1)
        10.41            -- Confidentiality Agreement, dated December 8, 1989, by and between Bunge Foods Corporation and Schlotzsky's
                            Franchising Limited Partnership.(1)
        10.42            -- Real Estate Lien Note dated December 31, 1993, from CBD
                            Block 29, Ltd. to Schlotzsky's Real Estate, Inc. in the
                            original principal amount of $302,209.12.(1)
        10.43            -- Promissory Note, dated October 4, 1995, from the
                            Registrant to First State Bank, Austin, Texas in the
                            original principal amount of $576,000.(1)
        10.44            -- Promissory Note dated October 25, 1995, from the
                            Registrant to United Bank & Trust in the original
                            principal amount of $500,000.(1)
        10.45            -- Promissory Note dated November 1995 from Registrant and
                            Schlotzsky's Restaurants, Inc. to AT&T Commercial Finance
                            Corporation in the original principal amount of
                            $1,100,000.(1)
        10.46            -- Promissory Note dated November 17, 1995 from Registrant to Comerica Bank -- Texas in the original principal
                            amount of $245,000.(1)
        11.1*            -- Statement Regarding Computation of Per Share Earnings.
        22.1*            -- List of subsidiaries of the Registrant.
        24.1             -- Consent of Hughes & Luce, L.L.P. (included in their
                            opinion filed as Exhibit 5.1).
        24.2             -- Consent of Coopers & Lybrand L.L.P.
        25.1             -- Power of Attorney (contained on the signature page of
                            this Registration Statement).

- ---------------

 *  To be filed by amendment.

(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-98004) filed with the Securities and Exchange Commission on October 12, 1995, as amended, and incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Securities Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     In the event that the Underwriters do not exercise their option to purchase 330,000 additional shares of Common Stock to cover over-allotments, if any, or in the event that such options are partially exercised, the Registrant hereby undertakes to file a post-effective amendment to the Registration Statement deregistering all such shares as to which such options shall not have been exercised.

                                 SIGNATURE PAGE


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on September 8, 1997.


                                        SCHLOTZSKY'S, INC.

                                        By:        /s/ JOHN C. WOOLEY
                                           -------------------------------------
                                                      John C. Wooley
                                            Chairman of the Board and President


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities on the dates indicated:



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                 /s/ JOHN C. WOOLEY                    Chairman of the Board and     September 8, 1997
- -----------------------------------------------------    President, (Principal
                   John C. Wooley                        Executive Officer),
                                                         Director

               */s/ JEFFREY J. WOOLEY                  Director, Senior Vice         September 8, 1997
- -----------------------------------------------------    President and General
                  Jeffrey J. Wooley                      Counsel

                  */s/ MONICA GILL                     Chief Financial Officer       September 8, 1997
- -----------------------------------------------------    (Principal Financial
                     Monica Gill                         Officer and Principal
                                                         Accounting Officer)

                 */s/ FLOOR MOUTHAAN                   Director                      September 8, 1997
- -----------------------------------------------------
                   Floor Mouthaan

                */s/ JOHN M. ROSILLO                   Director                      September 8, 1997
- -----------------------------------------------------
                   John M. Rosillo

              */s/ RAYMOND A. RODRIGUEZ                Director                      September 8, 1997
- -----------------------------------------------------
                Raymond A. Rodriguez

               */s/ AZIE TAYLOR MORTON                 Director                      September 8, 1997
- -----------------------------------------------------
                 Azie Taylor Morton

               */s/ JOHN L. HILL, JR.                  Director                      September 8, 1997
- -----------------------------------------------------
                  John L. Hill, Jr.

               *By: /s/ JOHN C. WOOLEY
  ------------------------------------------------
                   John C. Wooley
                 As Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------

         1.1*            -- Underwriting Agreement.
         3.1             -- Articles of Incorporation of the Registrant, as
                            amended.(1)
         3.2             -- Bylaws of the Registrant, as amended.(1)
         4.1             -- Specimen stock certificate evidencing the Common
                            Stock.(1)
         5.1*            -- Opinion of Hughes & Luce, L.L.P.,
        10.1             -- Form of Unit Franchise Agreement entered into by the
                            Registrant and franchisees.(1)
        10.2             -- Form of Unit Development Agreement entered into by the
                            Registrant and franchisees.(1)
        10.3             -- Form of Area Developer Agreement entered into by the
                            Registrant and area developers.(1)
        10.4             -- Form of Master License Agreement entered into by the
                            Registrant and area developers.(1)
        10.5(a)          -- Form of Territorial Agreement entered into by the
                            Registrant and master licensees.(1)
        10.5(b)          -- Form of Master Development Agreement entered into by the
                            Registrant and master licensees.(1)
        10.6             -- Preferred Stock Repurchase Agreement, dated October,
                            1993, among the Company, John C. Wooley, Jeffrey J.
                            Wooley, and the purchasers of Class A Preferred Stock.(1)
        10.7             -- Preferred Stock Purchase Agreement, dated July 20, 1994, among the Registrant and the purchasers.(1)
        10.8             -- Registration Rights Agreement, dated July 20, 1994, by
                            and between the Registrant and the shareholders named
                            therein.(1)
        10.9             -- Second Amended Agreement among Shareholders, dated July
                            20, 1994, by and among the Registrant and the
                            Shareholders described therein.(1)
        10.10            -- Loan/Compromise and Settlement Agreement, dated April 7,
                            1994, between the Federal Deposit Insurance Corporation,
                            as Receiver of Bank of the Hills, Austin, Texas, and the
                            Registrant.(1)
        10.11            -- Promissory Note, dated May 18, 1993, of the Registrant to
                            First State Bank, Austin, Texas in the original principal
                            amount of $381,249.99.(1)
        10.12(a)         -- Promissory Note, dated April 15, 1993, of the Registrant to Janet P. Newberger and Lester Baum, as trustees of the
                            1992 Newberger Family Trust, in the original principal
                            amount of $750,000.(1)
        10.12(b)         -- Promissory Note, dated March 31, 1994, by and between the
                            Registrant and Janet P. Newberger and Lester Baum,
                            co-trustees of the 1992 Newberger Family Trust.(1)
        10.12(c)         -- Second Modification Agreement, dated effective December
                            31, 1994, by and between the Registrant and Janet P.
                            Newberger and Lester Baum, as trustees of the 1992
                            Newberger Family Trust.(1)
        10.12(d)         -- Promissory Note, dated September 6, 1995, of the
                            Registrant to JanMor Corporation, in the original
                            principal amount of $400,000.(1)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.13            -- Promissory Note, dated February 1, 1995, of the
                            Registrant to Liberty National Bank, Austin, Texas in the
                            original principal amount $220,000, Security Agreement,
                            dated February 1, 1995 and Guarantee, dated February 1,
                            1995, by and between John C. Wooley and Liberty National
                            Bank.(1)
        10.14            -- Real Estate Lien Note and Deed of Trust, Security
                            Agreement and Financing Statement, dated March 31, 1995,
                            of the Registrant to Texas Bank, N.A. in the original
                            principal amount of $500,000.(1)
        10.15            -- Promissory Note, dated April 14, 1995, between the
                            Registrant and First State Bank in the original principal
                            amount of $2,000,000.(1)
        10.16            -- Promissory Note and Security Agreement, dated July 15,
                            1993, of the Registrant to R. M. Wilkin, Inc. in the
                            original principal amount of $450,000.(1)
        10.17            -- Commitment Letter, dated July 7, 1995, by and between
                            AT&T Commercial Finance Corporation and the Registrant in
                            an amount not to exceed $1,100,000.(1)
        10.18            -- Term Sheet, dated July 19, 1995 by and between
                            BeneVent-Noro and the Registrant.(1)
        10.19            -- Promissory Note, dated December 1, 1994, by and between
                            Bee Cave/Westbank, Ltd. and Liberty National Bank in the
                            original principal amount of $1,150,000.(1)
        10.20            -- Loan Commitment, dated July 18, 1995, by and between
                            Manns Capital Corporation and Bee Cave/Westbank, Ltd.,
                            and Letter Amendment to Permanent Loan Commitment, dated
                            July 28, 1995.(1)
        10.21            -- Promissory Note, dated August 18, 1995, by and between
                            the Registrant and First State Bank in the original
                            principal amount of $850,000.(1)
        10.22            -- Operating Lease for 218 South Lamar, dated May 27, 1994, by and between William C. Pfluger, et al. and
                            Schlotzsky's Restaurants, Inc.(1)
        10.23            -- Lease Agreement, September 8, 1995, by and between the
                            Registrant and Austin CBD 29, Inc.(1)
        10.24            -- Deed of Trust and Real Estate Lien Note, dated December
                            31, 1993, by and between Schlotzsky's Real Estate, Inc.
                            and Austin CBD Block 29, Ltd.(1)
        10.25(a)         -- Franchise Financing Program Procedures for Qualified
                            Franchisees, dated April 15, 1994, by and between Captec
                            Financial Group, Inc. and the Registrant.(1)
        10.25(b)         -- Ultimate Net Loss Agreement, dated April 15, 1994, by and between the Registrant and Captec Financial Group,
                            Inc.(1)
        10.25(c)         -- Amendment to Ultimate Net Loss Agreement, dated March 30,
                            1995.(1)
        10.26(a)         -- Franchise finance letter of understanding, dated February
                            21, 1994, by and between Stephens Franchisee Finance and
                            the Registrant.(1)
        10.26(b)         -- Franchisee Financing Agreement, dated September 1, 1994, between the Registrant and Stephens Diversified Leasing,
                            Inc.(1)
        10.27            -- Agreement, dated July 1, 1994, by and among Thomas
                            Development Corporation, Micardo, Inc. and the
                            Registrant.(1)
        10.28            -- Earnest Money Contract, dated May 20, 1994, among
                            Schlotzsky's Real Estate, Inc., William C. Pfluger, et
                            al., Schlotzsky's Restaurants, Inc., the Registrant and
                            John C. Wooley.(1)
        10.29            -- Unsecured Promissory Note, dated June 29, 1993, from John
                            C. Wooley payable to the Registrant in the original
                            principal amount of $280,000.(1)
        10.30            -- Unsecured Promissory Note, dated June 29, 1993, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $150,000.(1)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        10.31            -- Unsecured Promissory Note, dated January 1, 1993, from
                            John C. Wooley payable to the Registrant in the original
                            principal amount of $319,712.45.(1)
        10.32            -- Unsecured Promissory Note, dated January 1, 1993, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $76,540.93.(1)
        10.33            -- Unsecured Promissory Note, dated February 6, 1995, from
                            John C. Wooley payable to the Registrant in the original
                            principal amount of $131,000.(1)
        10.34            -- Unsecured Promissory Note, dated February 6, 1995, from
                            Jeffrey J. Wooley payable to the Registrant in the
                            original principal amount of $6,000.(1)
        10.35            -- Schlotzsky's, Inc. 1993 Third Amended and Restated Stock
                            Option Plan of the Registrant.*
        10.36(a)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and John C. Wooley.(1)
        10.36(b)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and Jeffrey J. Wooley.(1)
        10.36(c)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and Kelly R. Arnold.(1)
        10.36(d)         -- Employment Agreement, dated January 1, 1994, by and
                            between the Registrant and Karl D. Martin.(1)
        10.37(a)         -- Indemnity Agreement, dated June 30, 1993, by and between the Registrant and John C. Wooley.(1)
        10.37(b)         -- Indemnity Agreement, dated June 30, 1993, by and between the Registrant and Jeffrey J. Wooley.(1)
        10.38            -- Form of Indemnification Agreement for Directors and
                            Officers of the Registrant.(1)
        10.39            -- Schlotzsky's 1995 Nonemployee Directors Stock Option
                            Plan, and form of Stock Option Agreement.(1)
        10.40            -- Warrant Certificate, dated March 31, 1994, of the
                            Registrant to William C. Pfluger for 75,000 warrants.(1)
        10.41            -- Confidentiality Agreement, dated December 8, 1989, by and between Bunge Foods Corporation and Schlotzsky's
                            Franchising Limited Partnership.(1)
        10.42            -- Real Estate Lien Note dated December 31, 1993, from CBD
                            Block 29, Ltd. to Schlotzsky's Real Estate, Inc. in the
                            original principal amount of $302,209.12.(1)
        10.43            -- Promissory Note, dated October 4, 1995, from the
                            Registrant to First State Bank, Austin, Texas in the
                            original principal amount of $576,000.(1)
        10.44            -- Promissory Note dated October 25, 1995, from the
                            Registrant to United Bank & Trust in the original
                            principal amount of $500,000.(1)
        10.45            -- Promissory Note dated November 1995 from Registrant and
                            Schlotzsky's Restaurants, Inc. to AT&T Commercial Finance
                            Corporation in the original principal amount of
                            $1,100,000.(1)
        10.46            -- Promissory Note dated November 17, 1995 from Registrant to Comerica Bank -- Texas in the original principal
                            amount of $245,000.(1)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
        11.1*            -- Statement Regarding Computation of Per Share Earnings.
        22.1*            -- List of subsidiaries of the Registrant.
        24.1             -- Consent of Hughes & Luce, L.L.P. (included in their
                            opinion filed as Exhibit 5.1).
        24.2             -- Consent of Coopers & Lybrand L.L.P.
        25.1             -- Power of Attorney (contained on the signature page of
                            this Registration
                            Statement).

- ---------------

 *  To be filed by amendment.

(1) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-98004) filed with the Securities and Exchange Commission on October 12, 1995, as amended, and incorporated herein by reference.